Exhibit 10.1

Deal CUSIP: 68347UAA0
Term Loan CUSIP: 68347UAB8
Revolving Loan CUSIP: 68347UAC6

CREDIT AND GUARANTEE AGREEMENT
_________________________________________________
Dated as of September 1, 2023

among

OPAL FUELS INTERMEDIATE HOLDCO LLC,
as Borrower

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

BANK OF AMERICA, N.A.,
as Administrative Agent

APTERRA INFRASTRUCTURE CAPITAL LLC, BARCLAYS BANK PLC, BofA SECURITIES, INC., CELTIC BANK CORPORATION, CITIBANK, N.A., JP MORGAN CHASE BANK, N.A., INVESTEC INC. and ICBC STANDARD BANK PLC
as Joint Lead Arrangers

APTERRA INFRASTRUCTURE CAPITAL LLC,
as Sole Bookrunner

and

CERTAIN FINANCIAL INSTITUTIONS PARTY HERETO FROM TIME TO TIME
as Lenders and LC Issuer
________________________________________

$500,000,000 Senior Secured Facilities

        [OPAL Fuels Credit Agreement]

TABLE OF CONTENTS
    i    [OPAL Fuels Credit Agreement]

    ii    [OPAL Fuels Credit Agreement]

    iii    [OPAL Fuels Credit Agreement]

Schedules and Exhibits:
Schedule 1        Lenders Schedule
Schedule 2        Disclosure Schedule
Schedule 3        Qualified Projects Schedule
Schedule 4        Security Schedule
Schedule 5        Pre-Qualified Projects Schedule

Exhibit A        Form of Joinder Agreement
Exhibit B        Form of Borrowing Notice
Exhibit C        Form of Continuation/Conversion Notice
Exhibit D        Form of Compliance Certificate
Exhibit E        Form of Assignment and Assumption
    iv    [OPAL Fuels Credit Agreement]

Exhibit F-1 to F-4    Tax Forms

    v    [OPAL Fuels Credit Agreement]

CREDIT AND GUARANTEE AGREEMENT
THIS CREDIT AND GUARANTEE AGREEMENT is made as of September 1, 2023, by and among OPAL Fuels Intermediate HoldCo LLC, a Delaware limited liability company (“Borrower”), each entity party hereto under the caption “Guarantors” (collectively, “Initial Guarantors”), Bank of America, N.A., as Administrative Agent, the LC Issuers referred to below and the Lenders referred to below.

W I T N E S S E T H:
In consideration of the mutual covenants and agreements contained herein, in consideration of the Loans to be made available by Lenders and the Letters of Credit to be made available by LC Issuer to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I - Definitions and References
Section 1.1.    Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:
“Acceptable L/C Issuer” means (a) any Revolving Lender or any of their Affiliates or (b) any bank or financial institution acceptable to the Administrative Agent which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of any two of the following: (i) at least A3 or better by Moody’s, (ii) at least A- or better by S&P and/or (iii) at least A- or better by Fitch, at the time it issues a Letter of Credit.
“Additional Qualified Construction Projects” means, collectively, any Proposed Additional Construction Project deemed an “Additional Qualified Construction Project” pursuant to Section 4.3.
“Adjusted Base Rate” means, on any day, the per annum rate equal to the sum of (a) the Base Rate for such day plus (b) the Applicable Margin for such day.
“Adjusted SOFR Rate” means, for any SOFR Loan for any day during any Interest Period therefor, the rate per annum equal to the sum of (a) the Applicable Margin for such day plus (b) Term SOFR for such Interest Period.
“Administrative Agent” means Bank of America, N.A., as Administrative Agent hereunder, and its successors and permitted assigns in such capacity.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Advance Funds” has the meaning specified in Section 4.1.
“Advance Funding Arrangements” means any arrangements requested by the Borrower and acceptable to the Administrative Agent in its sole discretion for the delivery of funds by Lenders to or for the account of the Administrative Agent for safekeeping pending their delivery by the Administrative Agent to the Borrower on the Closing Date to fund Loans of such Lenders on such date.
“Advance Funding Documentation” means such deposit account documentation, securities account agreements, custodial agreements, security agreements, funding indemnities or other documentation as the Administrative Agent may reasonably require in connection with Advance Funding Arrangements.
        [OPAL Fuels Credit Agreement]

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliate Lenders” means, collectively, the Sponsor and its respective Affiliates (other than Parent, the Borrower and their respective Subsidiaries, and any natural person).
“Agents” means, collectively, the Administrative Agent and the Collateral Agent.
“Agent Parties” has the meaning given to such term in Section 11.3(d).
“Agreement” means this Credit Agreement.
“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to any Restricted Person from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, each as amended.
“Anti-Money Laundering Laws” means all Laws of any jurisdiction applicable to any Restricted Person from time to time concerning or relating to terrorism financing or money laundering, including the Bank Secrecy Act, as amended by the Patriot Act.
“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.
“Applicable Margin” means, (a) in the case of Base Rate Loans, (i) on and from the Closing Date until (but excluding) the date which is the third-year anniversary of the Closing Date, 2.50%, (ii) on and from the date which is the third-year anniversary of the Closing Date until (but excluding) the date which is the fourth-year anniversary of the Closing Date, 2.75% and (iii) on and from the date that is the fourth-year anniversary of the Closing Date, 3.00%; and (b) in the case of SOFR Loans, (i) on and from the Closing Date until (but excluding) the date which is the third-year anniversary of the Closing Date, 3.50%, (ii) on and from the date which is the third-year anniversary of the Closing Date until (but excluding) the date which is the fourth-year anniversary of the Closing Date, 3.75% and (iii) on and from the date that is the fourth-year anniversary of the Closing Date, 4.00%.
“Applicable Percentage” means with respect to any Lender and in respect of any Class at any time, the percentage (carried out to the ninth decimal place) of the total Commitments of such Class represented by such Lender’s Commitment of such Class at such time, subject to adjustment as provided in Section 2.18. If the Commitment of each Lender to make Loans and the obligation of LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 9.2 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on the Lenders Schedule or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means each of (a) Apterra Infrastructure Capital LLC, Barclays Bank PLC, BofA Securities, Inc., Celtic Bank Corporation, JP Morgan Chase Bank, N.A., ICBC Standard Bank plc, Investec Inc. and Citibank, N.A. as joint lead arrangers and (b) Apterra Infrastructure Capital LLC as sole bookrunner.
    2    [OPAL Fuels Credit Agreement]

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.5), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Assumed Tax Rate” shall mean the highest combined marginal U.S. federal, state and local income tax rates (including any applicable Medicare contribution tax on certain investment income under Section 1411 of the Code) for an individual or corporation resident in any state of the United States for a taxable year taking into account any deductibility of state and local income taxes as applicable and permitted by law at the time for U.S. federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code (if applicable) and the character (e.g., long-term or short-term gain or ordinary or exempt income) of the applicable income.
“Availability” means, as of any date of determination, an amount equal to (a) the aggregate Term Loan Commitment minus the aggregate principal amount of outstanding Term Loans, or (b) the aggregate Revolving Credit Commitments minus the aggregate principal amount of outstanding Revolving Loans and the aggregate amount of LC Obligations, as applicable.
“Available Draw Amount” means, as of any date of determination with respect to any letter of credit, the amount available to be drawn thereunder on such date; provided, that, if such letter of credit is subject to an Exception Event the amount available to be drawn thereunder shall be deemed to be zero.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable affected Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (c) Term SOFR for 1-month plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.19 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest at the Adjusted Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. Section 1010.230.
“Benefit Plan” means (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code, or (iii) an entity deemed to hold “plan
    3    [OPAL Fuels Credit Agreement]

assets” (within the meaning of Section 3(42) of ERISA) of any such plan or account for purposes of ERISA or the Internal Revenue Code.
“Borrower” has the meaning given to such term in the preamble to this Agreement.
“Borrower Materials” has the meaning given to such term in Section 6.2.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period.
“Borrowing Notice” means a notice of a Borrowing, pursuant to Section 2.2, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.
“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that should, in accordance with GAAP, appear as a liability on the balance sheet of such Person. Notwithstanding anything to the contrary above in the definition of “Capital Lease Obligations”, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of Accounting Standards Codification 842 shall continue to be accounted for as operating leases hereunder or under any other Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with Accounting Standards Codification 842 (on a prospective or retroactive basis or otherwise) to be treated as capital leases, unless the parties hereto shall enter into a mutually acceptable amendment addressing such requirement.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers and the Lenders, as collateral for LC Obligations, or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent or the LC Issuers shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the LC Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Equivalents” means Investments in:
(a)    marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;
(b)    demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company that is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S&P;
(c)    repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;
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(d)    open market commercial paper, maturing within 270 days after acquisition thereof, rated in the highest grade by Moody’s or S&P;
(e)    money market or other mutual funds (i) that are rated Aa2 or better by Moody’s or AA or better by S&P or (ii) substantially all of the assets of which comprise securities of the types described in subsections (a) through (d) above; and
(f)    deposits held within insured cash sweep accounts at FDIC member banks.
“Cash Flow” means, with respect to the Borrower and the Restricted Persons on a Consolidated basis, for any period of determination, the sum of (a) EBITDA for such period, plus (b) proceeds of any dispositions of any investment tax credits received by any Restricted Person (other than a Restricted Joint Venture, except to the extent distributed to a Guarantor or Borrower) in cash during such period.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender Party or an Affiliate of a Lender Party, in its capacity as a party to such Cash Management Agreement.
“Casualty Event” means any event that gives rise to the receipt by any Restricted Person of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“CFC” means a controlled foreign corporation (as such term is defined in Section 957 of the Internal Revenue Code).
“Change in Control” means:
(a)    (i) Fortistar LLC and its Affiliates and (ii) any Qualified Transferees, collectively, shall cease to own and Control, on a fully diluted basis, directly or indirectly, more than fifty percent (50.1%) of the voting interest in the Equity of, or otherwise control the management and operations of, the Borrower; and
(b)    Fortistar LLC ceases to own and Control more than 50% of the direct or indirect voting interests in the Equity of Borrower held by it as of the Closing Date.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Class” when used in reference to:
(a)    any Loan or Borrowing, shall refer to whether such Loan, or the Loans constituting such Borrowing, are Term Loans or Revolving Loans; and
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(b)    any Commitment, shall refer to whether such Commitment is a Term Loan Commitment or Revolving Credit Commitment.
“Closing Costs” means all transaction costs, fees and expenses in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
“Closing Date” means the date on which all of the conditions precedent set forth in Sections 4.1 and 4.2 shall have been satisfied or waived.
“CME” means CME Group Benchmark Administration Limited.
“Closing Date Financial Model” has the meaning given to such term in Section 4.1(h).
“CNG Fueling Stations” means, collectively, each compressed natural gas fueling station owned by a Restricted Person.
“Collateral” means all Property of any kind that is subject to a Lien in favor of Secured Parties (or in favor of Administrative Agent for the benefit of Secured Parties) or that, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures the Secured Obligations; provided, however, that the Collateral shall not include the Excluded Assets.
“Collateral Agent” has the meaning set forth in Section 10.1(b).
“Collections Account” means a securities or deposit account of the Borrower established with a Depositary Bank, subject to a Deposit Account Control Agreement as provided in Section 6.14 and designated as the “Collections Account” in writing by the Borrower to the Administrative Agent and the Collateral Agent.
“Commitment” means, for each Lender, the Term Loan Commitment or Revolving Credit Commitment of such Lender.
“Commitment Fee Rate” means 0.75%.
“Commitment Period” means the Term Loan Commitment Period or the Revolving Credit Commitment Period, as the case may be.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Commodity Hedging Agreement” means any Swap providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving commodities or commodity prices (including electric energy, renewable natural gas and environmental credits and their prices).
“Completion Date” means, with respect to any Qualified Construction Project, the date such Qualified Construction Project achieves “substantial completion” or the equivalent under its EPC Contract.
“Compliance Certificate” means a certificate in the form of Exhibit D required to be delivered pursuant to Section 6.2(d).
“Condemnation Event” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action by any Governmental Authority or other Person relating to all or any assets of any Restricted Person.
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“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, Liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, Liabilities, etc. of such Person and its properly consolidated Subsidiaries.
“Consolidated Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Persons outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a Consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, purchase money indebtedness, and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments and, without duplication, (a) guaranties by such Person excluding any guaranty of the Obligations by such Person and (b) Liabilities in respect of dispositions of investment tax credits that have been recaptured.
“Consolidated Debt to Cash Flow Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt (minus Unrestricted Cash in an amount not to exceed $20,000,000) to (b) Cash Flow of the Restricted Persons for the four (4) most recently ended Fiscal Quarters; provided that for purposes of calculating the Consolidated Debt to Cash Flow Ratio, (i) Cash Flow for the Fiscal Quarter ended March 31, 2023 shall be deemed to be $8,236,000, (ii) Cash Flow for the Fiscal Quarter ended June 30, 2023 shall be deemed to be $11,551,000 and (iii) Cash Flow for the Fiscal Quarter ended September 30, 2023 shall be calculated to give effect to any “Cash Flow” from Restricted Persons that were not Consolidated with the Borrower for the entirety of such Fiscal Quarter but which have become Consolidated with the Borrower as of the Closing Date, as calculated in good faith and certified by a Responsible Officer of the Borrower.
“Continuation” shall refer to the continuation pursuant to Section 2.3 hereof of a SOFR Loan as a SOFR Loan from one Interest Period to the next Interest Period.
“Continuation/Conversion Notice” means a notice of (a) a continuation, or (b) a conversion of Loans from one Type to the other, pursuant to Section 2.3, which shall be substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion” shall refer to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan.
“Covered Party” has the meaning given to such term in Section 11.15.
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“Credit Underwriting Assumptions” means, in respect of any financial model or other projections delivered hereunder, that such financial model or projections shall demonstrate (a) amortization that achieves an aggregate principal amount outstanding with respect to the Term Loans on the Maturity Date of no greater than $240,000,000, (b) pro forma compliance with the Financial Performance Covenants and (c) pricing for each of the environmental credits and commodities listed below, as reported by ICF International, Inc. or a successor or replacement third party data source reasonably acceptable to Administrative Agent and Borrower (the “Price Reporting Source”), is equal to or in excess of the thresholds set forth below:

Environmental Credit / Commodity	Price
D3 RINs	$1.50
LCFS Credits	$70.00
Natural Gas	$2.00

“Cure Amount” has the meaning given to such term in Section 7.13(c).
“Cure Right” has the meaning given to such term in Section 7.13(c).
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debt Payment Deficiency” has the meaning set forth in Section 6.14(e)(i).
“Debt Service” means, for any period, the sum, computed without duplication, of the following: (a) all scheduled principal amounts of the Term Loans payable by the Borrower (excluding any mandatory prepayment payable during such period pursuant to Section 2.6, and the payment of principal due on the Maturity Date) plus (b) all amounts payable by the Borrower in respect of Interest Expense for such period.
“Debt Service Coverage Ratio” means, as of any date of determination and for the four Fiscal Quarter period most recently ended, the ratio of (a) Cash Flow for such period to (b) Debt Service for such period; provided that for purposes of calculating the Debt Service Coverage Ratio, (i)(A) Cash Flow for the Fiscal Quarter ended March 31, 2023 shall be deemed to be $8,236,000, (B) Cash Flow for the Fiscal Quarter ended June 30, 2023 shall be deemed to be $11,551,000 and (iii) Cash Flow for the Fiscal Quarter ended September 30, 2023 shall be calculated to give effect to any “Cash Flow” from Restricted Persons that were not Consolidated with the Borrower for the entirety of such Fiscal Quarter but which have become Consolidated with the Borrower as of the Closing Date, as calculated in good faith and certified by a Responsible Officer of the Borrower and (ii)(A) Debt Service for the Fiscal Quarter ended March 31, 2023 shall be deemed to be $8,794,000, (B) Debt Service for the Fiscal Quarter ended June 30, 2023 shall be deemed to be $8,914,000 and (C) Debt Service for the Fiscal Quarter ended September 30, 2023 shall be deemed to be an amount equal to the Debt Service that would have been payable had the Term Loan to be made on the Closing Date been outstanding for the entirety of such Fiscal Quarter.
“Debt Service Reserve Account” means a securities or deposit account of the Borrower established with a Depositary Bank in consultation with the Administrative Agent and designated as the “Debt Service Reserve Account” in writing by the Borrower to the Administrative Agent and the Collateral Agent (it being understood, for avoidance of doubt, that any such account established pursuant to the foregoing, while serving as the Debt Service Reserve Account, shall be subject to a Deposit Account Control Agreement as provided in Section 6.14).
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“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any Event of Default and any default, event or condition that would, with the giving of any requisite notices or the passage of any requisite periods of time, or both, constitute an Event of Default.
“Default Rate” means, at the time in question, (a) with respect to any Base Rate Loan, the rate per annum equal to 2.0% above the Adjusted Base Rate then in effect for such Loan, (b) with respect to any SOFR Loan, the rate per annum equal to 2.0% above the Adjusted SOFR Rate then in effect for such Loan and (c) with respect to any interest, fee or other amount payable by the Borrower hereunder that is overdue, the rate per annum equal to 2.0% above the Adjusted Base Rate then in effect.
“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participation in Letters of Credit or (iii) pay over to any of the Lenders or the Administrative Agent any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified Borrower, the Administrative Agent or any other Lender in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after request by the Administrative Agent or Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it and the Borrower, or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Delayed Draw Term Loan Permitted Use” means any of the following:
(a)    either (i) in connection with the final draw of Term Loans hereunder or (ii) within ten (10) Business Days prior to the expiration of the Term Loan Commitment Period, to make a distribution to the Sponsor to pay the obligations of the Sponsor under its Preferred Equity;
(b)    to finance Project Costs of the Restricted Persons in connection with a Qualified Construction Project; and
(c)    to finance capital expenditures of the Restricted Persons in connection with CNG Fueling Stations, in an aggregate amount not to exceed $40,000,000.
    9    [OPAL Fuels Credit Agreement]

“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with a depository institution.
“Deposit Account Control Agreement” means any account control agreement dated on or about the Closing Date among any Restricted Person, the Collateral Agent, and the applicable Depositary Bank, in form and substance reasonably satisfactory to the Administrative Agent, which shall be in the form of a “springing” or “with activation” control agreement permitting Borrower access to such account unless an Event of Default is continuing.
“Depositary Bank” means any bank or financial institution with which a Secured Account is maintained pursuant to a Deposit Account Control Agreement.
“Disclosure Schedule” means Schedule 2 hereto.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Institution” means, on any date, any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) after the date hereof, any Person that is clearly identifiable as an Affiliate of any such designated person pursuant to clause (a) on the basis of such Person’s name; provided, that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.
“Distributable Cash” means, for any period of determination, for the Restricted Persons (determined on a consolidated basis):
(i)    Cash Flow (without giving effect to any pro forma adjustments, and excluding the Consolidated net income of any Restricted Joint Venture, except to the extent distributed to a Restricted Person that is not a Restricted Joint Venture); minus
(ii)    Debt Service paid in cash during such period and, to the extent not reflected in Debt Service, (A) fees, expenses and charges incurred in respect of financing activities (including commissions, discounts and closing fees), (B) payments made in respect of non-speculative Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate or commodity risk (including electric energy, renewable natural gas and environmental credits risk), and (C) breakage costs and prepayment premiums; minus
(iii)    mandatory prepayments made pursuant to Sections 2.6(a), (b), (c) or (e); minus
(iv)    voluntary prepayments made on Indebtedness during such period (including voluntary payments made on the Revolving Loans accompanied by a corresponding permanent reduction of the Revolving Credit Commitments); minus
(v)    amounts described in Sections 7.7(a), (b) and (d); minus
(vi)    maintenance capital expenditures made during such period (other than capital expenditures financed with long-term Indebtedness (other than revolving Indebtedness)); plus (or minus)
(vii)    Net Changes in Working Capital.
“Distribution” means (a) any dividend or other distribution of any Property made by a Restricted Person on or in respect of any Equity in such Restricted Person or any other Restricted Person, or (b) any
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payment made by a Restricted Person to purchase, redeem, acquire, retire, cancel, or terminate any Equity in such Restricted Person or any other Restricted Person.
“Distribution Conditions” has the meaning given to such term in Section 7.7(f).
“Dollar” and “$” mean lawful currency of the United States of America.
“DSR Letters of Credit” means (a) a Letter of Credit or (b) each irrevocable standby letter of credit in favor of the Collateral Agent for the benefit of the Secured Parties issued by an Acceptable L/C Issuer, for which no Restricted Person is the account party in respect of such letter of credit or otherwise liable in respect of any reimbursement payments for any drawings under such letter of credit or any other costs associated therewith and, in each case for clauses (a) and (b), which (i) provides the Collateral Agent with draw rights as provided in Section 6.14(e) and (ii) is, at the time of issuance thereof, otherwise in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent.
“DSRA Amount” shall mean, with respect to a date, the amount of (i) regularly scheduled payments of interest in respect of Term Loans pursuant to Section 2.4(e) and (ii) regularly scheduled payments of principal pursuant to Section 2.11(a) (excluding the payment of principal due on the Maturity Date) scheduled to be due during the six (6) month period commencing on the day after such date.
“DSRA Excess” means the amount, if any, by which (a) the sum of (i) the balance of cash and Cash Equivalents in the Debt Service Reserve Account plus (ii) all Available Draw Amounts in respect of all DSR Letters of Credit held by the Collateral Agent exceeds (b) the DSRA Amount.
“EBITDA” means, with respect to any period for any Person, the Consolidated net income of such Person for such period, plus (i) without duplication and to the extent deducted in the calculation of Consolidated net income for such period, the sum of: (A) taxes imposed on or measured by income and franchise taxes paid or accrued; (B) Interest Expense; (C) depreciation and amortization; (D) any non-cash losses or charges on any Swap resulting from the requirements of FASB ASC 815 for that period; (E) both (I) losses from sales or other Dispositions of assets (other than sales in the ordinary course of business) and (II) other non-cash extraordinary or non-recurring losses; (F) other non-cash charges for such period ((I) including non-cash accretion of asset retirement obligations in accordance with FASB ASC 410, Accounting for Asset Retirement and Environmental Obligations, unrealized losses on Swaps, accretion expense, deferred royalty expense and impairment expense, but (II) excluding accruals for cash expenses in the ordinary course of business); (G) all Closing Costs to the extent paid in cash and not to exceed $14,000,000 in the aggregate; (H) the aggregate amount of cash paid for Major Maintenance Costs related to renewable power projects; and (I) any net equity losses of the Borrower and its Consolidated Subsidiaries attributable to Equity interests held by the Borrower and its Consolidated Subsidiaries in Persons that are not Consolidated Subsidiaries; plus (ii) without duplication and to the extent not otherwise included in Consolidated net income for such period, the amount of cash distributions actually received during such period by the Borrower or such Restricted Person (other than any Restricted Joint Venture) in respect of Equity interests held in Restricted Joint Ventures; minus (iii) without duplication and to the extent included in the calculation of Consolidated net income for such period, the sum of: (A) any non-cash gains on any Swaps resulting from the requirements of FASB ASC 815 for that period; (B) extraordinary or non-recurring non-cash gains; (C) gains from Dispositions of assets (other than sales in the ordinary course of business); (D) other non-cash gains increasing Consolidated net income for such period (excluding accruals for cash revenues in the ordinary course of business); (E) cash payments made (or incurred) on account of any non-cash charges added back to EBITDA pursuant to clause (i)(D), clause (i)(E) or clause (i)(F) in a previous four Fiscal Quarter period (including cash payments on account of previously deferred royalty expenses); (F) any net equity earnings of the Borrower and its Consolidated Subsidiaries attributable to Equity interests held by the Borrower and its Consolidated Subsidiaries in Persons that are not Consolidated Subsidiaries and (G) any Distributions made pursuant to Section 7.7(b); and minus to the extent otherwise included in Consolidated net income, the net income of any Restricted Joint Venture, except to the extent of cash distributions actually received during such period by the Borrower or such Restricted Person (other than a Restricted Joint Venture). Notwithstanding the foregoing, with respect to the calculation of the EBITDA of a Restricted Joint Venture solely for purposes of calculating compliance with the Financial Performance Covenants, the Consolidated EBITDA of Borrower and the Restricted Persons (without duplication and to the extent not otherwise included in
    11    [OPAL Fuels Credit Agreement]

Consolidated net income for such period) shall include (x) in the case of a Restricted Joint Venture in which the Borrower has a direct or indirect Equity interest equal to or greater than 50%, that portion of the EBITDA of such Restricted Joint Venture to which a Restricted Person (other than another Restricted Joint Venture) is properly allocated pursuant to the Organizational Documents of such Restricted Joint Venture or (y) in the case of a Restricted Joint Venture in which the Borrower has a direct or indirect Equity interest of less than 50%, the amount of actual cash distributions received by a Restricted Person (other than a Restricted Joint Venture) during such period from such Restricted Joint Venture; provided further, that, the aggregate amount of EBITDA for Restricted Joint Ventures in which the Borrower has a direct or indirect Equity interest of less than 50% shall constitute no more than 15% of the aggregate EBITDA to be used in the calculation of such Financial Performance Covenants.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning given to such term in Section 11.9.
“Electronic Record” has the meaning given to such term in Section 11.9.
“Electronic Signature” has the meaning given to such term in Section 11.9.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other commercial bank, insurance company, finance company, financial institution, fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person), or (ii) the Sponsor, the Parent, any Restricted Person or any Affiliate or Subsidiary of the Sponsor, Parent or a Restricted Person (other than an Affiliate Lender). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.5(k).
“Eligible Contract Participant” means, with respect to any Swap, a Person that is an “eligible contract participant”, as defined in the Commodity Exchange Act, with respect to such Swap.
“Environmental Laws” means any and all Laws relating to the environment, the protection of human health (to the extent related to exposure to Hazardous Materials) or to the manufacture, use, storage, disposal, emissions, discharges, releases or threatened releases of Hazardous Materials into the environment including ambient air, surface water, ground water, or land.
“Equity” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.
    12    [OPAL Fuels Credit Agreement]

“ERISA Affiliate” means each member of a controlled group of corporations or each trade or business (whether or not incorporated) under common control with any Restricted Person that, together with such Restricted Person, is (or was at any time in the past six years) treated as a single employer under Section 414 of the Internal Revenue Code.
“ERISA Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and maintained, contributed to or required to be contributed to by any Restricted Person or ERISA Affiliate or with respect to which any Restricted Person has a fixed or contingent liability.
“ERISA Plan Funding Rules” means the rules in the Internal Revenue Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions to ERISA Plans as set forth in Sections 412, 430 and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA (and as set forth in Section 412 of the Internal Revenue Code and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning given to such term in Section 9.1.
“Exception Event” has the meaning set forth in Section 6.14(c)(ii).
“Excluded Account” means:
(i)    any deposit account, securities account, commodities account or other account of any Restricted Joint Venture;
(ii)    any deposit account, securities account, commodities account or other account of any Restricted Person (and all cash, cash equivalents and other securities or investments held therein) exclusively used for all or any of the following purposes: payroll, employee benefits, withholding taxes, third party escrows or security deposits, customs, insurance accounts, other fiduciary purposes or compliance with legal requirements, to the extent such legal requirements prohibit the granting of a Lien thereon;
(iii)    funds on deposit in deposit accounts, securities accounts, commodities accounts or other accounts, in each case to the extent of proceeds of RINs that are payable to Persons that are not Affiliated with Sponsor, Borrower or any Restricted Person pursuant to a contractual obligation of Borrower or such Restricted Person entered into in the ordinary course of business and consistent with past practices of the Restricted Persons; and
(iv)    cash accounts of any Restricted Person with an average daily balance in any month which does not exceed more than $500,000 at any time for any single account, or $2,000,000 in the aggregate.
“Excluded Assets” means (a) Excluded Equity, (b) Excluded Accounts, (c) assets and property of any Restricted Joint Venture, (d) any fee simple, lease or other interest in real property (except for any fixtures as defined in the UCC to the extent the grant of a security interest in such fixtures does not constitute or result in a breach or termination pursuant to the terms of, or a default under, any license, contract, property rights or agreement), (e) any “building” or “mobile home” (as defined in Regulation H promulgated by the Federal Reserve Board) under the National Flood Insurance Act of 1968, National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004 (each as amended or recodified from time to time) and any regulations promulgated thereunder, (f) “margin stock” (within the meaning of Regulation U) and pledges and security interests prohibited by applicable law, rule or regulation or agreements with any Governmental Authority, other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable requirements of law, (g) any Property over which the granting of security interests in such Property would be prohibited by an enforceable contract obligation binding on the Property that existed at the time of the acquisition
    13    [OPAL Fuels Credit Agreement]

thereof and was not created or made binding on the Property in contemplation or in connection with the acquisition of such Property, applicable Law (except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the UCC, and other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding any such prohibitions) or to the extent that such security interests would require obtaining the consent of any Governmental Authority or other Person (other than a Restricted Person) or would result in materially adverse tax consequences as reasonably determined by the Borrower in writing delivered to the Administrative Agent, (h) intent-to-use trademark applications filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and any other intellectual property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such intellectual property under applicable law, and (i) any assets of a CFC or FSHCO.
“Excluded Equity” means (a) all Equity in or issued by any Restricted Joint Venture (b) voting Equity in a CFC or FSHCO in excess of 65% of the total voting Equity in such CFC or FSHCO, and (c) any Equity held by a CFC or FSHCO.
“Excluded Swap Obligation” means, with respect to any Restricted Person, any Swap Obligation if, and to the extent that, all or a portion of the guaranty by such Restricted Person of, or the grant by such Restricted Person of a Lien to secure, or the provision by such Restricted Person of other support of, such Swap Obligation is or becomes illegal under the Commodity Exchange Act by virtue of such party’s failure for any reason to constitute an Eligible Contract Participant at the time such guaranty, grant of a Lien or provision of support of, such Swap Obligation becomes effective. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty, grant of a Lien to secure or provision of other support is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Administrative Agent, any Lender, LC Issuer or any other recipient or required to be withheld or deducted from a payment to any such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.7(b)) or (ii) such Lender changes its lending office,, except to the extent that such Lender (or its assignor, if any) was entitled, immediately before the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 3.5, (c) Taxes attributable to the Administrative Agent, LC Issuer, any Lender or any other recipient’s failure to comply with Section 3.5(f), (d) any withholding Taxes imposed under FATCA and (e) any backup withholding Taxes.
“Existing Credit Agreements” means (i) that certain Delayed Draw Term Loan and Guaranty Agreement among Borrower, as Borrower, the Guarantors party thereto, Bank of America, N.A., as Administrative Agent, the Lenders party thereto, dated as of October 22, 2021, as amended through the date hereof; and (ii) that certain Promissory Note executed by Sponsor in favor of ARCC Beacon LLC, a Delaware limited liability company, in the original principal sum of $27,535,796.
“Facility Revenues” means, without duplication, all revenues, interest, payments, cash and other proceeds from whatever source received by or on behalf of the Restricted Persons.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations
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thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” means (i) that certain Engagement Letter dated as of August 24, 2023, among BofA Securities, Inc., Bank of America, N.A. and Opal Fuels LLC, and acknowledged by Apterra Infrastructure Capital LLC, (ii) that certain Structuring Fee Letter dated as of August 24, 2023, between BofA Securities, Inc. and Opal Fuels LLC, and acknowledged by Apterra Infrastructure Capital LLC, (iii) that certain Engagement Letter dated as of June 30, 2023, between Apterra Infrastructure Capital LLC and Opal Fuels LLC and (iv) those certain fee letters dated the date hereof, among the Borrower and the Lenders.
“Financial Model” means the Closing Date Financial Model or an Updated Financial Model (as the context requires).
“Financial Performance Covenants” has the meaning given to such term in Section 7.13(c).
“Fiscal Quarter” means a 3-month period ending on March 31, June 30, September 30 or December 31 of any year.
“Fiscal Year” means a 12-month period ending on December 31 of any year.
“Fitch” means Fitch Group, Inc., or its successor.
“Floor” means a rate of interest equal to 0%.
“Foreign Entity” means a Person that is not a U.S. Person.
“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“FSHCO” means any subsidiary that owns no material assets other than (i) Equity (including for this purpose any debt or other instrument treated as equity for U.S. federal income tax purposes) or Equity and Indebtedness in one or more CFCs or of one or more other FSHCOs and (ii) cash, cash equivalents and incidental assets related thereto.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded DSR Amount” means, as of any date of determination, the sum of (x) the balance of cash and Cash Equivalents credited to the Debt Service Reserve Account and (y) all Available Draw Amounts in respect of all DSR Letters of Credit held by the Collateral Agent.
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“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of Restricted Persons and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements, in each case to the extent such Restricted Person and its Consolidated Subsidiaries were included in the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its Consolidated Subsidiaries may be prepared in accordance with such change and, if either Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such calculation, ratio or determination to preserve the original intent thereof in light of such change in GAAP; provided that (i) until so amended, such calculation, ratio or determination shall continue to be computed in accordance with GAAP as in effect on the date hereof and (ii) operating leases that are (or become) treated as Capital Leases as a result of a change in GAAP shall be treated as operating leases for all purposes under this Agreement.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranteed Obligations” has the meaning given to such term in Section 8.1.
“Guarantor” means, collectively, (a) the Initial Guarantors, (b) each New Guarantor that joins as a Guarantor pursuant to Section 4.2(e)(viii) or otherwise and (c) with respect to obligations owing by any Restricted Person (other than the Borrower) under any Secured Cash Management Agreement, any Interest Rate Hedging Agreement or any Secured Commodity Hedging Agreement, the Borrower; provided that, notwithstanding anything contained in this Agreement, no CFC or FSHCO (or any subsidiary of a CFC or FSHCO) or any other subsidiary with respect to which, in the reasonable judgment of Borrower, the guarantee therefrom would reasonably be expected to result in an adverse Tax consequence to Borrower or its subsidiaries shall be required to be a Guarantor (unless otherwise consented to in writing by Borrower).
“Guaranty” has the meaning given to such term in Section 8.1.
“Hazardous Materials” means any materials, substances or wastes regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous materials, substances or wastes, or otherwise, including asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances and petroleum or any breakdown constituents.
“Hedge Termination Payments” means any termination payment and related amounts owed by the Borrower to a Lender Counterparty under an Interest Rate Hedging Agreement or Secured Commodity Hedging Agreement in connection with the termination of such Interest Rate Hedging Agreement or Secured Commodity Hedging Agreement.
“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication):
(a)    Liabilities for borrowed money;
(b)    Liabilities constituting an obligation to pay the deferred purchase price of Property or services (other than trade accounts payable and accrued expenses arising in the ordinary course of business);
(c)    Liabilities evidenced by a bond, debenture, note or similar instrument, but excluding all obligations of such Person to reimburse any Person in respect of amounts paid or payable under a
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performance, payment, stay, customs, appeal or surety bond, performance and completion guaranty or similar instrument;
(d)    Liabilities constituting principal under Capital Lease Obligations;
(e)    Liabilities arising under conditional sales or other title retention agreements relating to Property purchased by such Person;
(f)    Liabilities owing under direct or indirect guaranties of Indebtedness of any other Person or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;
(g)    Liabilities with respect to letters of credit (except to the extent fully cash collateralized); or
(h)    Liabilities with respect to banker’s acceptances;
provided, however, that the “Indebtedness” of any Person shall not include (i) Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business unless and until such trade Liabilities are outstanding more than 90 days past the receipt of the invoice evidencing such trade account, other than such trade Liabilities contested in good faith by appropriate proceedings, if required, and for which adequate reserves are maintained on the books of such Person in accordance with GAAP, (ii) deferred or prepaid revenues of such Person, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller to such Person, (iv) Indebtedness that has been defeased in full in accordance with the definitive documentation evidencing such Indebtedness or (v) Liabilities in respect of dispositions of investment tax credits or any other tax, environmental or other incentive credits for fair market value (together with any associated interparty agreements or other agreements reasonably necessary to mitigate potential risk of recapture of such investment tax credits or other credits) unless such Liabilities are no longer contingent.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment by or on account of any Obligation of the Borrower under any Loan Document.
“Independent Engineer” means Luminate LLC and any successor thereof appointed by the Administrative Agent and approved by the Borrower (such approval not to be unreasonably withheld).
“Independent Market Consultant” means ICF International, Inc. and any successor thereof appointed by the Administrative Agent and approved by the Borrower (such approval not to be unreasonably withheld).
“Initial Financial Statements” means (a) the audited Consolidated annual financial statements of Opal Fuels Inc. for the Fiscal Year ended December 31, 2022, and (b) Borrower’s interim unaudited Consolidated financial statements for the Fiscal Quarter ended March 31, 2023.
“Initial Qualified Construction Projects” shall mean the “Qualified Construction Projects” listed on the Qualified Projects Schedule on the Closing Date.
“Initial Term Loan Permitted Use” means any of the following:
(a)    on the Closing Date, to refinance in full the existing indebtedness of the Restricted Persons and the Sponsor in connection with Existing Credit Agreements;
(b)    to make a distribution to the Sponsor to service the outstanding obligations of the Sponsor under the Preferred Equity (but excluding any redemption of Preferred Equity) that are due
    17    [OPAL Fuels Credit Agreement]

and payable thereunder on or prior to September 30, 2023, in an amount not to exceed $16,600,000; and
(c)    to finance Project Costs of the Restricted Persons in connection with a Qualified Construction Project; and
(d)    to pay transaction costs, interest, fees and expenses in connection with the Transactions.
“Insurance Consultant” means Moore-McNeil, LLC.
“Interest Expense” means, for any period, the sum, computed without duplication, of the following: (a) all interest in respect of the Loans accrued during such period plus (or minus) (b) the net amounts, if any, payable (or receivable) by the Borrower under the Interest Rate Hedging Agreements accrued during such period whether or not paid or received during such period, excluding any Hedge Termination Payments plus (c) all commitment fees and letter of credit fees in respect of the Loans (if any) accrued during such period.
“Interest Payment Date” means (a) with respect to each Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date, and (b) as to any SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.
“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Borrowing Notice (in the case of each requested Interest Period, subject to availability); provided that:
(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii) any Interest Period pertaining to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii) no Interest Period shall extend beyond the Maturity Date.
“Interest Rate Hedging Agreements” means any Swap entered into by any Restricted Person (other than a Restricted Joint Venture) with a Lender Counterparty providing for the transfer or mitigation of interest risks either generally or under specific contingencies.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.
“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase or acquisition of Equity, Indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of Property, or by any other means.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” means with respect to any Letter of Credit, the LC Application, and any other document, agreement and instrument entered into by any LC Issuer and the Borrower (or any Subsidiary) or in favor of such LC Issuer and relating to such Letter of Credit.
    18    [OPAL Fuels Credit Agreement]

“Joinder Agreement” means a joinder agreement substantially in the form attached hereto as Exhibit A executed and delivered by a Subsidiary, joining such Subsidiary as a Guarantor under this Agreement and the Security Agreement.
“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.
“LC Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Percentage for the Revolving Credit Commitments.
“LC Application” means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.
“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.
“LC Commitment” means with respect to each LC Issuer, the commitment of such LC Issuer to issue Letters of Credit hereunder. The initial amount of each LC Issuer’s LC Commitment is set forth on the Lenders Schedule, or if an LC Issuer has entered into an Assignment and Assumption or has otherwise assumed a LC Commitment after the Closing Date, the amount set forth for such LC Issuer as its LC Commitment in the Register maintained by the Administrative Agent. The LC Commitment of an LC Issuer may be modified from time to time by agreement between such LC Issuer and the Borrower, and notified to the Administrative Agent.
“LC Disbursement” means a disbursement by the LC Issuer under a Letter of Credit.
“LC Issuer” means each of Bank of America and Barclays Bank PLC in their capacity as an issuer of Letters of Credit hereunder, and their successors in such capacity. Administrative Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as an LC Issuer in place of or in addition to Bank of America and Barclays Bank PLC. Any LC Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “LC Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant LC Issuer with respect thereto.
“LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all LC Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LC Sublimit” means an amount equal to $40,000,000. The LC Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
“Lender Counterparty” means any Person that is a Lender Party or any Affiliate of a Lender Party at the time it enters into an Interest Rate Hedging Agreement or Commodity Hedging Agreement with any Restricted Person (other than a Restricted Joint Venture).
“Lender Parties” means Administrative Agent, LC Issuer and all Lenders.
    19    [OPAL Fuels Credit Agreement]

“Lender Swap Obligation” means any obligation of any Restricted Person (other than a Restricted Joint Venture) arising from time to time under any Interest Rate Hedging Agreement or any Secured Commodity Hedging Agreement.
“Lenders” means each Term Loan Lender and each Revolving Lender listed on the Lenders Schedule, and the successors of each such party as a Lender hereunder pursuant to Section 11.5.
“Lenders Schedule” means Schedule 1.
“Letter of Credit” means any standby letter of credit issued by LC Issuer hereunder at the application of Borrower providing for the payment of cash upon the honoring of a presentation thereunder.
“Letter of Credit Fee” has the meaning given to such term in Section 2.9(j).
“Letter of Credit Fee Rate” means, on any date, the rate per annum set forth in the definition of “Applicable Margin” with respect to SOFR Loans.
“Letter of Credit Termination Date” means the date that is 7 days prior to the Maturity Date or if such day is not a Business Day, the next preceding Business Day.
“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, in each case in accordance with GAAP.
“Lien” means, with respect to any Property or assets of any Person, any right or interest therein of a creditor of such Person to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such Property or assets of such Person or that allows such creditor to have such Liabilities satisfied out of such Property or assets of such Person prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business and excluding operating leases. “Lien” also means any filed financing statement (other than a protective filing for a lease transaction), any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.
“Limited Perfection Collateral” means: (a) instruments (other than instruments evidencing intercompany indebtedness), chattel paper (whether tangible or electronic) and documents, intellectual property, commercial tort claims and letter of credit rights; (b) any motor vehicles, aircraft, rolling stock or other assets subject to certificate-of-title statutes, (c) commodities and zero-balance accounts, (d) any real property and (e) any other property of as to which the Administrative Agent and the Borrower have agreed in writing that the costs of perfecting a security interest in such Collateral property is excessive in relation to the value of the security interest afforded thereby.
“Loan” means the Term Loans and the Revolving Loans, as applicable.
“Loan Documents” means this Agreement, the Notes, the Security Documents, the Fee Letters, the Letters of Credit, the LC Applications, any agreement creating or perfecting rights in Cash Collateral pursuant to Section 2.17 and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith and designated as a “Loan Document” (exclusive of Swaps, term sheets and engagement letters).
    20    [OPAL Fuels Credit Agreement]

“Loss Proceeds” means the casualty insurance proceeds in respect of physical loss or damage arising from or in connection with a Casualty Event (but excluding proceeds of business interruption, delay in start-up and third party liability insurance, and excluding proceeds in respect of Excluded Assets).
“Major Maintenance Costs” means maintenance expenses encompassing overhauls of internal combustion engines, gas compressors and electrical generators.
“Majority Lenders” means, as of any date of determination, Lenders having outstanding Loans and unused Commitments representing more than 50% of the sum of the total outstanding Loans and unused Commitments at such time. The “Majority Lenders” of a particular Class of Loans shall mean Lenders having outstanding Loans and unused Commitments of such Class representing more than 50% of the total outstanding Loans and unused Commitments of such Class at such time. The unused Commitments and outstanding Loans held or deemed held by, any Defaulting Lender or any Affiliate Lender shall in each case be excluded for purposes of making a determination of “Majority Lenders”.
“Management Services Agreement” means that certain Administrative Services Agreement, dated as of August 30, 2023, among Sponsor and Borrower, pursuant to which Sponsor and its managing member provide general and administrative services to Borrower and the Restricted Persons.
“Margin Stock” means “margin stock” as such term is defined in Regulation U.
“Material Adverse Change” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, Properties, Liabilities (actual or contingent) or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of any Secured Party under any Loan Document or with respect to a material portion of the Collateral, or of the ability of the Borrower and its Subsidiaries, taken as a whole, to perform any material obligation under any Loan Document to which a Restricted Person is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Restricted Person of any Loan Document to which it is a party.
“Material Project Contracts” means (a) with respect to each Qualified Construction Project, each of (i) the gas rights agreement, site lease agreement and/or other applicable agreements securing feedstock biogas and land rights, (ii) EPC agreements, design/build agreements, engineering services agreements, construction agreements and the associated notices to proceed for each of the foregoing and (iii) any other contracts material to such Qualified Construction Project’s viability or economic profile, and (b) any other contract or arrangement to which any Restricted Person is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to result in a Material Adverse Change.
“Maturity Date” means (a) in respect of Term Loans, the date which is the five-year anniversary of the Closing Date and (b) in respect of Revolving Loans, the Revolving Maturity Date.
“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all LC Issuers with respect to Letters of Credit issued and outstanding at such time.
“Moody’s” means Moody’s Investors Service, Inc., or its successor.
“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means, with respect to (a) the issuance, sale or incurrence of Indebtedness that is not Permitted Indebtedness, the cash proceeds received from such issuance, sale or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith (including any Hedge Termination Payments with respect to Interest Rate Hedging Agreements), (b) any Disposition pursuant to Section 7.5 or any Condemnation Event, the aggregate amount of cash payments and to the extent that consideration for the asset disposed (including any cash or Cash Equivalents received by way
    21    [OPAL Fuels Credit Agreement]

of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) and (c) any Casualty Event, the aggregate amount of Loss Proceeds in respect of such Casualty Event actually received by the Restricted Person, in each case, net of any Taxes paid or payable as a result thereof (and, without duplication, Permitted Tax Distributions paid or payable as a result thereof) and income or gains Taxes reasonably estimated to be actually payable and any repatriation costs associated with receipt by the applicable taxpayer of such proceeds.
“Net Changes in Working Capital” shall mean, for any period for Borrower and its Subsidiaries on a consolidated basis and calculated on a cash basis only, an amount (positive or negative) equal to the sum of (a) the amount of decreases (minus the amount of increases) in accounts receivable, inventory and other current assets and (b) the amount of increases (minus the amount of decreases) in accounts payable, accrued expenses and other current liabilities; provided that such amount shall exclude any changes in value resulting from recognized but not realized changes in the value of inventories attributable to the RIN mark to market.
“Non-Defaulting Lender” has the meaning given to such term in Section 2.18(a)(iv).
“Note” has the meaning given to such term in Section 2.11(b)(ii).
“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including any obligation to pay, discharge and satisfy the Rescindable Amount and all LC Obligations. “Obligation” means any part of the Obligations. For avoidance of doubt, “Obligations” shall not include “Lender Swap Obligations”.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Operating Expenses” means, as of any date of determination for any given period, operating costs and expenses of the Restricted Persons and administrative, management and overhead costs and expenses, in each case, paid during such period (including (a) franchise and similar Taxes and other fees and expenses required to maintain its corporate existence (for the avoidance of doubt, excluding Taxes imposed on or measured by net income (however denominated)), (b) indemnity payments in connection with its management and maintenance, (c) amounts relating to insurance (including the costs of premiums and deductibles and brokers’ expenses), (d) legal, accounting, general administrative and other overhead costs and expenses and professional fees, (e) ordinary course settlement payments (but not any Hedge Termination Payments) due under any Commodity Hedging Agreements and (f) to the extent not covered in clauses (a) to (e), (A) the indemnities, administrative fees and expenses (including fees, charges and disbursements of counsel) which are then due and payable under the Loan Documents, Interest Rate Hedging Agreements and (B) to the extent not covered by clause (A) above, all indemnities, administrative fees and expenses (including fees, charges and disbursements of counsel) which are then due and payable under any Swap). For the avoidance of doubt, Operating Expenses shall not include depreciation or amortization and other non-cash charges and net payments made pursuant to the Interest Rate Hedging Agreements as determined in conformity with cash account principles. For the avoidance of doubt, payments made to Sponsor by the Borrower and Restricted Persons for reimbursement of operating, general and administrative costs incurred by Sponsor and its managing member (in an amount not to exceed the amount described in clause (b) of Section 7.7) shall constitute Operating Expenses of Borrower and the Restricted Persons.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
    22    [OPAL Fuels Credit Agreement]

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, LC Issuer or any other recipient, Taxes imposed as a result of a present or former connection between such Administrative Agent, Lender, LC Issuer or other recipient and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent, Lender, LC Issuer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement of, registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7(b)).
“Outstanding Amount” means the aggregate principal amount of outstanding Term Loans, Revolving Loans and existing LC Obligations at such time.
“Parent” means OPAL Parent HoldCo 3 LLC, a Delaware limited liability company.
“Participant” has the meaning given to such term in Section 11.5(d).
“Participant Register” has the meaning given to such term in Section 11.5(d).
“Patriot Act” has the meaning given to such term Section 11.12.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permit” means any authorization, approval, consent, franchise, license, order, ruling, permit, certification, waiver, exemption, variance, notice, determination, declaration or similar right, undertaking, claim, order, judgment, or decree of, to or by, or any filing, qualification or registration with, any Governmental Authority, in each case necessary in connection with the design and construction of any Qualified Project and ownership, improvement, expansion, financing, maintenance, repair, operation and/or leasing of any Qualified Project or of the Restricted Persons’ respective Properties to the extent not (a) routine or (b) ministerial in nature to any of the Qualified Projects.
“Permitted Indebtedness” means Indebtedness permitted under Section 7.1.
“Permitted Investments” means:
(a)    cash and Cash Equivalents;
(b)    existing Investments described in the Disclosure Schedule;
(c)    Investments consisting of Swaps permitted under Section 7.3;
(d)    extensions of credit by Restricted Persons to their customers for buying goods and services in the ordinary course of business or to the Borrower or any Restricted Person;
(e)    (i) guaranties permitted by Section 7.1 and (ii) guaranties for the performance of payment obligations which obligations do not constitute Indebtedness and are incurred in the ordinary course of business;
(f)    extensions of credit among the Borrower and the Guarantors that are subordinated to the Obligations upon terms and conditions satisfactory to Administrative Agent in its reasonable discretion;
    23    [OPAL Fuels Credit Agreement]

(g)    Investments (including Indebtedness and other obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business;
(h)    Investments in the Borrower or any Guarantor;
(i)    Investments in Restricted Joint Ventures;
(j)    to the extent funded with proceeds of Equity contributed to Borrower or from amounts that are otherwise eligible as Distributions by Borrower pursuant to Section 7.7(f), any Investments by a Restricted Person (including any New Guarantor) in CNG Fueling Stations, renewable natural gas or power projects, in each case, which are owned by a Restricted Person and that are consistent with the business of the type conducted by Borrower and the Restricted Persons on the Closing Date;
(k)    Investments not described in subsections (a) through (j) above that do not (taking into account all Investments of all Restricted Persons under this clause (k)) exceed an aggregate amount of $5,000,000 during any Fiscal Year.
“Permitted Liens” means:
(a)    Liens under the Security Documents;
(b)    Liens for taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(c)    Liens securing Indebtedness permitted by Section 7.1(d);
(d)    landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens that do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations that are not delinquent for more than sixty (60) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;
(e)    defects and irregularities in title to any Property, so long as such defects and irregularities neither currently and effectively secure Indebtedness nor materially impair the value of such Property or the use of such Property for the purposes for which such Property is currently used, including defects that have been cured by possession under applicable statutes of limitation, defects in the early chain of title such as failure to recite marital status in documents, omission of heirship or succession proceedings, lack of survey and failure to record releases of liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation;
(f)    deposits of cash, letters of credit, or securities to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) consistent with those arising by operation of law or contract and consisting of customary and ordinary course rights of setoff upon deposits of cash in favor of banks or other depository institutions in the ordinary course of business;
(h)    easements, restrictions, servitudes, Permits, conditions, covenants, exceptions or reservations in any Property of any Restricted Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure Indebtedness and that do not materially interfere with the operation of such Property as currently operated;
    24    [OPAL Fuels Credit Agreement]

(i)    judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and such Liens are covered by a bond or insurance reasonably acceptable to Administrative Agent;
(j)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislations;
(k)    encumbrances consisting of deed restrictions, zoning restrictions, easements, governmental or environmental permitting and operation restrictions, the exercise by Governmental Authorities or third parties of eminent domain or condemnation rights, or any other similar restrictions on the use of the Properties or assets of any Restricted Person, none of which impairs the use of such Property by any Restricted Person in the operation of its business as currently operated in a manner that could reasonably be expected to cause a Material Adverse Change;
(l)    rights reserved to or vested by Law in any Governmental Authority to control or regulate in any manner any of the Properties or assets of any Restricted Person or the use thereof or the rights and interests of any Restricted Person therein;
(m)    rights reserved to the grantors, lessors or licensors of any Properties or interests of any Restricted Person, and the restrictions, conditions, restrictive covenants and limitations, with respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, easements, leases, contracts or other agreements associated therewith;
(n)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Restricted Person in the ordinary course of business in accordance with the past practices of such Person;
(o)    for the purpose of securing Swaps permitted under Section 7.1(j) and Section 7.3, (i) deposits of cash or securities in an aggregate amount not to exceed $25,000,000; (ii) delivery of a Letter of Credit; and/or (iii) Liens on the Collateral on a pari passu or subordinated basis with the Secured Obligations hereunder, subject to (A) entry into an intercreditor or other similar arrangements in form and substance satisfactory to Administrative Agent (acting on the instructions of the Majority Lenders) and (B) where such Swaps are secured by Liens on the Collateral on a pari passu basis, in an aggregate amount not to exceed $25,000,000;
(p)    Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;
(q)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Restricted Person in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and the proceeds thereof;
(r)    Liens in respect of dispositions of investment tax credits or any other tax, environmental or other incentive credits for fair market value (together with any associated interparty agreements or other agreements reasonably necessary to mitigate potential risk of recapture of such investment tax credit or other credits);
(s)    so long as no Event of Default has occurred and is continuing or would result therefrom, Liens securing Indebtedness in an aggregate amount at any time not to exceed $6,000,000; and
(t)    on and prior to the Closing Date, Liens granted in connection with the Indebtedness outstanding under the credit agreement described in clause (a) of the definition of "Existing Credit Agreements" until such Liens are terminated in accordance with Section 4.2(h).

    25    [OPAL Fuels Credit Agreement]

“Permitted Tax Distributions” means (a) distributions made by any Restricted Person to any direct or indirect parent of such Restricted Person to permit such direct or indirect parent to pay (i) franchise, excise and similar taxes, and other fees and expenses required to maintain its corporate, legal and organizational existence and (ii) distributions to such direct or indirect parent’s equity owners in proportion to their Equity interests sufficient to allow each such equity owner to receive an amount at least equal to the aggregate amount of its out-of-pocket costs to any unaffiliated third parties required to create (including any incorporation or registration fees) and maintain the existence of the applicable equity owner (including doing business fees, franchise taxes, excise taxes and similar taxes, fees, or expenses), and legal and accounting and other costs directly attributable to maintaining its corporate, legal, or organizational existence and complying with applicable legal requirements, including such costs attributable to the preparation of tax returns or compliance with tax laws, and (b) for any taxable period (or portion thereof) for which any Restricted Person is classified as a partnership or disregarded entity for U.S. federal income tax purposes, distributions made by such Restricted Person to pay tax equivalent or similar distributions to the extent permitted or otherwise not prohibited under the Organizational Documents of (i) if such Restricted Person is classified as a partnership for U.S. federal income tax purposes, such Restricted Person (e.g., the Organizational Documents of a Restricted Joint Venture) as in effect on the date hereof, and (ii) if such Restricted Person is disregarded as an entity separate from a direct or indirect parent of such Restricted Person for U.S. federal income tax purposes, such direct or indirect parent of such Restricted Person (e.g., the Organizational Documents of the Sponsor) as in effect on the date hereof; provided that, notwithstanding anything to the contrary in the Loan Documents, (1) during the continuance of an Event of Default, no amounts shall be permitted to be paid or distributed pursuant to clauses (a)(ii) or (b) as Permitted Tax Distributions and (2) in no event shall the Permitted Tax Distributions pursuant to clauses (a)(ii) and (b) in the aggregate for any taxable period exceed the product of (x) the Assumed Tax Rate and (y) the net taxable income of the Borrower (including the Borrower’s allocable income from its Subsidiaries and for any period in which the Borrower is a disregarded entity, determined as if the Borrower were a partnership).
“Permitted Use” means an Initial Term Loan Permitted Use, a Delayed Draw Term Loan Permitted Use or a Revolving Loan Permitted Use, as the case may be.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by a Restricted Person and any ERISA Plan.
“Platform” has the meaning given to such term in Section 6.2.
“Pledge Agreement” means that certain Pledge Agreement dated as of September 1, 2023 amongst the Pledgor and the Collateral Agent in respect of 100% of the issued and outstanding Equity in the Borrower.
“Pledgor” means OPAL Parent HoldCo 3 LLC, a Delaware limited liability company.
“Preferred Equity” means each of (i) the Series A preferred equity investment in Sponsor, with an initial aggregate purchase price of $100,000,000, pursuant to the Organizational Documents of Sponsor and that certain Subscription Agreement between Sponsor and Mendocino Capital, LLC, and (ii) the Series A-1 preferred equity investment in Sponsor, with an initial aggregate purchase price of $30,000,000, pursuant to the Organizational Documents of Sponsor and that certain Subscription Agreement between Sponsor and Hillman RNG Investments, LLC.
“Pre-Qualified Construction Project” means the “Pre-Qualified Construction Projects” listed on Schedule 5 (Pre-Qualified Projects Schedule) on the Closing Date (for the avoidance of doubt, with each such Pre-Qualified Construction Project constituting a Qualified Construction Project for purposes of this Agreement).
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“Project Costs” means all costs and expenses incurred or reasonably expected to be incurred on or prior to the applicable Completion Date by a Restricted Person in connection with the construction of a Qualified Project.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
“Proposed Additional Construction Projects” means, collectively, any construction project proposed by the Borrower pursuant to Section 4.3.
“Public Lender” has the meaning given to such term in Section 6.2.
“QFC Credit Support” has the meaning given to such term in Section 11.15.
“Qualified Construction Projects” means, collectively, the Initial Qualified Construction Projects and the Additional Qualified Construction Projects.
“Qualified ECP Guarantor” means, with respect to any Restricted Person in respect of any Swap Obligation, each Restricted Person that, at the time of the guaranty by such Restricted Person of, or grant by such Restricted Person of a security interest or other Lien securing, such Swap Obligation is entered into or becomes effective with respect to, or at any other time such Restricted Person is by virtue of such guaranty or grant of a security interest or other Lien otherwise deemed to enter into, such Swap Obligation, constitutes an Eligible Contract Participant and can cause such Restricted Person to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Operating Projects” means (a) the “Qualified Operating Projects” listed on the Qualified Projects Schedule on the Closing Date and (b) each Qualified Construction Project that has reached Completion Date. For the avoidance of doubt, upon a Qualified Construction Project achieving its Completion Date, it shall no longer be a Qualified Construction Project and shall instead be a Qualified Operating Project pursuant to clause (b) above.
“Qualified Projects” means, collectively, the Qualified Operating Projects, the Qualified Construction Projects, and the CNG Fueling Stations.
“Qualified Projects Schedule” means Schedule 3 as such schedule may be updated by the Administrative Agent pursuant to Section 4.3.
“Qualified Transferee” means any Person (other than a natural person) that has a senior debt rating of at least Baa3 by Moody’s or at least BBB- or better by S&P or Fitch.
“Register” has the meaning given to such term in Section 11.5(c).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as from time to time in effect.
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as from time to time in effect.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as from time to time in effect.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as from time to time in effect.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
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“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.
“Removal Effective Date” has the meaning given to such term in Section 10.6(b).
“Repayment Date” means the last Business Day of March, June, September and December of each year, the first of which shall be March 31, 2025.
“Rescindable Amount” has the meaning given to such term in Section 3.8(b).
“Resignation Effective Date” has the meaning given to such term in Section 10.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Person, the Chief Executive Officer (or co-Chief Executive Officer), President, Chief Financial Officer, Chief Operating Officer, any Controller, any Manager, or any Vice President of such Person and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Person so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Person designated in or pursuant to an agreement between the applicable Person and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Restricted Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Restricted Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Restricted Person. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.
“Restricted Joint Venture” means Pine Bend RNG LLC, Noble Road RNG LLC and each other non-wholly owned Subsidiary or other Person whose Equity is owned, directly or indirectly, by a Restricted Person.
“Restricted Person” means any of Borrower, each Guarantor and each Restricted Joint Venture.
“Revolving Lenders” means, individually or collectively, as the context may require, any Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.
“Revolving Loan” means an aggregate principal amount of any Loans made by Revolving Lenders pursuant to Section 2.1(b).
“Revolving Credit Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.1 and (b) purchase participations in LC Obligations in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Lenders Schedule under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Commitment Period” means the period from the Closing Date until the Revolving Maturity Date (or, if earlier, the day on which the obligations of Revolving Lenders to make Revolving Loans hereunder have been terminated or the Revolving Loans first become due and payable in full in accordance with this Agreement).
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“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in LC Obligations at such time.
“Revolving Maturity Date” means the date which is the five-year anniversary of the Closing Date.
“Revolving Loan Permitted Use” means either:
(a)    to finance a LC Borrowing; or
(b)    to finance the general corporate purposes of a Restricted Person (including payment of Operating Expenses).
“S&P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.
“Sanctioned Country” means a country or territory which is, or whose government is, the subject or target of any comprehensive Sanctions broadly prohibiting dealings with, in or involving such country, territory or government (at the time of this Agreement, the so - called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the United States Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or His Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Country, (c) any Person directly or indirectly fifty percent (50%) or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject or target of Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.
“Scheduled Unavailability Date” has the meaning given to such term in Section 3.9(b).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Accounts” means the Collections Account, the Debt Service Reserve Account and each Deposit Account or securities account of the Restricted Persons, other than Excluded Accounts.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Restricted Person (other than a Restricted Joint Venture) and any Cash Management Bank that indicates that it is a Secured Obligation or otherwise secured by the Collateral.
“Secured Cash Management Obligations” means any obligation of any Restricted Person (other than a Restricted Joint Venture) arising from time to time under any Secured Cash Management Agreement.
“Secured Commodity Hedge Agreement” means any Commodity Hedging Agreement entered into by any Restricted Person (other than a Restricted Joint Venture) with a Lender Counterparty that indicates that it is a Secured Obligation or otherwise secured by the Collateral.
“Secured Obligations” means all Obligations, all Secured Cash Management Obligations and all Lender Swap Obligations; provided that the Secured Obligations shall exclude all Excluded Swap Obligations.
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“Secured Parties” means the Lenders party to this Agreement, the Cash Management Banks, the Lender Counterparties, each Agent and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 10.5.
“Security Agreement” means each certain security agreement dated as of September 1, 2023 among the Restricted Persons and the Collateral Agent.
“Security Documents” means all instruments listed on the Security Schedule, each Deposit Account Control Agreement, and any other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, extension agreements, subordination agreements and other agreements or instruments that create or purport to create a Lien in favor of the Collateral Agent to secure the Secured Obligations now, heretofore, or hereafter delivered by any Restricted Person in favor of the Collateral Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.
“Security Schedule” means Schedule 4 hereto.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“SOFR Unavailability Period” means, the period (if any) (a) beginning at the time that either (i) the SOFR Administrator permanently or indefinitely has ceased to provide SOFR or (ii) the SOFR Administrator has announced that SOFR is no longer representative and (b) ending at the time that either (i) the SOFR Administrator has resumed providing SOFR or (ii) the SOFR Administrator has announced that SOFR is representative, as applicable.
“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date both (i) (a) the fair value of the Property of such Person is greater than the total amount of Liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or Liabilities beyond such Person’s ability to pay such debts and Liabilities as they mature, (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date, and (e) such Person is able to pay its Liabilities as they mature in the ordinary course of business, and (ii) the Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable Laws relating to fraudulent transfers and conveyances. The amount of contingent Liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Default” means an Event of Default, monetary Default, bankruptcy Default or a Default under the Financial Performance Covenants.
“Sponsor” means Opal Fuels LLC, a Delaware limited liability company.
“Subordinated Debt” shall mean unsecured Indebtedness of the Borrower on terms and conditions, and which debt complies with the terms of subordination, acceptable to the Administrative Agent. No such Indebtedness of the Borrower shall constitute Subordinated Debt until such time as the
    30    [OPAL Fuels Credit Agreement]

relevant subordinated lender shall have executed and delivered a subordination agreement on terms acceptable to the Administrative Agent.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization that is directly or indirectly (through one or more intermediaries) controlled by or majority owned by such Person.
“Successor Rate” has the meaning given to such term in Section 3.9(b).
“Supported QFC” has the meaning given to such term in Section 11.15.
“Swap” means (i) any “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, (ii) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices (including electric energy, renewable natural gas and environmental credits and their prices), equities, currencies, bonds or indexes based on any of the foregoing, (iii) any option, futures or forward contract traded on an exchange, and (iv) any other derivative agreement or other similar agreement or arrangement.
“Swap Obligation” means any obligation to pay or perform under any Swap, whether as a party to such Swap or by providing any guarantee of, or provision of support for, such Swap.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Lenders” means, individually or collectively, as the context may require, any Lender with a Term Loan Commitment or an outstanding Term Loan.
“Term Loan Commitment” means, with respect to each Term Loan Lender, the obligation of such Term Loan Lender to make Term Loans to the Borrower, in an aggregate amount not to exceed the amount opposite the name of such Term Loan Lender on the Lenders Schedule (as the same may be reduced pursuant to Section 2.8), up to an aggregate principal amount for all Term Loan Lenders at any one time outstanding equal to $450,000,000 (as the same may be reduced pursuant to Section 2.8), as such amount may be modified from time to time pursuant to the terms hereof.
“Term Loan Commitment Period” means the period from the Closing Date until the eighteen (18) month anniversary of the Closing Date (or, if earlier, the day on which the obligations of Term Loan Lenders to make Term Loans hereunder have been terminated or the Term Loans first become due and payable in full, in each case in accordance with this Agreement).
“Term Loans” means an aggregate principal amount of any Loans made by Term Loan Lenders pursuant to Section 2.1(a).
“Term SOFR” means:
(a)    for any Interest Period with respect to a SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;
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provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than the Floor, Term SOFR shall be deemed to be the Floor for purposes of this Agreement.
“Term SOFR Replacement Date” has the meaning given to such term in Section 3.9(b).
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than such a reportable event for which the 30-day notice requirement has been waived, or (b) the withdrawal by any Restricted Person or an ERISA Affiliate from an ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, or (f) any failure by any ERISA Plan to satisfy the ERISA Plan Funding Rules, whether or not waived, or (g) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan, the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any ERISA Plan, or (h) a determination that any ERISA Plan is, or is expected to be, an at-risk plan (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) and the funding target attainment percentage (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) for such plan is, or is expected to be, less than 60 percent, (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Restricted Person or any ERISA Affiliate, or (j) a complete or partial withdrawal (as defined in Title IV of ERISA) by any Restricted Person or an ERISA Affiliate from a Multiemployer Plan, or written notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA).
“Threshold Amount” means $15,000,000.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and LC Obligations.
“Transactions” means the Borrowings, the repayment of certain Indebtedness and other obligations with respect to the Existing Credit Agreements and Preferred Equity, and the payment of all fees, commissions and expenses in connection with the foregoing.
“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or SOFR Loans.
“UCC” means the Uniform Commercial Code in effect in the State of New York from time to time.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from
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time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable Law requires that such appointment not be disclosed.
“Unrestricted Cash” means all non-restricted cash and Cash Equivalents of the Restricted Persons in deposit or securities accounts in which the Collateral Agent has “control” pursuant to and within the meaning of Section 9-104 and/or 9-106 of the UCC pursuant to the terms and conditions set forth in the Security Agreement; provided that any cash proceeds of a Cure Amount shall be excluded.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means (a) any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code or (b) a “disregarded entity” (within the meaning of Treasury Regulations Section 301.7701-3(b)) if the Person treated as owner of such entity for U.S. federal income tax purposes is described in clause (a).
“U.S. Special Resolution Regimes” has the meaning given to such term in Section 11.17.
“United States” and “U.S.” means the United States of America.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2.    Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.
Section 1.3.    Other Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person
    33    [OPAL Fuels Credit Agreement]

shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Section 1.4.    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
Section 1.5.    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is
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expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.6.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.7.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.8.    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
Section 1.9.    Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.
ARTICLE II - The Loans
Section 2.1.    The Loans.
(a)    Subject to the terms and conditions set forth herein, (i) each Term Loan Lender severally agrees to make a single Term Loan in Dollars to Borrower on the Closing Date (which shall be a Business Day), in an aggregate amount not to exceed $185,000,000 and (ii) each Term Loan Lender severally agrees to make Term Loans in Dollars to Borrower from time to time, on any Business Day during the Term Loan Commitment Period, but not more than one time per calendar month (excluding the initial advance of Term Loans on the Closing Date); provided, however, that after giving effect to any Borrowing, (A) the aggregate principal amount of outstanding Term Loans shall not exceed the Term Loan Commitment, and (B) each Lender’s Applicable Percentage of the aggregate principal amount of outstanding Term Loans shall not exceed such Lender’s Term Loan Commitment. Within the limits of each Lender’s Term Loan Commitment, and subject to the other terms and conditions hereof, Borrower may borrow Term Loans pursuant to this Section 2.1, and prepay Term Loans pursuant to Section 2.6. Term Loans repaid or prepaid may not be reborrowed.
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(b)    Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to Borrower from time to time, on any Business Day during the Revolving Credit Commitment Period; provided, however, that after giving effect to any Borrowing, (A) the Total Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitment, and (B) the Revolving Credit Exposure shall not exceed such Revolving Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, Borrower may borrow Revolving Loans under this Section 2.1(b), prepay Revolving Loans pursuant to Section 2.6 and re-borrow Revolving Loans pursuant to this Section 2.1(b).
(c)    Loans may be Base Rate Loans or SOFR Loans, as further provided herein.
Section 2.2.    Requests for Loans. Borrower must give to Administrative Agent irrevocable written or electronic notice of any requested Borrowing of Loans to be advanced by Lenders. Each such irrevocable notice constitutes a “Borrowing Notice” hereunder and must:
(a)    specify (i) the Class and Type of Loans applicable to such Borrowing, (ii) the aggregate amount of any such Borrowing and the date on which such Loans are to be advanced (which, with respect to SOFR Loans, shall be the first day of the Interest Period that is to apply thereto) and (iii) the wire information of the account to which the proceeds of such Borrowing are to be deposited; and
(b)    be received by Administrative Agent not later than (i) noon one Business Day preceding the day on which any such Base Rate Loans are to be made, or (ii) noon on the 3rd Business Day preceding the day on which any such SOFR Loans are to be made.
Each such irrevocable written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed by a Responsible Officer or other authorized officer. Each Borrowing shall be in an aggregate principal amount not less than the lesser of (i) $1,000,000 or a whole multiple of $500,000 in excess thereof; provided that the final Borrowing of Term Loans may be in an amount equal to the then-remaining Term Loan Commitment, and (ii) the Availability. Each Borrowing shall be constituted entirely of Base Rate Loans or of SOFR Loans as the Borrower may request in accordance herewith. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender of a Class of Loans requested in the Borrowing Notice prompt notice of the terms thereof. If all conditions precedent to such Loans have been met, each applicable Lender for such Class of Loans will on the date requested promptly remit to Administrative Agent at Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Borrowing Notice (or, as to Loans to be made on the Closing Date as to which Advance Funding Arrangements are in effect, in accordance with the terms thereof) the amount of such Lender’s Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by
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the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section 2.3.    Continuations and Conversions of Existing Loans. Borrower may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to SOFR Loans, to convert SOFR Loans to Base Rate Loans, and to continue SOFR Loans beyond the expiration of the last day of the Interest Period for such SOFR Loans by designating a new Interest Period to take effect at the time of such conversion or expiration. In making such elections, Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings; provided that Borrower may have no more than five (5) Borrowings of SOFR Loans outstanding at any time. To make any such election, Borrower must give to Administrative Agent irrevocable written notice of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such irrevocable notice constitutes a “Continuation/Conversion Notice” hereunder and must:
(a)    specify the existing Loans that are to be Continued or Converted;
(b)    specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of SOFR Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur (which date shall be the first day of the Interest Period that is to apply to such SOFR Loans); and
(c)    be received by Administrative Agent not later than (i) 10:00 a.m. one Business Day prior to the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) noon on the 3rd Business Day preceding the day on which any such Continuation or Conversion to SOFR Loans is to occur, which date shall be a Business Day.
Each such irrevocable written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed by a Responsible Officer or other authorized officer. Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower. During the continuance of any Event of Default, Borrower may not make any election to convert existing Loans into SOFR Loans or continue existing Loans as SOFR Loans. If (due to the existence of an Event of Default or for any other reason) Borrower is prohibited hereby from giving, or otherwise fails to give, any Continuation/Conversion Notice with respect to a Borrowing of existing SOFR Loans at least 3 Business Days prior to the end of the Interest Period applicable thereto, such SOFR Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.
Section 2.4.    Interest Rates and Fees; Payment Dates; Retroactive Adjustments of Applicable Interest Rates.
(a)    Interest Rates. Subject to subsection (b) below, (i) each Base Rate Loan shall bear interest on each day outstanding at the Adjusted Base Rate in effect on such day, and (ii) each SOFR Loan shall bear interest on each day during the related Interest Period at the related Adjusted SOFR Rate in effect on such day.
(b)    Default Rate. If any amount payable by Borrower under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate. In addition, if any Event of Default shall have
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occurred and be continuing under Sections 9.1(a), (b), (c) (solely with respect to a breach of the Financial Performance Covenants), (i)(i) or (i)(ii), Majority Lenders (or Administrative Agent at the direction of Majority Lenders) may, by notice to Borrower, elect to have the outstanding Loans and other Obligations bear interest at the applicable Default Rate, whereupon such Loans and Obligations shall bear interest at the applicable Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date upon which Majority Lenders shall have rescinded such notice. All such interest accruing at the Default Rate shall be payable within one Business Day of demand of Administrative Agent.
(c)    Commitment Fees. In consideration of each Lender’s Term Loan Commitment and Revolving Credit Commitment, Borrower will pay to Administrative Agent for the account of each Lender a commitment fee on the actual daily unused amount of the Term Loan Commitment and Revolving Credit Commitment (as applicable) of such Lender, which shall accrue at a rate per annum equal to the Commitment Fee Rate during the period from and including the Closing Date to but excluding the last day of the applicable Commitment Period. All commitment fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). This commitment fee shall be fully earned and due and payable in arrears on the tenth (10th) Business Day following the last Business Day of each Fiscal Quarter and at the end of the applicable Commitment Period.
(d)    Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing (including, but not limited to as set forth in the Fee Letters) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).
(e)    Payment Dates. On each Interest Payment Date relating to Base Rate Loans, Borrower shall pay to Lenders all unpaid interest that has accrued on the Base Rate Loans to but not including such Interest Payment Date. On each Interest Payment Date relating to a SOFR Loan, Borrower shall pay to Lenders all unpaid interest that has accrued on such SOFR Loan to but not including such Interest Payment Date.
(f)    Term SOFR Conforming Changes. With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(g)    Computations. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest with respect to SOFR Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to the provisions in this Agreement addressing payments generally, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.5.    Optional Prepayments. Borrower may, (a) upon 1 Business Days’ notice to Administrative Agent with respect to any Base Rate Loan and (b) upon 3 Business Days’ notice to Administrative Agent with respect to any SOFR Loan, from time to time and without premium or penalty, prepay the Loans, in whole or in part, provided that (i) the aggregate amounts of all partial prepayments of principal on the Loans equals $1,000,000 or any higher integral multiple of $500,000 (or, in the event of a prepayment in full of the Term Loans or Revolving Loans, an amount equal to the outstanding principal amount of such Term Loans or Revolving Loans being prepaid), (ii) Borrower does not make
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any prepayments that would reduce the unpaid principal balance of any Loan to less than $500,000 without first either (1) terminating this Agreement or (2) providing assurance satisfactory to Administrative Agent in its discretion that Lenders’ legal rights under the Loan Documents are in no way adversely affected by such reduction, (iii) if Borrower prepays any SOFR Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to Lenders any amounts due under Section 3.4 (iv) any such notice may be contingent upon the consummation of a refinancing or other event and such notice may otherwise be extended or revoked by the Borrower and (v) such notice must be received by the Administrative Agent not later than 12:00 p.m. on the applicable date specified in clause (a) or (b). Each such notice shall be irrevocable and specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loan to be prepaid. No amount prepaid pursuant to this Section 2.5 may be re-borrowed, other than prepayments of Revolving Loans. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment. Such prepayments under this Section 2.5 shall be applied to the Classes of Loans, and the order of maturity of principal payments, as directed by the Borrower and, absent such direction, shall be applied against Revolving Loans in direct order of maturity, and then to Term Loans in direct order of maturity (to be applied against payments owing by Borrower pursuant to Section 2.11(a)(i)). The Administrative Agent shall promptly notify each Lender of the applicable Class of Loans and the Collateral Agent of the contents of the Borrower’s prepayment notice and of each Lender’s ratable share of the prepayment.
Section 2.6.    Mandatory Prepayments. The Restricted Persons shall, from time to time and without premium or penalty, apply each of the following to a mandatory prepayment of the Loans:
(a)    Asset Sales. Within 5 Business Days after the receipt by a Restricted Person of Net Cash Proceeds of a Disposition of any Property with a fair market value in excess of $5,000,000 pursuant to Section 7.5(n), 100% of the Net Cash Proceeds from such Disposition (or in the case of a Disposition by a Restricted Joint Venture, 100% of the Net Cash Proceeds received by the Borrower or a Guarantor in respect of such Disposition); provided that, so long as no Event of Default has occurred and is continuing, the Restricted Persons may reinvest any portion of such Net Cash Proceeds in assets useful for their business (which shall include any Permitted Investment) within 180 days of such receipt and such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent not, within 180 days of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 180 day period but within such 180 day period are contractually committed to be used, then upon the termination of such contract or if such Net Cash Proceeds are not so used within 360 days of initial receipt, such remaining portion shall constitute Net Cash Proceeds as of the date of such termination or expiry without giving effect to this proviso).
(b)    Insurance and Condemnation Proceeds. Within 5 Business Days after the receipt by a Restricted Person of Net Cash Proceeds in connection with any Casualty Event or Condemnation Event with a fair market value in excess of $5,000,000, 100% of the Net Cash Proceeds from such Casualty Event or Condemnation Event (or in the case of a Casualty Event or Condemnation Event in respect of a Restricted Joint Venture, 100% of the Net Cash Proceeds received by the Borrower or a Guarantor in respect of such Casualty Event or Condemnation Event); provided that, so long as no Event of Default has occurred and is continuing, the Restricted Persons may reinvest any portion of such proceeds in assets useful for their business (which shall include any Permitted Investment) within 180 days of such receipt and such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent not, within 180 days of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 180 day period but within such 180 day period are contractually committed to be used, then upon the termination of such contract or if such Net Cash Proceeds are not so used within 360 days of initial receipt, such remaining portion shall constitute Net Cash Proceeds as of the date of such termination or expiry without giving effect to this proviso).
(c)    Incurrence of Indebtedness. Within 5 Business Days after the receipt of Net Cash Proceeds in connection with the issuance, sale or incurrence of Indebtedness by any Restricted Person after the Closing Date (other than Indebtedness not prohibited under Section 7.1), such Restricted Person
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shall cause to be prepaid an aggregate principal amount of Loans in an amount equal to 100% of all Net Cash Proceeds received by a Restricted Person (or in the case of an issuance, sale or incurrence of Indebtedness by a Restricted Joint Venture, 100% of the Net Cash Proceeds received by the Borrower or a Guarantor in respect of such issuance, sale or incurrence of Indebtedness by a Restricted Joint Venture) therefrom on the date of the receipt by such Restricted Person of such Net Cash Proceeds.
(d)    Cash Sweep. Within two (2) Business Days after the financial statements are required to have been delivered for the Fiscal Quarter ending on each Repayment Date pursuant to Section 6.2(b), an amount equal to Distributable Cash for such Fiscal Quarter multiplied by the percentage set forth below as determined by the Consolidated Debt to Cash Flow Ratio; provided that, to the extent that the Borrower fails to provide the financial statements by the time required to have been delivered pursuant to Section 6.2(b) for any Fiscal Quarter, the percentage shall be deemed to be 100%:

Consolidated Debt to Cash Flow Ratio	Percentage of Distributable Cash
Equal to or greater than 3.50:1.00	100%
Equal to or greater than 3.00:1.00 but less than 3.50:1.00	75%
Equal to or greater than 2.50:1.00 but less than 3.00:1.00	50%
Less than 2.50:1.00	25%

(e)    If at any time the Outstanding Amount exceeds the Commitments (whether due to a reduction in the Commitments in accordance with this Agreement, or otherwise), Borrower shall immediately upon demand prepay the principal of the Loans in an amount at least equal to such excess.
(f)    No amount prepaid pursuant to this Section 2.6 may be re-borrowed, other than prepayments of Revolving Loans. Each payment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so paid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such payment, including, if a Restricted Person prepays any SOFR Loan on any day other than the last day of the Interest Period applicable thereto, any amounts due under Section 3.4. Each prepayment or reduction pursuant to this Section 2.6 shall be applied as follows: first, to ratably prepay any outstanding Term Loans on a pari passu basis, any related Hedge Termination Payments in respect of any Interest Rate Hedging Agreements then in effect and any amounts contemplated by Section 2.7(a) below and second, to ratably repay any outstanding Revolving Loans, any related Hedge Termination Payments in respect of any Interest Rate Hedging Agreements then in effect and any amounts contemplated by Section 2.7(a) below. Subject to Section 6.14(d), the Restricted Persons shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loan to be prepaid. Such prepayments under this Section 2.6 shall be applied to the remaining installments of such Loans in inverse order of maturity. The Administrative Agent shall promptly notify each Lender of the applicable Class of Loans and the Collateral Agent of the contents of the Borrower’s prepayment notice and of each Lender’s ratable share of the prepayment.
(g)    For the avoidance of doubt, nothing in this Agreement (including Section 2.6) shall require any Restricted Person or any of their Subsidiaries to cause any amounts to be repatriated, whether directly or indirectly, and whether such repatriation is actual or deemed under Section 956 of the Internal
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Revenue Code, to the United States (whether or not such amount are used in or excluded from the determination of the amount of any mandatory prepayment hereunder).
Section 2.7.    Application of Prepayments.
(a)    Amounts prepaid pursuant to Section 2.5 or Section 2.6 shall be applied on a pro rata basis to (A) the outstanding Loans (in the manner specified in Section 2.5 or 2.6, as applicable) and (B) all Hedge Termination Payments under Interest Rate Hedging Agreements to the extent elected by the Borrower.
(b)    No prepayment of a SOFR Loan hereunder shall be made on any day that is not a Business Day, and if any prepayment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.
Section 2.8.    Reduction of Commitments.
(a)    Borrower may, upon notice to Administrative Agent (which such notice may be contingent upon the consummation of a refinancing or other event), terminate all or any portion of the Term Loan Commitment, the Revolving Credit Commitment, or the LC Sublimit, or from time to time permanently reduce all or any portion of such Term Loan Commitment, Revolving Credit Commitment or the LC Sublimit; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) Borrower shall not terminate or reduce (A) such Revolving Credit Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the total Revolving Credit Exposures would exceed such Revolving Credit Commitments or (B) the LC Sublimit if, after giving effect thereto, the LC Obligations not fully Cash Collateralized hereunder would exceed the LC Sublimit.
(b)     The Administrative Agent will promptly notify the Lenders of any termination or reduction of the LC Sublimit or the Revolving Credit Commitment under this Section 2.8. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Revolving Credit Commitments accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.
(c)    The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused portion of the aggregate Term Loan Commitment under this Section 2.8. Upon any reduction of the unused portion of the aggregate Term Loan Commitments, the Term Loan Commitment of each Term Loan Lender shall be reduced by such Lender’s ratable portion of such reduction amount. All fees in respect of the Term Loan Commitment accrued until the effective date of any termination of the Term Loan Commitment shall be paid on the effective date of such termination.
Section 2.9.    Letters of Credit.
(a)    The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.1(b), the Borrower may request that any LC Issuer, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.9, issue, at any time and from time to time during the Revolving Credit Commitment Period, Letters of Credit denominated in Dollars for its own account or the account of any Restricted Person in which the Borrower has a direct or indirect Equity interest equal to or greater than 50% (who shall be a joint applicant of the relevant LC Application) in such form as is acceptable to the Administrative Agent and such LC Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.
(b)    Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an
    41    [OPAL Fuels Credit Agreement]

outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable LC Issuer) to an LC Issuer selected by it and to the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and such LC Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.9), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable LC Issuer, the Borrower also shall submit a letter of credit application and reimbursement agreement on such LC Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, an LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
If the Borrower so requests in any applicable LC Application (or the amendment of an outstanding Letter of Credit), the applicable LC Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and the applicable LC Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the applicable LC Issuer, the Borrower shall not be required to make a specific request to such LC Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable LC Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.9(d); provided, that such LC Issuer shall not (i) permit any such extension if (A) such LC Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Majority Lenders of the applicable Class have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.2 is not then satisfied, and in each such case directing such LC Issuer not to permit such extension.
(c)    Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by any LC Issuer shall not exceed its LC Commitment, (ii) the aggregate LC Obligations shall not exceed the LC Sublimit, (iii) the Revolving Credit Exposure of any Lender shall not exceed its Revolving Credit Commitment and (iv) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments.
(i)    No LC Issuer shall be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Issuer from issuing the Letter of Credit, or any Law applicable to such LC Issuer or any request or directive (whether or not having the force of law) from any Governmental
    42    [OPAL Fuels Credit Agreement]

Authority with jurisdiction over such LC Issuer shall prohibit, or request that such LC Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such LC Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such LC Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of such LC Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and such LC Issuer, the Letter of Credit is in an initial stated amount less than $25,000;
(D)    any Revolving Lender is at that time a Defaulting Lender, unless such LC Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such LC Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such LC Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which such LC Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;
(E)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(F)    the Borrower or any Subsidiary thereof has failed to deliver the documentation and other information requested by such LC Issuer in order to comply with requirements of the Patriot Act, the Beneficial Ownership Regulation (to the extent applicable), and applicable “know your customer” and Anti-Money Laundering Laws.
(ii)    No LC Issuer shall be under any obligation to amend any Letter of Credit if (A) such LC Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(d)    Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.
(e)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable LC Issuer or the Lenders, such LC Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such LC Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments.
In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the applicable
    43    [OPAL Fuels Credit Agreement]

LC Issuer, such Lender’s Applicable Percentage of each LC Disbursement made by an LC Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Lenders pursuant to Section 2.9(f) until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Revolving Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.2 with respect to Loans made by such Lender (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.9), and the Administrative Agent shall promptly pay to the applicable LC Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.9(f), the Administrative Agent shall distribute such payment to the applicable LC Issuer or, to the extent that the Revolving Lenders have made payments pursuant to this clause (e) to reimburse such LC Issuer, then to such Lenders and such LC Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse an LC Issuer for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended as a result of an assignment in accordance with Section 11.5 or otherwise pursuant to this Agreement.
If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable LC Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.9(e), then, without limiting the other provisions of this Agreement, the applicable LC Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such LC Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable LC Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such LC Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing of Revolving Loans or LC Advance in respect of the relevant LC Borrowing, as the case may be. A certificate of any LC Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this paragraph shall be conclusive absent manifest error.
(f)    Reimbursement. If an LC Issuer shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Issuer in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.2 that such payment be financed with a Borrowing of Base Rate Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans which are Base Rate Loans to be disbursed on the date of payment by the applicable LC Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.2 (other than the delivery of a Borrowing Notice). Any notice given by any LC Issuer or the Administrative Agent pursuant to this
    44    [OPAL Fuels Credit Agreement]

Section 2.9(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(g)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in clause (f) of this Section 2.9 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:
(i)    any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by any LC Issuer of any requirement that exists for such LC Issuer’s protection and not the protection of the Borrower or any waiver by such LC Issuer which does not in fact materially prejudice the Borrower;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;
(vi)    any payment made by any LC Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    payment by the applicable LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any LC Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.9, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable LC Issuer. The Borrower shall be conclusively deemed to have waived any such claim against each LC Issuer and its correspondents unless such notice is given as aforesaid.
None of the Administrative Agent, the Lenders, any LC Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable LC Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission,
    45    [OPAL Fuels Credit Agreement]

interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable LC Issuer; provided that the foregoing shall not be construed to excuse an LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an LC Issuer (as finally determined by a court of competent jurisdiction), an LC Issuer shall be deemed to have exercised care in each such determination, and that:
(ix)    an LC Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(x)    an LC Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;
(xi)    an LC Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(xii)    this sentence shall establish the standard of care to be exercised by an LC Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Lenders, any LC Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an LC Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) an LC Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such LC Issuer.
(h)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable LC Issuer and the Borrower when a Letter of Credit is issued by it, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no LC Issuer shall be responsible to the Borrower for, and no LC Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any LC Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any LC Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(i)    Each LC Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each LC Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such LC Issuer in connection with Letters of Credit issued by it or proposed to be
    46    [OPAL Fuels Credit Agreement]

issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such LC Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such LC Issuer.
(j)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Letter of Credit Fee Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. Letter of Credit Fees shall be (i) due and payable on the tenth (10th) Business Day following the last Business Day of each Fiscal Quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Letter of Credit Fee Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Letter of Credit Fee Rate separately for each period during such quarter that such Letter of Credit Fee Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Majority Lenders under the applicable Class, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(k)    Fronting Fee and Documentary and Processing Charges Payable to LC Issuers. The Borrower shall pay directly to the applicable LC Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Borrower and such LC Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. In addition, the Borrower shall pay directly to the applicable LC Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such LC Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(l)    Disbursement Procedures. The LC Issuer for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such LC Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such LC Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Issuer and the Lenders with respect to any such LC Disbursement.
(m)    Interim Interest. If the LC Issuer for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to clause (f) of this Section 2.9, then Section 2.4(b) shall apply. Interest accrued pursuant to this clause (m) shall be for account of such LC Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.9 to reimburse such LC Issuer shall be for account of such Lender to the extent of such payment.
(n)    Replacement of any LC Issuer. Any LC Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced LC Issuer (unless such LC Issuer is a Defaulting Lender or has experienced a credit rating downgrade below the requirements set forth in the definition of Acceptable L/C Issuer), and the successor LC Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an LC Issuer. At the time any such replacement shall
    47    [OPAL Fuels Credit Agreement]

become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to Section 2.9(j). From and after the effective date of any such replacement, (i) the successor LC Issuer shall have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “LC Issuer” shall be deemed to include such successor or any previous LC Issuer, or such successor and all previous LC Issuer, as the context shall require. After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(o)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Majority Lenders under the applicable Class (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Obligations representing at least 66-2/3% of the total LC Obligations) demanding the deposit of Cash Collateral pursuant to this clause (o), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the total LC Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) of Section 9.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.9, if any LC Obligations remain outstanding after the expiration date specified in said clause (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such LC Obligations as of such date plus any accrued and unpaid interest thereon.
The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each LC Issuer for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Obligations representing 66-2/3% of the total LC Obligations), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(p)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the applicable LC Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of the Borrower. The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(q)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
Section 2.10.    [Reserved]
Section 2.11.    Repayment of Loans; Evidence of Debt.
    48    [OPAL Fuels Credit Agreement]

(a)    Repayment.
(i)    Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Term Loan Lenders on each applicable Repayment Date an amount equal to one percent (1%) of the aggregate principal amount of Term Loans advanced by Lenders calculated as of the end of the Term Loan Commitment Period. To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date.
(ii)    Revolving Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Revolving Lenders the outstanding principal amount of the Revolving Loans in full on the Maturity Date.
(b)    Evidence of Debt.
(i)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request, pursuant to clause (ii) below, execution and delivery of a Note evidencing the Loans made by such Lender to the Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be prima facie evidence of such Indebtedness of the Borrower absent manifest error; provided, that the failure of any Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any repayment obligations of the Borrower hereunder.
(ii)    The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a single promissory note (herein called such Lender’s “Note”) payable to such Lender in an amount equal to such Lender’s Loans evidencing the Loans made by such Lender. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be prima facie evidence of the applicable Indebtedness of the Borrower absent manifest error; provided, that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any obligations of the Borrower. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 11.5.
Section 2.12.    [Reserved]
Section 2.13.    [Reserved]
Section 2.14.    [Reserved]
Section 2.15.    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
    49    [OPAL Fuels Credit Agreement]

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Restricted Person consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Restricted Person rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Restricted Person in the amount of such participation.
Section 2.16.    Obligations of Lenders Several. The respective obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 2.2 are several and not joint. The failure of any Lender to make any Loan; to fund any such participation or to make any payment under Section 11.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.4(c), in each case to the extent applicable to such Lender.
Section 2.17.    [Reserved].
Section 2.18.    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.1.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article III or VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 11.14), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by the Defaulting Lender to LC Issuer hereunder, third, if such Defaulting Lender is a Lender and if so determined by the Administrative Agent or requested by LC Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if such Defaulting Lender is a Lender and if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent
    50    [OPAL Fuels Credit Agreement]

jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which a Defaulting Lender has funded its participation obligations and (y) such Loans or LC Disbursements were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of the same Class of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or LC Disbursements of, or LC Disbursements owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. Any Lender that is a Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.4(c) (A) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (B) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Amount of the Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.11, Section 2.17, or Section 2.18(a)(ii), as applicable (and Borrower shall (A) be required to pay to LC Issuer the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.9(j).
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender that is a Lender (a “Non-Defaulting Lender”) to acquire, refinance or fund participations in LC Obligations, the “Applicable Percentage” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in LC Obligations shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that Non-Defaulting Lender minus (2) such Non-Defaulting Lender’s Revolving Credit Exposure. Subject to Section 11.13, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.18(d).
(b)    Defaulting Lender Cure. If Borrower, Administrative Agent and LC Issuer agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include arrangements with respect to any Cash Collateral), that Lender (if a Lender) will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by
    51    [OPAL Fuels Credit Agreement]

or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
(c)    New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no LC Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)    Cash Collateral.
(i)    Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any LC Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(ii)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the LC Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.18(c)(iii). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable LC Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.18(a)(v), after giving effect to Section 2.18(a)(v) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(iii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.18 or Sections 2.5, 2.6, 2.8 or 9.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(iv)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.5(h))) or (ii) the determination by the Administrative Agent and the applicable LC Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable LC Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
    52    [OPAL Fuels Credit Agreement]

Section 2.19.    Pari Passu Lien. Subject to Section 9.3, all Secured Obligations arising under the Loan Documents, any Secured Cash Management Agreement, any Interest Rate Hedging Agreement or any Secured Commodity Hedging Agreement, shall be secured pari passu by the Collateral.
ARTICLE III - Payments to Lenders
Section 3.1.    General Procedures. Borrower will make each payment that it owes hereunder, or under any other Loan Document (except to the extent otherwise provided therein) to Administrative Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States, free and clear of and without condition, set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than 12:00 noon on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place set forth for Administrative Agent on the Lenders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows (except as otherwise provided in Section 9.3):
(a)    first, for the payment of all Obligations that are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due to Administrative Agent under Section 11.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);
(b)    second, then for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and
(c)    third, for the payment or prepayment of any other Obligations.
All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections 2.6 and 2.7. All distributions of amounts described in any of subsections (b) or (c) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties that are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.9(e) or to Administrative Agent under Section 11.4(c), any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer, or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender or LC Issuer.
Section 3.2.    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    Impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Administrative Agent, any Lender or LC Issuer;
(ii)    subject Administrative Agent, any Lender or LC Issuer to any Tax of any kind whatsoever with respect to this Agreement or any SOFR Loan, any Letter of Credit, any
    53    [OPAL Fuels Credit Agreement]

participation in any Letter of Credit made by it (except for any (A) Indemnified Taxes, (B) Other Taxes or (C) Excluded Taxes); or
(iii)    impose on Administrative Agent, any Lender or LC Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by Administrative Agent, such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to Administrative Agent or such Lender of making, maintaining, continuing or converting to any SOFR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to Administrative Agent, such Lender or LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Administrative Agent, such Lender or LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of Administrative Agent, such Lender or LC Issuer, Borrower will pay to Administrative Agent, such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate Administrative Agent, such Lender or LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or liquidity or on the capital or liquidity of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A Lender or LC Issuer intending to make a claim under subsection (a) or (b) of this Section shall notify the Administrative Agent of the circumstances giving rise to the claim, and provide a certificate to Administrative Agent and Borrower setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, and shall be conclusive absent manifest error. Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than 9 months prior to the date that such Lender or LC Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 9 month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.3.    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Screen Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Screen Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference
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to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Term SOFR Screen Rate or Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the SOFR, the Term SOFR Screen Rate or Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Screen Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.4.
Section 3.4.    Funding Losses. In addition to its other obligations hereunder, Borrower shall indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain SOFR Loans), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a SOFR Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the continuation of outstanding SOFR Loans as, or the conversion of outstanding Base Rate Loans to, SOFR Loans, if such payment or prepayment prevents such Continuation/Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice requesting the continuation of outstanding SOFR Loans as, or the conversion of outstanding Base Rate Loans to, SOFR Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any SOFR Loan into a Base Rate Loan or into a different SOFR Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.7(b). A certificate of any Lender Party setting forth any amount or amounts that such Lender Party is entitled to receive pursuant to this Section 3.4 shall be delivered to the Borrower (with a copy to the Administrative Agent), and such certificate shall be prima facie evidence of such Lender Party’s right to be compensated and of the amount of such compensation. The Borrower shall pay such Lender Party the amount shown as due on any such certificate within 10 days.
Section 3.5.    Taxes.
(a)    Payments Free of Taxes. Except as required by applicable Law, any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrower (or other withholding agent) shall be required by applicable Law (as determined in the good faith discretion of the Borrower (or other withholding agent)) to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) Administrative Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower (or the applicable withholding agent) shall be entitled to make such deductions or withholdings and (iii) Borrower (or the applicable withholding agent) shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.
    55    [OPAL Fuels Credit Agreement]

(b)    Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, or duplicating any obligation therein, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.
(c)    Indemnification by Borrower. Without duplication of any other obligation contained in this Section 3.5, Borrower shall indemnify Administrative Agent, each Lender and LC Issuer within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by, or required to be withheld or deducted from a payment to, Administrative Agent, such Lender or LC Issuer, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or LC Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority pursuant to this Section 3.5, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(f)    Status of Lenders. Any Lender, Administrative Agent, or LC Issuer that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or that will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, Administrative Agent, or LC Issuer, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender, Administrative Agent, or LC Issuer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(i)(A), (B), (D) or (E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes
    56    [OPAL Fuels Credit Agreement]

a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of properly completed and executed Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), but only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of properly completed and duly executed Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, copies of properly completed and duly executed Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; and
(2)    copies of properly completed and duly executed Internal Revenue Service Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a tax compliance certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10-percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) copies of properly completed and duly executed Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4)    to the extent a Foreign Lender is not the beneficial owner, copies of properly completed and duly executed Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a tax compliance certificate substantially in the form of Exhibit F-2 or F-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a tax compliance certificate substantially in the form of Exhibit F-4 on behalf of such direct or indirect partner,

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of any other executed form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower
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or the Administrative Agent to determine the withholding or deduction required to be made, and
(D)    if a payment made to a Lender, Administrative Agent, or LC Issuer under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender, Administrative Agent, or LC Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender, Administrative Agent, or LC Issuer shall deliver to Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender, Administrative Agent, or LC Issuer has complied with such Lender’s, Administrative Agent’s, or LC Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)    Administrative Agent and any successor thereto shall deliver to the Borrower on or prior to the date on which it becomes Administrative Agent under this Agreement (and from time to time thereafter upon request of the Borrower) (i) if Administrative Agent (or such successor to Administrative Agent) is a U.S. Person properly completed and duly executed copies of Internal Revenue Service Form W-9 certifying that it is not subject to U.S. federal backup withholding, or (ii) if Administrative Agent (or such successor to Administrative Agent) is not a U.S. Person, (A) executed copies of Internal Revenue Service Form W-8ECI with respect to any amounts payable under any Loan Document to Administrative Agent for its own account, and (B) executed copies of Internal Revenue Service Form W-8IMY with respect to any amounts payable under any Loan Document to Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person (and the Borrower and Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments as contemplated by Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)).
Each Lender, Administrative Agent, or LC Issuer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If Administrative Agent, a Lender or LC Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.5 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Administrative Agent, such Lender, or LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Administrative Agent, such Lender or LC Issuer, agrees to repay the amount paid over to Borrower pursuant to this
    58    [OPAL Fuels Credit Agreement]

subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or LC Issuer in the event Administrative Agent or such Lender or LC Issuer, as the case may be, is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, a Lender or LC Issuer be required to pay any amount to Borrower pursuant to this paragraph (g) the payment of which would place the Administrative Agent, such Lender or LC Issuer in a less favorable net after-Tax position than the Administrative Agent, such Lender or LC Issuer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require Administrative Agent, any Lender or LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an LC Issuer, or have any obligation to pay to any Lender or any LC Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such LC Issuer, as the case may be.
(h)    For purposes of this Section 3.5, the term “Lender” includes any LC Issuer and the term “applicable Law” includes FATCA.
(i)    Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.6.    [Reserved].
Section 3.7.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.2 or 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender is a Defaulting Lender, or if any Lender requests compensation under Section 3.2, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, or if, in connection with any consent to or approval of any proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or the consent of each Lender affected thereby, the consent of the Majority Lenders shall have been obtained but any Lender has not so consented to or approved such proposed amendment, waiver, consent or release, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.2 or Section 3.5) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    unless waived by the Administrative Agent, Borrower shall have paid to Administrative Agent the assignment fee specified in Section 11.5;
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(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    in the case of any such assignment resulting from a Lender not providing its consent to an amendment, waiver, consent or release that requires the consent of each Lender or the consent of such affected Lender, the replacement lender shall grant the applicable consent;
(v)    any Lender that has been replaced as a Lender pursuant to this Section 3.7(b) and that is a Lender Counterparty shall use commercially reasonable efforts to promptly novate, assign and delegate without recourse, all its interests, rights and obligations under the Interest Rate Hedging Agreement to which it, or its Affiliate, is party to the assignee replacing it as a Lender hereunder pursuant to this Section 3.7(b) or to another Lender Counterparty; provided, that if such Lender (or its Affiliate, as applicable) determines in its sole discretion that it is not commercially reasonable to novate, assign and delegate such Interest Rate Hedging Agreement to such assignee or another Lender Counterparty, then the replaced Lender (or its Affiliate, as applicable) may in its sole discretion elect to terminate such Interest Rate Hedging Agreement; and
(vi)    such assignment does not conflict with applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
Section 3.8.    Payments by Borrower; Presumptions by Administrative Agent.
(a)    Unless Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable LC Issuers, as the case may be, the amount due.
(b)    With respect to any payment that the Administrative Agent makes for the account of the Lenders or any LC Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) : (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable LC Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(c)    A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 3.8 shall be conclusive, absent manifest error.
Section 3.9.    Inability to Determine Rates; Successor Rates.
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(a)    Inability to Determine Rate. If in connection with any request for a SOFR Loan or a conversion of Base Rate Loans to SOFR Loans or a continuation of any of such Loans, as applicable, (x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.9(b), and the circumstances under clause (x) of Section 3.9(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (y) the Administrative Agent or the Majority Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain SOFR Loans, or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Majority Lenders described in clause (y) of this Section 3.9(a), until the Administrative Agent upon instruction of the Majority Lenders) revokes such notice.
Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of SOFR Loans (to the extent of the affected SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (y) any outstanding SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately or, in the case of SOFR Loans, at the end of their respective applicable Interest Period.
(b)    Replacement of Term SOFR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Majority Lenders notify the Administrative Agent (with, in the case of the Majority Lenders, a copy to the Borrower) that the Borrower or Majority Lenders (as applicable) have determined, that:
(x)     adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(y)     CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be, in the case of SOFR Loans, at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (y) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further
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action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (A) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (B) if the events or circumstances of the type described in clause (x) or clause (y) above have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement and the other Loan Documents solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.9(b) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. And, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than the Floor, the Successor Rate will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
For purposes of this Section 3.9(b), those Lenders that have not made and do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Majority Lenders.
3.10    Requests for Compensation. With respect to any Lender Party’s claim for compensation under Section 3.2, Section 3.3, Section 3.4 or Section 3.5, the Borrower shall not be required to compensate such Lender Party for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender Party notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such one hundred and eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.
ARTICLE IV - Conditions Precedent to Lending
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Section 4.1.    Closing Date Conditions. The obligation of each Lender to make its initial Loan hereunder and LC Issuer to issue the initial Letter of Credit hereunder is subject to satisfaction of the following conditions precedent:
(a)    Loan Documents. Administrative Agent shall have received (1) duly executed and delivered counterparts of each Loan Document (i) in form, substance and date satisfactory to Administrative Agent, and (ii) in such numbers as Administrative Agent or its counsel may request, and (2) if Advance Funding Arrangements shall exist with respect to funding on the Closing Date, executed Advance Funding Documentation in form and number acceptable to the Administrative Agent. In connection with the execution and delivery of the Security Documents, Administrative Agent shall (i) be reasonably satisfied that the Security Documents create first priority, perfected Liens on the Collateral (subject to Permitted Liens and other than Limited Perfection Collateral) in favor of the Collateral Agent for the benefit of the Secured Parties, and (ii) have received (A) UCC financing statements (duly authorized) and (B) the original certificate (if any) representing all limited liability company interests in the Restricted Persons (in each case, together with a duly executed transfer power and irrevocable proxy) as may be required in order to perfect the Liens granted pursuant to such Security Documents.
(b)    Organizational Documents; Incumbency. Administrative Agent shall have received from each Restricted Person and the Pledgor (i) copies of each Organizational Document of each Restricted Person and the Pledgor, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which such Person is a party; (iii) resolutions of the Board of Directors or similar governing body of each Restricted Person and the Pledgor approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date or a recent date prior thereto by a Responsible Officer as being in full force and effect without modification or amendment; and (iv) an existence and good standing certificate from the applicable Governmental Authority of each Restricted Person’s and the Pledgor’s jurisdiction of incorporation, organization or formation dated a recent date prior to the Closing Date;
(c)    Closing Certificate. Administrative Agent shall have received from a Responsible Officer of Borrower, of even date with this Agreement, a “Closing Certificate” in which such officer certifies (i) to the satisfaction of each of the conditions set out in Section 4.1 (other than with respect to Administrative Agent’s or any other Lender Party’s satisfaction with any such condition) and Section 4.2, (ii) that, after giving pro forma effect to the Transactions, the Restricted Persons, taken as a whole, are Solvent, and (iii) that each Restricted Person is in compliance with Laws applicable to it except to the extent any non-compliance would not cause a Material Adverse Change.
(d)    Governmental Authorizations and Consents. Each Restricted Person shall have obtained, at or prior to the time required by applicable Law, all material Permits and all material consents of other Persons, in each case that are necessary for its operations or the construction of the Qualified Construction Projects and construction, development, ownership, operation or maintenance of the Qualified Projects and the Loan Documents, and each of the foregoing shall be in full force and effect. All applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof, the operations or the construction of the Qualified Construction Projects and construction, development, ownership, operation or maintenance of the Qualified Projects and the Loan Documents the construction, development, ownership, operation and maintenance of the Qualified Projects and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired, in each case, except to the extent that such occurrence or circumstance could not reasonably be expected to have a Material Adverse Change.
(e)    Patriot Act, etc. Each Restricted Person shall have provided to the Administrative Agent and the Lenders prior to the Closing Date the documentation and other information requested by the Administrative Agent in order to comply with requirements of the Patriot Act, the Beneficial Ownership
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Regulation (to the extent applicable), and applicable “know your customer” and Anti-Money Laundering Laws, to the extent that such information has been requested, not less than ten Business Days prior to the Closing Date.
(f)    Evidence of Insurance. Administrative Agent shall have received a certificate from the Insurance Consultant or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 6.8 is in full force and effect and that the Collateral Agent has been named, via endorsement or otherwise, as additional insured and Collateral Agent has been named as loss payee thereunder as their interests may appear and to the extent required under Section 6.8.
(g)    Opinions of Counsel to Restricted Persons. Administrative Agent shall have received originally executed copies of the favorable written opinions from Sheppard Mullin Richter & Hampton LLP, as special New York counsel to the Borrower, opining as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders), which opinions shall permit reliance by permitted assignees of each of Administrative Agent and the Lenders.
(h)    Closing Date Financial Model. Each of the Administrative Agent and the Independent Engineer shall have received an electronic copy of the financial model for the Qualified Projects (the “Closing Date Financial Model”), which Closing Date Financial Model shall (i) demonstrate compliance with the Credit Underwriting Assumptions and (ii) otherwise be in form and substance reasonably satisfactory to the Lenders.
(i)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents and Interest Rate Hedging Agreements, the “substantial completion” or equivalent under the applicable EPC agreements of the Qualified Construction Projects or the construction, development, ownership, operation and maintenance of the Qualified Projects, or that could reasonably be expected to cause a Material Adverse Change.
(j)    Material Adverse Change. No event or circumstance shall have occurred or be continuing since December 31, 2022 that has had, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Change.
(k)    Report of the Independent Engineer. With respect to the Qualified Construction Projects owned by Prince William RNG LLC and Polk County RNG LLC, Administrative Agent shall have received a technical due diligence report of the Independent Engineer with respect to such Qualified Construction Projects upon which each Lender Party may expressly rely (either pursuant to the terms of such report or pursuant to a certification or reliance letter delivered by the Independent Engineer concurrently therewith), which shall be in form reasonably satisfactory to Administrative Agent.
(l)    Report of the Insurance Consultant. Administrative Agent shall have received a report of the Insurance Consultant upon which each Lender Party may expressly rely (either pursuant to the terms of such report or pursuant to a certification or reliance letter delivered by the Insurance Consultant concurrently therewith), which shall be in form reasonably satisfactory to Administrative Agent.
(m)    Report of the Independent Market Consultant. Administrative Agent shall have received a report of the Independent Market Consultant upon which each Lender Party may expressly rely (either pursuant to the terms of such report or pursuant to a certification or reliance letter delivered by the Independent Market Consultant concurrently therewith), which shall be in form reasonably satisfactory to Administrative Agent.
(n)    Search Reports. Administrative Agent shall have received the results of UCC, litigation, and bankruptcy and other search reports from one or more commercial search firms acceptable to
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Administrative Agent reflecting no Liens against any Restricted Person, other than Permitted Liens or those to be released on or before the Closing Date.
In the event that Advance Funding Arrangements shall exist, the delivery by any Lender (x) of funds pursuant to such Advance Funding Arrangements (“Advance Funds”) and (y) its signature page to this Agreement shall constitute the request, consent and direction by such Lender to the Administrative Agent (unless expressly revoked by written notice from such Lender received by the Administrative Agent prior to the earlier to occur of funding or the Administrative Agent’s declaration that this Agreement is effective) to withdraw and release to the Borrower on the Closing Date the applicable funds of such Lender to be applied to the funding of Loans by such Lender in accordance with Section 2.2 upon the Administrative Agent’s determination (made in accordance with and subject to the terms of this Agreement) that it has received all items expressly required to be delivered to it under this Section 4.1 and Section 4.2.
Section 4.2.    Conditions Precedent to Each Credit Event. No Lender has any obligation to make any Loan (including its first) and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:
(a)    Notice. The Borrower shall have delivered to the Administrative Agent a Borrowing Notice in form and substance satisfactory to the Administrative Agent in accordance with Section 2.2(a) or LC Issuance/Extension Notice in form and substance satisfactory to the LC Issuer (with a copy to the Administrative Agent) in accordance with Section 2.11(a), as the case may be. The Borrowing Notice shall include a description of the intended use of proceeds of any Loans and include a certification that the requested Borrowing or the requested issuance of such Letter of Credit, as the case may be, shall be for a Permitted Use.
(b)    Representations and Warranties. All representations and warranties made by any Restricted Person in any Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of such Loan or issuance of such Letter of Credit (except to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such specific date).
(c)    No Default. No Specified Default shall exist as of the date of such Loan or the date of issuance of such Letter of Credit or would result from the making of such Loan or issuance of such Letter of Credit, as the case may be.
(d)    Notes. Upon the request by a Lender pursuant to Section 2.12(b)(ii), delivery to such Lender of an original Note, each as duly authorized, executed and delivered by the Borrower.
(e)    First Borrowing for each Qualified Construction Project. With respect to the first Borrowing for each Qualified Construction Project:
(i)    Credit Underwriting Assumptions. The most recent RIN pricing forecast report delivered by Borrower to the Administrative Agent from the Price Reporting Source (which shall not be dated more than three months prior to such date), demonstrating market pricing for environmental credits and commodities equal to or in excess of the pricing set forth in the Credit Underwriting Assumptions through to the Maturity Date.
(ii)    Material Project Contracts. (A) The Borrower shall have delivered to the Administrative Agent duly executed copies of all Material Project Contracts (except for any Material Project Contracts described in clause (iii) of the definition thereof to the extent not available at such stage in the construction process), together with a certificate that such Material Project Contracts are in full force and effect and there are no material breaches or defaults outstanding thereunder and (B) to the extent that the Restricted Person that owns such Qualified Construction Project is a Restricted Joint Venture, copies of the operations and maintenance agreements and asset management agreements with respect to such Qualified Construction Project (which may be in draft form).
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(iii)     Permits. The Borrower shall have delivered to the Administrative Agent a certificate that all Permits required for the then-current stage of construction or operation of such Qualified Construction Project (including evidence of permission to commence construction) have been obtained and all material Permits required to achieve the Completion Date with respect to such Qualified Construction Project are reasonably expected to be obtained in ordinary course prior to the time required for the development, construction, maintenance and operation of such Qualified Project.
(iv)    Search Reports. Administrative Agent shall have received the results of UCC, litigation, and bankruptcy and other search reports from one or more commercial search firms acceptable to Administrative Agent reflecting no Liens against the Restricted Person that owns such Qualified Construction Project or such Restricted Person’s Equity, other than Permitted Liens.
(v)    Report of the Independent Engineer. Other than with respect to the Qualified Construction Projects owned by Prince William RNG LLC and Polk County RNG LLC, Administrative Agent shall have received a technical due diligence report of the Independent Engineer with respect to such Qualified Construction Projects upon which each Lender Party may expressly rely (either pursuant to the terms of such report or pursuant to a certification or reliance letter delivered by the Independent Engineer concurrently therewith), which shall be in form reasonably satisfactory to Administrative Agent.
(vi)    Construction Budget. Administrative Agent shall have received a construction budget for such Qualified Construction Project, which shall be consistent with the technical due diligence report delivered pursuant to clause (v) above.
(vii)    Conditions Precedent to Become a Qualified Project. To the extent that any such Qualified Construction Project has not previously satisfied the conditions to becoming a Qualified Project, all conditions precedent set forth in Section 4.3 shall have been satisfied.
(viii)    Joinder Agreement. To the extent that such Qualified Construction Project is owned by a Subsidiary of the Borrower that is not a Guarantor: (i) a duly executed Joinder Agreement has been delivered to Administrative Agent in order for such Subsidiary to become a Guarantor (a “New Guarantor”) and (ii) the conditions specified thereunder shall have been satisfied.
(ix)    Security Documents. Administrative Agent shall have received duly executed and delivered counterparts of a Joinder Agreement to the Security Agreement from each New Guarantor. In connection with the execution and delivery of the joinder agreement to the Security Agreement, Administrative Agent shall (i) be reasonably satisfied that the Security Documents create first priority, perfected Liens on the Collateral (subject to Permitted Liens and other than Limited Perfection Collateral) in favor of the Collateral Agent for the benefit of the Secured Parties, and (ii) have received (A) UCC financing statements (duly authorized) and (B) the original certificate (if any) representing all certificated Equity interests in each New Guarantor (in each case, together with a duly executed transfer power and irrevocable proxy) as Administrative Agent may request to perfect the Liens granted pursuant to such Security Documents.
(f)    Fees. Solely with respect to the first disbursement, Administrative Agent shall have received all upfront, facility, agency, recording, filing, and other fees or reimbursements required to be paid to any Agent or any Lender pursuant to any Loan Documents or any engagement letter heretofore entered into. Administrative Agent shall have received payment from Borrower for estimated reasonable and documented out-of-pocket fees and expenses of counsel for which invoices have been presented not less than two Business Days prior to of the Closing Date.
(g)    DSRA Funding. Solely with respect to the first disbursement, the Borrower shall have caused a DSR Letter of Credit to have been issued in an amount equal to the DSRA Amount.
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(h)    Existing Indebtedness. Solely with respect to the first disbursement, (i) Administrative Agent shall have received evidence reasonably satisfactory to it of the substantially concurrent termination and discharge of any Indebtedness for borrowed money of the Restricted Persons (other than Permitted Indebtedness), including any grant of security interest or guarantee by the Restricted Persons in connection therewith and (ii) Borrower shall have, substantially concurrently with each Lender making its initial Loan hereunder, delivered to the Administrative Agent copies of all documents or instruments evidencing or necessary to release all of the Liens on the Collateral securing any Indebtedness for borrowed money as described in sub-clause (i).
Section 4.3.    Conditions to Updating the Qualified Projects Schedule. After the Closing Date, no more than once per Fiscal Quarter, the Borrower may submit Proposed Additional Construction Projects to Administrative Agent, and Administrative Agent (acting on the instructions of the Majority Lenders) may deem a Proposed Additional Construction Project an “Additional Qualified Construction Project” and the Qualified Project Schedule shall be deemed amended to include such Additional Qualified Construction Project, subject to the prior fulfillment, to Administrative Agent’s (acting on the instructions of the Majority Lenders) satisfaction, of the following conditions with respect to such Proposed Additional Construction Project:
(a)    Eligibility Criteria. Administrative Agent shall have received reasonably satisfactory evidence that the Proposed Additional Construction Project is an electric generation facility or renewable natural gas facility.
(b)    Credit Underwriting Assumptions. The Borrower shall have delivered to the Administrative Agent an updated financial model (the “Updated Financial Model”) which (a) includes an updated quarterly forecast for the Credit Underwriting Assumptions and (b) demonstrates compliance with the Credit Underwriting Assumptions through to the Maturity Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
(c)    No Default. No Specified Default shall exist as of the date of such Loan or the date of issuance of such Letter of Credit or would result from the making of such Loan or issuance of such Letter of Credit, as the case may be.
(d)    Representations and Warranties. All representations and warranties made by any Restricted Person in any Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of such Loan or issuance of such Letter of Credit (except to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such specific date).
ARTICLE V - Representations and Warranties
To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, Properties and obligations and to induce Administrative Agent and each Lender to enter into this Agreement and to extend credit hereunder, each Restricted Person (other than the Restricted Joint Ventures) represents and warrants to each Agent and each Lender on the date hereof, on the date of each Borrowing and on the date of issuance of or amendment to any Letter of Credit as follows; provided that, each representation and warranty made in this Article V with respect to any Restricted Joint Venture shall be deemed to be made to the extent of each Restricted Persons’ (other than the Restricted Joint Ventures) knowledge:
Section 5.1.    No Default. No event has occurred and is continuing that constitutes a Default (or, in connection with each representation made after the Closing Date, a Specified Default) under the Loan Documents.
Section 5.2.    Organization and Good Standing. Each Restricted Person is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of organization, having all powers and authority required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and
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authorized to do business in all other jurisdictions within the United States wherein Collateral or a principal office of a Restricted Person is located except to the extent that the failure to do so could not reasonably be expected to cause a Material Adverse Change.
Section 5.3.    Power; Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents and the Material Project Contracts to which it is a party and to authorize the consummation of the transactions contemplated thereby, the performance of its obligations thereunder and has granted to the Persons executing such Loan Documents and the Material Project Contracts on its behalf, sufficient authority to bind such Restricted Person on the terms thereof. Each Restricted Person is duly authorized to borrow funds and guarantee such borrowing, as applicable hereunder, and has duly authorized, executed and delivered each of the Loan Documents and the Material Project Contracts to which, as of the relevant date that this representation and warranty is made or deemed to be made, it is a party.
Section 5.4.    No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) contravene, conflict with or violate or result in a breach of any provision of (i) any Law applicable to it except to the extent that it could not reasonably be expected to cause a Material Adverse Change, (ii) the Organizational Documents of any Restricted Person, or (iii) any Material Project Contract or judgment, license, order or Permit of any Governmental Authority applicable to or binding upon any Restricted Person, (b) result in the acceleration of any material Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or Properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents.
Section 5.5.    Governmental Authorizations.
(a)    The Restricted Persons have obtained and maintained all material Permits necessary under applicable Law in connection with the possession, occupation, construction, operation and maintenance of the Qualified Projects (as required for the current status of the development, construction, operation and maintenance of the Qualified Projects as of any date required to have been obtained by such date for such Qualified Projects), and delivery and performance by any Restricted Person of its obligations under each Loan Document to which it is party have been granted and such material Permits are either (x) (i) validly issued, (ii) in full force and effect and (iii) not subject to any pending or, to the Restricted Persons’ knowledge, threatened action, claim, complaint, suit or other proceeding seeking to impair, terminate or adversely modify that, if determined adversely, could reasonably be expected to result in a Material Adverse Change or (y) not required given the current state of development, construction, maintenance and operation of the Qualified Projects, and are reasonably expected to be obtained in ordinary course prior to the time required for the development, construction, maintenance and operation of the Qualified Projects.
(b)    Each Restricted Person is in compliance with all material Permits which have been issued to it as of the date this representation is made or deemed to be made, except to the extent any such noncompliance would not reasonably be expected to result in a Material Adverse Change.
(c)    Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required on the part of or in respect of a Restricted Person in connection with the execution, delivery or performance by any Restricted Person of any Loan Document to which it is a party or to consummate any transactions contemplated by the Loan Documents.
Section 5.6.    Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person that is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms except as such enforcement may be limited by applicable bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.
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Section 5.7.    Financial Statements. Each of the Initial Financial Statements and, at the time of delivery, each of the Financial Statements provided pursuant to Section 6.2, fairly present in all material respects the Consolidated financial position of the Persons covered thereby at the date thereof and the Consolidated results of such Restricted Person’s operations and such Restricted Person’s Consolidated cash flows for the period thereof. All Initial Financial Statements were prepared in accordance with GAAP.
Section 5.8.    Other Obligations and Restrictions. Except with respect to Taxes, no Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, and unusual forward or long-term commitments) that are, in the aggregate, material to such Restricted Person or material with respect to such Restricted Person’s Consolidated financial condition and not shown in the Initial Financial Statements or otherwise permitted under Section 7.1.
Section 5.9.    Full Disclosure.
(a)    Taken as a whole, no certificates, statements or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading as of the date made or deemed made (or, if such information expressly relates or refers to an earlier date, as of such earlier date).
(b)    There is no fact known to any Restricted Person that has not been disclosed to each Lender in writing that could reasonably be expected to cause a Material Adverse Change.
(c)    As of the Closing Date, the information included in the Beneficial Ownership Certification (if any) provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
(d)    The projections set forth in the Closing Date Financial Model and the construction budgets were prepared by the Restricted Persons in good faith on the basis of assumptions that were reasonable in light of the conditions existing at the time of delivery, it being understood that such projections are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount.
Section 5.10.    Litigation. Except as disclosed in the Initial Financial Statements or in Section 5.10 of the Disclosure Schedule or otherwise disclosed pursuant to Section 6.4, there is no action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents and Interest Rate Hedging Agreements or that could reasonably be expected to cause a Material Adverse Change.
Section 5.11.    ERISA Plans and Liabilities. Except as disclosed in the Initial Financial Statements or in Section 5.11 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan that could reasonably be expected to cause a Material Adverse Change, and no event or circumstance has occurred or exists that could reasonably be expected to constitute or result in a Termination Event and that could reasonably be expected to cause a Material Adverse Change. Borrower and each other Restricted Person are in compliance in all material respects with ERISA, the Internal Revenue Code and other applicable Laws with respect to each Plan. No Restricted Person nor ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan or any ERISA Plan subject to Section 4064 of ERISA. There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits with respect to any Plan that could reasonably be expected to cause a Material Adverse Change, and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change. Except as set forth in Section 5.11 of the Disclosure Schedule: (a) the current value of each ERISA Plan’s benefits does not exceed the current
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value of such ERISA Plan’s assets available for the payment of such benefits by more than the Threshold Amount, (b) neither Borrower nor any other Restricted Person is obligated to provide benefits to any retired employees (or their dependents) under any employee welfare benefits plan (as defined in Section 3(1) of ERISA) other than as required by applicable Law and (c) neither Borrower nor any other ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.
Section 5.12.    Environmental, Other Laws and Permits. Except as disclosed in Section 5.12 of the Disclosure Schedule: (a) Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have for the past five (5) years been, and are in material compliance with, all material Permits required under any such Laws; (b) none of the operations or Properties of any Restricted Person is the subject of (i) any material investigation by any Governmental Authority related to actual or potential violation of, or liability under, any Environmental Law, or (ii) any material action, claim, complaint, suit or other proceeding by any Person, in each case, including any investigation, claim, complaint, suit or other proceeding with respect to any failure to comply in any material respect with Environmental Law, any material liability under Environmental Law, any material remedial action regarding a release of any Hazardous Materials into the environment or any improper use, transportation, treatment, storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Restricted Person (and to the knowledge of Borrower, no other Person) is responsible for the improper release of Hazardous Materials into the environment in violation of Environmental Law or in amounts or locations that could require any Restricted Person to be responsible for clean-up or remedial work, or the improper treatment, storage or disposal, of any Hazardous Materials or that any material amount of Hazardous Materials have been improperly released, or are improperly treated, stored or disposed of, upon any Property of any Restricted Person; and (d) no Restricted Person has transported or released, or arranged for the transportation or release of, any Hazardous Material to any location that is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of actions or claims by any Person against any Restricted Person with respect to any failure to comply in any material respect with Environmental Laws, any liability under Environmental Law, clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise).
Section 5.13.    Names and Places of Business. No Restricted Person has, since the date occurring one year before the Closing Date, been known by, or used any legal name, except as disclosed in Section 5.13 of the Disclosure Schedule or been organized in a jurisdiction other than its jurisdiction of organization as of the date hereof.
Section 5.14.    Subsidiaries. Section 5.14 of the Disclosure Schedule sets forth a true, correct and complete description as of the Closing Date of (a) the Subsidiaries of Borrower and the ownership of such Subsidiaries’ outstanding Equity and (b) any other Equity in any other Person that is owned by Borrower or any of its Subsidiaries. All of Borrower’s Equity in its Subsidiaries, and all other Equity set forth in such section of the Disclosure Schedule, has been duly authorized and is validly issued, fully paid and non-assessable. Except for Liens under the Loan Documents and other Permitted Liens arising by operation of law, Borrower and its indicated Subsidiaries own such Subsidiaries and Equity free and clear of any Liens and (except as provided in the applicable Organizational Documents) other restrictions (including any restrictions on the right to vote, sell or otherwise Dispose of any such Equity) and free and clear of any pre-emptive rights, rescission rights, or other rights to subscribe for or to purchase or repurchase any such Equity.
Section 5.15.    Government Regulation.
(a)    Neither Borrower nor any other Restricted Person owing Obligations is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended; provided that no Restricted Person is relying on the exception provided by Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940, as amended, when determining such status or (b) subject to regulation by any Governmental Authority or any Law that regulates the incurring by such Person of Indebtedness.
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(b)    Neither Borrower nor any other Restricted Person is subject to or not exempt from regulation as a “public utility” as such term is defined in Section 201(e) of the Federal Power Act, or is subject to or not exempt from regulation as a “holding company” or a “public-utility company” under PUHCA, other than a “holding company” or “public-utility company” solely with respect to one or more “qualifying small power production facilities” as such term is defined in Section 3(17)(C) of the Federal Power Act and the regulations of the Federal Energy Regulatory Commission at 18 C.F.R. Part 292, that qualifies for the exemption from PUHCA set forth at 18 C.F.R. § 292.602(b).
Section 5.16.    Taxes; Other Obligations. Each Restricted Person has timely filed (taking into account any applicable extensions) all income tax returns and all other tax returns that are required to be filed by it and has paid all Taxes imposed upon or with respect to it or its Property, income or assets otherwise due and payable, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Restricted Person accrued adequate reserves in accordance with GAAP or (ii) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change. Each Restricted Person is treated as either a partnership or an entity disregarded as separate from its regarded owner for U.S. federal income tax purposes.
Section 5.17.    Title to Collateral; Intellectual Property.
(a)    Each Restricted Person has good and valid title to, or valid leasehold interests in, licenses of, or other rights to use, all material Properties and assets necessary in the ordinary conduct of its business and owned or leased by it, in each case free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens. The interests in real Property held by each Restricted Person, whether real, leasehold or otherwise, are, collectively, sufficient in all material respects for the development, construction, operation and maintenance of the Qualified Projects in compliance with the requirements of the Loan Documents and the Material Project Contracts on the basis of the status of the Qualified Projects, on the date as of which this representation is made or deemed to be made.
(b)    Each Restricted Person possesses all licenses, Permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) that are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.
Section 5.18.    Margin Resolutions. None of Borrower or its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for a purpose that violates Regulation U, Regulation X or Regulation T. No Restricted Person is engaged principally, or as one of such Restricted Person’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying Margin Stock.
Section 5.19.    Insurance. Each Restricted Person is maintaining insurance on its Property and operations in compliance with the requirements of Section 6.8.
Section 5.20.    Solvency. Upon giving effect to the execution of the Loan Documents by the Restricted Persons and the consummation of the transactions contemplated hereby, the Restricted Persons, taken as a whole, will be Solvent.
Section 5.21.    Security Documents.
(a)    The Security Documents that have been delivered on or prior to the date this representation is made are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby, and, except with respect to Limited Perfection Collateral or to the extent not required by the Security Documents, all necessary recordings and filings with respect to such Security Documents have been made in all necessary public offices, and all other necessary and appropriate action has been taken, so that the security interest created by each such Security Document is a perfected Lien on and security interest in all right, title and interest of the applicable Restricted Person and the Pledgor in
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the Collateral purported to be covered thereby, including (i) with respect to any Collateral that can be perfected by filing, upon the filing of financing statements in the appropriate filing office, (ii) with respect to any Collateral that can be perfected by control, upon execution of the Deposit Account Control Agreement and the other Security Documents, as applicable and (iii) with respect to the Collateral constituting “Pledged Collateral” under and as defined in the Security Agreement and any other property (if any) that can be perfected by possession, upon Collateral Agent receiving possession thereof, prior and superior to all other Liens other than Permitted Liens.
(b)    No Lien (other than a Permitted Lien) covering all or any part of the Collateral purported to be covered by the Security Documents on or prior to the date this representation is made or deemed to be made is on file in any recording office or public registry, except such as may have been filed in favor of the Collateral Agent for the benefit of the Secured Parties.
Section 5.22.    Material Adverse Change. Since the date of the most recent audited financial statements delivered pursuant to Section 6.2, there has been no development or event that has had or could reasonably be expected to cause a Material Adverse Change.
Section 5.23.    Senior Debt Status. The Obligations of each Restricted Person under this Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Restricted Person except Indebtedness of such Restricted Person to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the Properties or income of any Restricted Person which secures Indebtedness of any Person except for Permitted Liens.
Section 5.24.    Material Contracts; Burdensome Restrictions. All Material Project Contracts are valid, binding and enforceable upon each Restricted Person, to the extent a party thereto, and, to the Restricted Persons’ knowledge (to the extent a party thereto), upon each of the other parties thereto in accordance with their respective terms, except (a) as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity, (b) Material Project Contracts, which have expired by their terms or have been terminated, or (c) to the extent failure of such Material Project Contracts to be valid, binding and enforceable could not reasonably be expected to cause a Material Adverse Change.
Section 5.25.    Labor Matters. There are no strikes or other labor disputes against any Restricted Person pending or, to the knowledge of Borrower, threatened that could reasonably be expected to cause a Material Adverse Change. Hours worked by and payment made to employees of each Restricted Person have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters that could reasonably be expected to cause a Material Adverse Change. All payments due from any Restricted Person on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Restricted Person except to the extent that such failure could not reasonably be expected to cause a Material Adverse Change.
Section 5.26.    Swaps. As of the Closing Date, no Restricted Person is party to any Swap other than those set forth on Section 5.26 of the Disclosure Schedule.
Section 5.27.    Anti-Corruption Laws. Neither any of the Restricted Persons, or their respective Subsidiaries or directors or officers or, to the knowledge of the Restricted Persons, any agent or employee of any Restricted Person or their respective Subsidiaries, has (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity, in each case, in violation of Anti-Corruption Laws, (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds in violation of Anti-Corruption Laws, (iii) materially violated or is in material violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iv) made, offered, authorized or approved any bribe, rebate, payoff, influence payment, kickback or other payment in violation of Anti-Corruption Laws. None of the Restricted Persons will, directly or indirectly, use any portion of the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary or other Person, in any manner that would constitute or give rise to a violation of Anti-Corruption Laws by any party to this Agreement.
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Section 5.28.    Sanctions. Neither the Restricted Persons, nor their respective Subsidiaries, nor any director or officer or, to the knowledge of the Borrower, agent or employee of any Restricted Person or their respective Subsidiaries: (i) is a Sanctioned Person; or (ii) has taken any action that would constitute or give rise to a violation of Sanctions. None of the Restricted Persons will, directly or indirectly, use any portion of the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary or other Person, (x) to fund any activities of, with or involving any Sanctioned Person or (y) in any other manner that would constitute or give rise to a violation of Sanctions by any party to this Agreement.
Section 5.29.    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. Borrower has policies and procedures designed and implemented to promote and achieve compliance by each Restricted Person, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Each Restricted Person, its Subsidiaries and their respective directors and officers and, to the knowledge of Borrower, their respective employees and agents, are in compliance with Anti-Money Laundering Laws in all material respects.
Section 5.30.    Affected Financial Institution. No Restricted Person is an Affected Financial Institution.
ARTICLE VI - Affirmative Covenants
To conform with the terms and conditions under which each Lender and LC Issuer is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, each Restricted Person party hereto covenants and agrees that until the full and final payment or satisfaction of the Obligations and the termination of this Agreement (provided that all obligations in this Article VI which purport to bind any Restricted Joint Venture (either specifically, as a result of such Restricted Joint Venture being a Restricted Person, or otherwise) shall be read as an obligation on each applicable Restricted Person (other than such Restricted Joint Venture) to exercise the direct or indirect voting rights of such Restricted Person in such Restricted Joint Venture, or to cause the directors, officers, managers or other representatives of the Restricted Joint Venture that are appointed by such Restricted Person, directly or indirectly, to vote, in a manner that would cause such Restricted Joint Venture to comply with this Article VI, regardless of whether the ultimate outcome results in compliance or non-compliance with this Article VI):
Section 6.1.    Payment and Performance. Each Restricted Person will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Loan Documents to which it is a party. Borrower will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition in any Loan Document.
Section 6.2.    Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. Each Restricted Person will maintain a standard system of accounting, will maintain its respective Fiscal Year, and will furnish the following statements and reports to Administrative Agent at its expense:
(a)    As soon as available, and in any event within 120 days after the end of each Fiscal Year (or, in the case of the Fiscal Year ending December 31, 2023, within 150 days after the end of such Fiscal Year), complete Consolidated financial statements of the Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than with regard to (x) the occurrence of the Maturity Date in respect of any Loan in the 12 month period following the relevant auditor’s report or (y) a breach or anticipated breach of the Financial Performance Covenants), based on an audit using generally accepted auditing standards, by an independent certified public accounting firm of nationally recognized standing selected by Borrower and reasonably acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, of cash flows, and of changes in owners’
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equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.
(b)    As soon as available, and in any event within 60 days after the end of each Fiscal Quarter (or, in the case of the Fiscal Quarter ending June 30, 2023, within 75 days after the end of such Fiscal Quarter), Borrower’s Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of Borrower’s earnings and cash flows for such Fiscal Quarter and for the period beginning on the first day of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes.
(c)    Promptly upon their becoming available (and to the extent not previously provided), copies of all management letters, financial statements, reports, notices and proxy statements sent by any Restricted Person to its equity holders and all registration statements, periodic reports and other statements and schedules filed by any Restricted Person with any securities exchange, the SEC or any similar Governmental Authority, if any.
(d)    Together with each set of financial statements furnished under subsections (a) and (b) of this section, Borrower will furnish a Compliance Certificate signed by its chief financial officer or such other Responsible Officer of the Borrower stating that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof (in the case of financial statements furnished under subsection (b), subject to normal year-end adjustments and the absence of footnotes), stating that such officer has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the Financial Performance Covenants and stating that no Default exists at the end of such Fiscal Quarter or as of the date of such Compliance Certificate or specifying the nature and period of existence of any such Default. Such Compliance Certificate shall also include the Borrower’s calculation of Distributable Cash in respect of the applicable period.
Documents required to be delivered pursuant to subsections (a) or (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address notified by the Borrower to the Administrative Agent; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (i) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and any LC Issuer materials and/or information provided by or on behalf of the Borrower under this Section 6.2 (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC”
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shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the LC Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.6); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and any Affiliate thereof and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.
Section 6.3.    Other Information and Inspections. Each Restricted Person will furnish to the Administrative Agent any information that Administrative Agent may from time to time reasonably request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with the businesses, Properties, Qualified Projects, financial condition and operations of any Restricted Person including all evidence that Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto. Each Restricted Person will permit the Administrative Agent, the Lenders and the Independent Engineer, and their respective representatives (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons), collectively, upon reasonable prior notice to Borrower (provided that such prior notice shall not be required during the continuance of any Event of Default), to visit and inspect not more than once per calendar year (provided that such visitations and inspections may occur more than once per calendar year during the continuance of any Event of Default) and during normal business hours any of such Restricted Person’s Property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any non-confidential information such representatives obtain, and each Restricted Person shall permit the Administrative Agent and the Independent Engineer and their respective representatives to investigate and verify the accuracy of the information furnished to such Person in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives provided that such visits, inspections, copies, investigations, verifications and discussions shall not unreasonably interfere with business operations. The reasonably incurred and documented costs and expenses of the inspections permitted herein (including all such costs of the Independent Engineer and the Administrative Agent) shall be borne by the Borrower.
Section 6.4.    Notice of Material Events and Change of Address. Each Restricted Person will promptly, and in no event later than the 3rd Business Day after becoming aware thereof, notify the Administrative Agent in writing, stating that such notice is being given pursuant to this Agreement, of:
(a)    the occurrence of any Material Adverse Change or any event or circumstance that could reasonably be expected to cause a Material Adverse Change;
(b)    the occurrence of any Default;
(c)    the occurrence of any Casualty Event or Condemnation Event in excess of $5,000,000 individually;
(d)    the occurrence of any Termination Event;
(e)    any claim of $5,000,000 or more, any notice of potential liability of any Restricted Person or notice of violation, action, claim, complaint, suit or other proceeding against any Restricted Person with respect to any environmental matter or seeking to impair, terminate or adversely modify any material Permit required for the completion of any Qualified Construction Project or the construction, development, ownership, operation, or maintenance of any Qualified Project that, in either case, might
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exceed such amount, against any Restricted Person or with respect to any Restricted Person’s Properties that could reasonably be expected to cause a Material Adverse Change;
(f)    the filing of any suit or proceeding (or any pending or threatened (in writing) material litigation) against any Restricted Person in which an adverse decision could reasonably be expected to cause a Material Adverse Change; and
(g)    promptly, and in any event within five (5) Business Days of obtaining knowledge thereof, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.
Upon the occurrence of any of the foregoing, Restricted Persons will take all necessary or appropriate steps in their reasonable business judgment with respect to any event described in subsections (a) to (j) above, to protect against any such adverse claim, to defend any such suit or proceeding, and to address all controversies on account of any of the foregoing. Each notice pursuant to this Section 6.4 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, the applicable Restricted Person has taken or proposes to take with respect thereto. Borrower shall also notify Administrative Agent in writing as required pursuant to the Security Document prior to the date that any Restricted Person changes its name or the location of its chief executive office or its location under the UCC.
Section 6.5.    Maintenance of Properties. Subject to Section 7.5, each Restricted Person will maintain, preserve, protect, and keep all material Collateral and all other material Property, easements and rights-of-way necessary to the conduct of its business in good condition (ordinary wear and tear excepted) in accordance with prudent industry standards, and in material compliance with all applicable Laws, in material conformity with all applicable contracts, servitudes, licenses, leases and agreements, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be conducted in accordance with prudent industry standards.
Section 6.6.    Maintenance of Existence and Qualifications. Subject to Section 7.4, each Restricted Person will maintain and preserve its legal existence, legal form and the power and authority to conduct its business, including its material rights and franchises, in full force and effect.
Section 6.7.    Taxes, etc. Each Restricted Person will timely file all required tax returns (taking into account any applicable extensions) and pay all U.S. federal income taxes and all other Taxes imposed upon or with respect to it, its income, profits or Property before the same become delinquent, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Change. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor that are required by GAAP. Each Restricted Person (other than the Restricted Joint Ventures) will maintain its status as an entity disregarded as separate from its regarded owner for U.S. federal income tax purposes. Each Restricted Person that holds voting Equity Interests in a Restricted Joint Venture will vote in favor of such Restricted Joint Venture maintaining its status as a partnership for U.S. federal income tax purposes.
Section 6.8.    Insurance.
(a)    Each Restricted Person shall maintain with financially sound and reputable insurance companies, insurance on all property and with respect to its businesses and against all such risks as is consistent and in accordance with prudent industry practice for companies similarly situated owning such similar properties and engaged in similar businesses of a similar size as such Restricted Person, with insurance coverage limits based on appropriate risk reviews and probable maximum loss estimates conducted by such Restricted Person and its insurance brokers. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right (both in the name of Lenders and in the name of the Restricted Persons), to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all
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endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(b)    On or prior to the Closing Date and thereafter, upon reasonable request of Administrative Agent, each Restricted Person will furnish or cause to be furnished to Administrative Agent from time to time a summary of the respective insurance coverage of such Restricted Person in form and substance reasonably satisfactory to Administrative Agent, and, if requested, will furnish Administrative Agent copies of the applicable policies. Each Restricted Person will cause any insurance policies covering any Collateral to be endorsed to name the Collateral Agent as additional insured (in the case of all liability and property insurance policies) and Collateral Agent as loss payee (in the case of all property insurance policies).
(c)    During the continuance of an Event of Default under Section 9.1(a), (b), (g) or (i), all insurance payments in respect of any Collateral shall be paid to Administrative Agent and Administrative Agent and Majority Lenders shall have the right, in their sole and absolute discretion, to apply such insurance payments to the prepayment of the Obligations.
Section 6.9.    Compliance with Agreements and Law; Permits. Each Restricted Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease or Material Project Contract to which it is a party or by which it or any of its Properties is bound and enforce in its reasonable business judgment the rights granted to it under each such Material Project Contract, in each case to the extent failure to do so could reasonably be expected to cause a Material Adverse Change. Each Restricted Person will conduct its business and affairs in material compliance with all Laws applicable thereto, including all applicable Environmental Laws (but not including Anti-Corruption Laws and applicable Sanctions, which each Restricted Person will comply with in all respects), in each case to the extent failure to do so could reasonably be expected to cause a Material Adverse Change. Each Restricted Person will cause all material Permits necessary for the conduct of its business, the ownership and operation of its Property or the construction of the Qualified Construction Projects and construction, development, ownership, operation or maintenance of the Qualified Projects to be obtained and at all times maintained in good standing and in full force and effect, in each case to the extent failure to do so could reasonably be expected to cause a Material Adverse Change.
Section 6.10.    Environmental Matters; Environmental Reviews.
(a)    Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all material contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all material environmental, health and safety Permits necessary for its operations or the construction of the Qualified Construction Projects and construction, development, ownership, operation or maintenance of the Qualified Projects and will maintain such authorizations in full force and effect. Each Restricted Person will take commercially reasonable steps to (i) prevent the imposition of remedial obligations at any of its Properties, and (ii) prevent material noncompliance with applicable Permits issued under, any applicable Environmental Laws. Upon Administrative Agent’s reasonable request, in regards to a material release of Hazardous Material or written notice, notice of violation, claim, complaint, suit or other proceeding from any third-party of material actual or potential non-compliance with or liability pursuant to Environmental Law and, so long as no Event of Default has occurred and is continuing, for good cause shown, at any time and from time to time, Borrower will provide at its own expense an environmental inspection of any of the Restricted Persons’ material real Properties and audit of their environmental compliance procedures and practices, in each case from a qualified engineering or consulting firm; provided, however, that, so long as no Event of Default has occurred and is continuing, Borrower shall not be required to perform such an inspection or audit more than once in any calendar year.
(b)    Each Restricted Person will promptly furnish to Administrative Agent copies of all material written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which any Restricted Person otherwise has notice, pending or threatened against any Restricted Person by any Governmental Authority with respect
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to any alleged material violation of or material non-compliance with any Environmental Laws or any Permits, in connection with any Restricted Person’s ownership or use of its Properties or the operation of its business or the construction of the Qualified Construction Projects and construction, development, ownership, operation or maintenance of the Qualified Projects.
(c)    Borrower will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other material notifications, received by any Restricted Person in connection with any Restricted Person’s ownership or use of its Properties, compliance with Environmental Law or the conduct of its business, relating to potential material liability with respect to any investigation or clean-up of Hazardous Material at any location or the construction of the Qualified Construction Projects and construction, development, ownership, operation or maintenance of the Qualified Projects.
Section 6.11.    Agreement to Deliver Security Documents; Protection of Additional Collateral. Each Restricted Person:
(a)    shall from time to time deliver to Administrative Agent any deeds of trust, mortgages, chattel mortgages, security agreements, financing statements, continuation statements, extension agreements, amendments to Security Documents, and other documents, properly completed and executed (and acknowledged when required) by such Restricted Person in form and substance satisfactory to Administrative Agent, which Administrative Agent requests in its sole and absolute discretion for the purpose of (i) granting and confirming first and prior Liens or security interests in any Property other than the Excluded Assets, subject to Permitted Liens, now owned or hereafter acquired by a Restricted Person, (ii) perfecting, confirming, or protecting any Liens or other rights in Collateral (other than Limited Perfection Collateral) securing any Secured Obligations and (iii) maintaining compliance with all applicable Laws; provided that notwithstanding anything in this Agreement or any Security Document to the contrary, no Restricted Person shall grant a Lien to support any Excluded Swap Obligations; and
(b)    authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral describing the Collateral as “all assets” or any variation thereof without the signature of any Restricted Person; provided that, for the avoidance of doubt, notwithstanding anything to the contrary in this Section 6.11 or otherwise in this Agreement or any other Loan Documents, no Restricted Person shall be required to (a) grant a Lien on, or take any other action with respect to the granting of Liens on or perfection of, Excluded Assets or (b) take any action (other than the delivery of “all asset” UCC financing statements, control agreements, and certificated Equity) with respect to the perfection of Liens in Limited Perfection Collateral.
Section 6.12.    Use of Proceeds. Borrower shall use the proceeds of the Loans as follows:
(a)    with respect to the Term Loans advanced on the Closing Date, for the Initial Term Loan Permitted Use;
(b)    with respect to the Term Loans advanced after the Closing Date, for the Delayed Draw Term Loan Permitted Use; and
(c)    with respect to the Revolving Loans, for the Revolving Loan Permitted Use.
Section 6.13.    New Guarantors(i)    . To the extent that there exists a Subsidiary of the Borrower that is not a Guarantor (other than a Restricted Joint Venture), the Borrower shall cause such Subsidiary to, within 30 days of the creation or acquisition of Equity of such Subsidiary, deliver to the Administrative Agent: (i) duly executed counterparts of a Joinder Agreement to this Agreement and the Security Agreement in respect of such Subsidiary, (ii) any documents reasonably requested by the Administrative Agent such that it is reasonably satisfied that the Security Documents create first priority perfected Liens on the Collateral (subject to Permitted Liens and other than Limited Perfection Collateral) in favor of the Collateral Agent for the benefit of the Secured Parties, and (iii) (A) UCC financing statements (duly authorized) and (B) the original certificate (if any) representing all certificated Equity interests in such Subsidiary (in each case, together with a duly executed transfer power and irrevocable
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proxy) as Administrative Agent may request to perfect the Liens granted pursuant to such Security Documents.
Section 6.14.    Treasury Management.
(a)    Secured Accounts. Within sixty (60) days of the Closing Date, the Borrower shall establish each of the Collections Account and Debt Service Reserve Account and thereafter maintain such Secured Accounts with a Depositary Bank.
(b)    Deposits into the Collections Account; Maintenance of the Collections Account. Upon the occurrence of and during the continuance of an Event of Default, Borrower shall cause each Restricted Person (other than Restricted Joint Ventures) on a monthly basis, to distribute to Borrower for deposit into the Collections Account, an amount equal to (A) Facility Revenues received by such Restricted Person in the previous month, less (B) an amount not to exceed (1) Operating Expenses, capital expenditures and Project Costs that are due and payable by such Restricted Person and, at the option of the Borrower, projected to be due and payable through the next-succeeding calendar month less (2) the aggregate of amounts then on deposit in any account other than the Secured Accounts maintained for the purpose of paying Operating Expenses, Project Costs or capital expenditures of such Restricted Persons that have not yet been paid. With respect to each Restricted Person other than the Borrower, upon the occurrence of and during the continuance of an Event of Default, such Restricted Person shall distribute to the Borrower for deposit into the Collections Account the amounts described in the preceding sentence.
(c)    Deposits into the Debt Service Reserve Account; Maintenance of the Debt Service Reserve Account.
(i)    On the Closing Date, the Borrower shall (w) deposit (or shall cause to be deposited) cash and Cash Equivalents into the Debt Service Reserve Account, (x) apply proceeds of Revolving Loans and/or (y) cause one or more DSR Letters of Credit to be issued for the benefit of the Collateral Agent, such that, after giving effect thereto, the Funded DSR Amount equals the DSRA Amount.
(ii)    If (i) any DSR Letter of Credit is not renewed or replaced on or prior to the date which is thirty (30) days prior to its expiration or (ii) at any time, the issuing bank in respect of a DSR Letter of Credit ceases to be an Acceptable L/C Issuer (such event in (i) or (ii) an “Exception Event”), subject to Section 6.14(e)(v), the Borrower shall, within fifteen (15) days following the date of such Exception Event, cause such DSR Letter of Credit to be replaced with a replacement DSR Letter of Credit with an Acceptable L/C Issuer or deposit cash in the amount of such affected DSR Letter of Credit into the Debt Service Reserve Account. Upon receipt of such replacement DSR Letter of Credit or cash, the Collateral Agent shall promptly deliver the replaced DSR Letter of Credit to the Borrower (or its designee). The Borrower shall give prompt written notice to the Administrative Agent and the Collateral Agent upon obtaining actual knowledge that an Exception Event is occurring.
(iii)    For the avoidance of doubt, no Default shall be deemed to have occurred on account of any deficiency in the Funded DSR Amount.
(d)    Withdrawals from the Collections Accounts. All amounts in the Collections Account shall be disbursed by the Borrower for application, to the extent available, at the following times and in the following order or priority to the extent such items are then due and payable unless otherwise expressly indicated below:
(i)    First, to pay fees, costs and expenses of the Secured Parties;
(ii)    Second, on each Interest Payment Date, to pay (a) scheduled interest payments which are then due and payable with respect to the Loans, (b) commitment fees or letter of credit fees which are then due and payable with respect to the Revolving Loan facility and (c) scheduled payments and ordinary course payments which are then due and payable in respect of Interest
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Rate Hedging Agreements of the Borrower, ratably among the parties owed such obligations in proportion to the respective amounts owed to each;
(iii)    Third, on each Repayment Date, to pay (a) scheduled principal payments and other payments then due and payable with respect to the Secured Obligations (including any Unreimbursed Amounts but excluding any amounts due pursuant to Section 2.6(d)) and (b) any Hedge Termination Payments, liquidation and other payments under any Interest Rate Hedging Agreements or Secured Commodity Hedge Agreement which are then due and payable, ratably among the parties owed such obligations in proportion to the respective amounts owed to each;
(iv)    Fourth, on each Repayment Date, to prepay any LC Borrowings then outstanding;
(v)    Fifth, on each Repayment Date, to fund the Debt Service Reserve Account up to the DSRA Amount to the extent of any shortfall; and
(vi)    Sixth, on each date when due, prepayment of the Loans and Obligations in accordance with Section 2.6(d).
(e)    Withdrawals from the Debt Service Reserve Account; DSR Letter of Credit Drawings.
(i)    If at any time the Borrower fails to make any payment of scheduled principal or interest on the Loans as and when the same shall be due (after giving effect to all applicable grace periods) or indicates to the Administrative Agent that its funds are reasonably anticipated to be inadequate to make such scheduled payment (any such shortfall, a “Debt Payment Deficiency”) then:
(A)    the Borrower or the Administrative Agent may direct the Depositary Bank to withdraw from the Debt Service Reserve Account and transfer to the Administrative Agent cash in an amount equal to the Debt Payment Deficiency (or, if less, the aggregate amount of funds then on deposit or credited to the Debt Service Reserve Account) for application to the Debt Payment Deficiency; and
(B)    if amounts on deposit in the Debt Service Reserve Account are insufficient to meet the Debt Payment Deficiency, then the Collateral Agent shall, upon receipt of written instructions from the Borrower or the Administrative Agent, ratably draw on any DSR Letters of Credit in effect in an aggregate amount for all DSR Letters of Credit then in effect equal to the Debt Payment Deficiency minus the funds then on deposit in the Debt Service Reserve Account (or, if less, the Available Draw Amount under each such DSR Letter of Credit) whereupon (i) the Collateral Agent shall deposit the proceeds of such drawing in the Debt Service Reserve Account and (ii) the Borrower or the Collateral Agent (upon the instruction of the Administrative Agent) may direct the applicable Depositary Bank for the Debt Service Reserve Account to transfer such proceeds to the Administrative Agent for further application to the Debt Payment Deficiency).
(ii)    Notwithstanding anything to the contrary in this Agreement, at any time, the Borrower may notify the Collateral Agent to reduce (and the Collateral Agent agrees to promptly thereafter so reduce following receipt of a certificate of a Responsible Officer of the Borrower specifying the amount of such reduction upon which the Collateral Agent may conclusively rely without further investigation) the Available Draw Amount under any DSR Letter of Credit on a dollar-for-dollar basis in an amount equal to the DSRA Excess; provided, that after giving effect to any reduction in the Available Draw Amount of any DSR Letter of Credit, the Funded DSR Amount shall not be less than the DSRA Amount.
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(iii)    If either (i) the Administrative Agent receives written notice from the Borrower or any Secured Party that a DSR Letter of Credit required to be replaced following an Exception Event has not been so replaced within the fifteen (15) day period provided for in Section 6.14(c)(ii) or (ii) the Administrative Agent receives written notice either (x) from the Borrower that a DSR Letter of Credit will not be extended or replaced upon its stated expiration date or (y) from a DSR Letter of Credit issuer that a DSR Letter of Credit provided by such DSR Letter of Credit issuer will not be renewed in accordance with its terms, then, in each such case, the Administrative Agent shall direct the Collateral Agent to make a drawing on such DSR Letter of Credit to the extent of the remaining Available Draw Amount thereof in an amount equal to (i) the DSRA Amount at such time minus (ii) the sum of the aggregate Available Draw Amount under all other DSR Letters of Credit at such time credited to the Debt Service Reserve Account (to the extent such DSR Letters of Credit are not subject to an Exception Event) plus the monies on deposit in the Debt Service Reserve Account at such time. The Collateral Agent shall deposit the amounts received from such DSR Letter of Credit issuer in payment of such drawing in the Debt Service Reserve Account to be applied in accordance with this Section 6.14(e).
(iv)    Notwithstanding Section 6.14(e)(ii) and Section 6.14(e)(iii), if an Exception Event has occurred with respect to a DSR Letter of Credit and the Borrower has not replaced such DSR Letter of Credit with (i) a replacement DSR Letter of Credit with an Acceptable L/C Issuer or (ii) cash in the amount of such affected DSR Letter of Credit credited to the Debt Service Reserve Account within fifteen (15) days of such Exception Event, the Administrative Agent may direct the Collateral Agent to (but shall not be required to, absent instructions from the Majority Lenders) make a drawing on such DSR Letter of Credit to the extent of the remaining Available Draw Amount thereof in an amount equal to (i) the DSRA Amount at such time minus (ii) the sum of the aggregate Available Draw Amount under all other DSR Letters of Credit at such time credited to the Debt Service Reserve Account (to the extent such DSR Letters of Credit are not subject to an Exception Event) plus the monies on deposit in the Debt Service Reserve Account at such time. The Collateral Agent shall deposit the amounts received from such DSR Letter of Credit issuer in payment of such drawing in the Debt Service Reserve Account to be applied in accordance with this Section 6.14(e).
Section 6.15.    Separateness. Each Restricted Person shall:
(a)    act in all material respects solely in its name and through its duly authorized officers, managers, members or agents in the conduct of its businesses;
(b)    conduct its business in all material respects solely in its own name;
(c)    subject to Section 6.14, provide for the payment of its own operating expenses and liabilities from its own funds (and not from the funds of the Parent, the Pledgor or any other Affiliate of any of the Parent or the Pledgor (other than any Restricted Person), except in the case where such funds were contributed as equity or advanced as subordinated loans to the Restricted Person) as permitted by the Loan Documents;
(d)    obtain proper authorization from member(s), director(s), officer(s) and manager(s), as required by its Organizational Documents for all of its limited liability company or corporate actions, except as could not reasonably be expected to (i) result in a Material Adverse Change or (ii) materially increase the likelihood of consolidation between such Person and any Affiliate of such Person; and
(e)    comply in all material respects with the terms of its Organizational Documents.
Section 6.16.    Pre-Qualified Construction Projects. Within thirty (30) days after any Pre-Qualified Construction Project satisfies the conditions precedent to an initial borrowing of Term Loans set forth in Section 4.2 (other than clause (viii) and (ix) thereof), and subject to Term Loans remaining available for the completion of such Pre-Qualified Construction Project, Borrower shall cause the entity owning such Pre-Qualified Construction Project to (i) become a Subsidiary of the Borrower, and (ii) comply with the provisions of clauses (viii) and (ix) of Section 4.2.
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ARTICLE VII - Negative Covenants
To conform with the terms and conditions under which each Lender and the LC Issuer is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, each Restricted Person party hereto covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (provided that all obligations in this Article VII which purport to bind any Restricted Joint Venture (either specifically, as a result of such Restricted Joint Venture being a Restricted Person, or otherwise) shall be read as an obligation on each applicable Restricted Person (other than such Restricted Joint Venture) to exercise the direct or indirect voting rights of such Restricted Person in such Restricted Joint Venture, or to cause the directors, officers, managers or other representatives of the Restricted Joint Venture that are appointed by such Restricted Person, directly or indirectly, to vote, in a manner that would cause such Restricted Joint Venture to comply with this Article VII, regardless of whether the ultimate outcome results in compliance or non-compliance with this Article VII):
Section 7.1.    Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:
(a)    the Secured Obligations;
(b)    Indebtedness (i) listed on Section 7.1(b) of the Disclosure Schedule and (ii) arising under Swaps permitted under Section 7.1(j) and Section 7.3;
(c)    unsecured Indebtedness among Borrower and the Guarantors;
(d)    purchase money Indebtedness or Indebtedness in respect of Capital Leases in an aggregate principal amount not to exceed $6,000,000 at any time; provided that the original principal amount of any such purchase money Indebtedness shall not be in excess of the purchase price of the asset acquired thereby and such Indebtedness shall be secured only by the acquired asset;
(e)    Guarantees of any Restricted Person in respect of Indebtedness otherwise permitted hereunder of any other Restricted Person;
(f)    Indebtedness issued to insurance companies, or their affiliates, to finance insurance premiums payable to such insurance companies, or their affiliates, in connection with policies purchased by a Restricted Person in the ordinary course of business;
(g)    Indebtedness in respect of workers' compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds and completion guarantees provided by any Restricted Person in the ordinary course of its business;
(h)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that, such Indebtedness is extinguished within five (5) Business Days of its incurrence;
(i)    Indebtedness incurred by Restricted Joint Ventures that does not exceed $10,000,000 at any time outstanding, in the aggregate;
(j)    Indebtedness (i) owing under Swaps entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks (including electric energy, renewable natural gas and environmental credits price risks) and not for speculative purposes and (ii) in respect of Cash Management Agreements entered into in the ordinary course of business;
(k)    miscellaneous items of unsecured Indebtedness of Restricted Persons not described in subsections (a) through (j) that do not in the aggregate (taking into account all such Indebtedness of all Restricted Persons) exceed $6,000,000 at any one time outstanding; and
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(l)    on and prior to the Closing Date, Indebtedness outstanding under the credit agreement described in clause (a) of the definition of “Existing Credit Agreements” until such Indebtedness is terminated in accordance with Section 4.2(h).
Section 7.2.    Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the Properties or assets that it now owns or hereafter acquires.
Section 7.3.    Swaps. No Restricted Person will be a party to or in any manner be liable on any Swap other than in the ordinary course of business for the purpose of protecting against fluctuations in interest rates, exchange rates or commodity prices (including electric energy, renewable natural gas and environmental credits prices) and not for purposes of speculation.
Section 7.4.    Consolidation; Limitation on Mergers; Fundamental Changes. Each Restricted Person will not and will not agree to, or permit to occur, any of the following: (a) enter into any consolidation, amalgamation, demerger, merger, reconstruction, partnership, profit-sharing, plan of division or any analogous arrangement, or (b) wind up, liquidate or dissolve or take any action that would (or fail to take any action where such failure would) result in the liquidation or dissolution of any Restricted Person, in each case of clauses (a) through (b), in a manner that would materially and adversely affect the Secured Parties’ rights or remedies under the Loan Document; provided that, notwithstanding clauses (a) through (b), any Restricted Person may make Dispositions permitted pursuant to Sections 7.5(c), (l) and (m) and may be merged into or consolidated with (x) another wholly-owned Subsidiary of Borrower, so long as a Guarantor is the surviving business entity or (y) Borrower, so long as Borrower is the surviving business entity. Each Restricted Person shall not, and shall not agree to or permit any other Restricted Person to, become a Foreign Entity.
Section 7.5.    Limitation on Dispositions. No Restricted Person will Dispose of any of its assets including, for the avoidance of doubt, any Restricted Person’s Equity in another Restricted Person (including any Restricted Joint Venture), or Properties or any material interest therein, except:
(a)    Property that is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by Property of equal suitability and value;
(b)    (i) inventory that is sold in the ordinary course of business on a commercial arm’s-length basis, (ii) sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, renewable natural gas (including renewable natural gas in storage and all rights thereto), renewable energy credits (including RINS and LCFS credits), energy, capacity or ancillary services or products or other inventory, (iii) goods held for sale and immaterial assets in the ordinary course of business;
(c)    (i) Dispositions between or among the Borrower and the Guarantors or (ii) Dispositions by any Restricted Joint Venture to the Borrower or any Guarantor;
(d)    (i) sales or non-exclusive grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of any Restricted Person to the extent not materially interfering with the business of such Restricted Person; and (ii) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Restricted Persons;
(e)    the Disposition of past due accounts receivable in the ordinary course of business on a commercial arm’s-length basis (and not in connection with any accounts receivable financing);
(f)    Dispositions of Cash Equivalents to the extent otherwise permitted herein;
(g)    to the extent constituting a Disposition, Investments not prohibited by Section 7.10;
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(h)    to the extent constituting a Disposition, any Casualty Event;
(i)    Dispositions of CNG Fueling Stations to the extent required pursuant to any contractual obligation of a Restricted Person entered into with any non-Affiliated Person in the ordinary course of business (including any offtake party or land owner);
(j)    Dispositions of investment tax credits or any other tax, environmental or other incentive credits for fair market value (together with any associated interparty agreements or other agreements reasonably necessary to mitigate potential risk of recapture of such investment tax credits or other credits);
(k)    termination or unwinding of any Swap;
(l)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or Organizational Documents of the joint venture;
(m)    the liquidation or dissolution of any Subsidiary of Borrower (i) the board of directors (or a Responsible Officer in lieu of the board of directors) of the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders, (ii) in the case of a liquidation or dissolution of a Restricted Person, the Borrower provides written notice to the Administrative Agent of such liquidation or dissolution promptly upon, and in any event not later than thirty (30) days following, the effective date thereof (or such longer period as may be agreed by the Administrative Agent), and (iii) all assets and property of such Subsidiary (after payment or other provision for satisfaction of the creditors thereof) are transferred to a Guarantor (provided, however, that (x) if such liquidation or dissolution is of a Restricted Person that is not directly or indirectly wholly-owned by Borrower, such assets and property shall be transferred to the equity holders of such Subsidiary ratably in accordance with their respective Equity interests therein); and
(n)     Dispositions not otherwise permitted under this Section 7.5; provided that, the Net Cash Proceeds (when aggregated with the Net Cash Proceeds arising from any other such sale or disposition) do not in any Fiscal Year exceed, in the aggregate, $10,000,000.
Section 7.6.    Sale and Lease-Backs. Other than (a) leases comprising Permitted Indebtedness and (b) leases of personal property necessary for the operation of the Qualified Projects, no Restricted Person may directly or indirectly become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an operating lease or capital lease obligations of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which any Restricted Person has sold or transferred or is to sell or transfer to any other Person (other than the Borrower or any Guarantor) or (ii) which any Restricted Person intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Restricted Person to any Person (other than the Borrower or any Guarantor).
Section 7.7.    Limitation on Dividends and Redemptions. No Restricted Person will declare or make directly or indirectly any Distribution, other than:
(a)    to the extent no Default has occurred and is continuing, any Distribution by the Borrower to the Sponsor in an aggregate amount not to exceed $2,600,000 per Fiscal Quarter solely for purposes of servicing cash preferred dividends due and payable under the Preferred Equity;
(b)    any Distribution by the Borrower to the Sponsor in an aggregate amount not to exceed $11,200,000 per Fiscal Quarter for general and administrative and other expenses of Sponsor and its managing member (including payments to be made pursuant to the Management Services Agreement);
(c)    to the extent (i) no Default has occurred and is continuing and (ii) there are remaining unused Term Loan Commitments, any Distribution by the Borrower using the proceeds of Term Loans borrowed for a Delayed Draw Term Loan Permitted Use described in clause (a) of the definition thereof solely for purposes of repayment or redemption of the Preferred Equity;
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(d)    Permitted Tax Distributions;
(e)    Distributions by any Restricted Person made to Borrower or any Guarantor; and
(f)    Distributions by the Borrower, within 10 Business Days of delivery of the Borrower’s Consolidated balance sheet as of the end of each Fiscal Quarter in accordance with Section 6.2(b); provided before and after giving pro forma effect to such Distribution the following conditions are met (such conditions, the “Distribution Conditions”):
(i)    the Term Loan Commitment Period has ended;
(ii)    no Default exists or would result therefrom;
(iii)    the Debt Service Reserve Account has on deposit an amount equal to the DSRA Amount (including by means of DSR Letters of Credit having been posted for such amount);
(iv)    no LC Borrowings or LC Disbursements remain outstanding;
(v)    the Borrower shall have made the prepayment required by Section 2.6(d) with respect to the most recently ended Fiscal Quarter; and
(vi)    the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower certifying as to the conditions set forth in this Section 7.7(f).
Section 7.8.    Transactions with Affiliates. No Restricted Person will engage in any transaction with any of its Affiliates on terms that are less favorable to it than those that would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates; provided that such restriction shall not apply to (i) transactions among the Borrower and Guarantors (ii) Distributions permitted by Section 7.7, (iii) transactions pursuant to the Management Services Agreement, and (iv) Affiliates may serve as an employee or director of Sponsor, its managing member or any Restricted Person and receive reasonable compensation for his or her services in such capacity.
Section 7.9.    Prohibited Contracts; Amendments to Material Project Contracts.
(a)    Except as expressly provided for in the Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any binding contractual restriction or other consensual restriction on any Restricted Person to: (a) pay dividends or make other distributions to Borrower or any Guarantor; (b) redeem Equity interests held in it by Borrower or any Guarantor; (c) to repay Indebtedness owing by it to Borrower or any Guarantor; or (d) to transfer any of its assets to Borrower or any Guarantor (other than customary restrictions on assignment in contracts entered into in the ordinary course of business).
(b)     No Restricted Person will consent to, or permit, any assignment of, amendment to, modification of, termination of (other than in accordance with its terms), or waiver of any terms or condition of any Material Project Contract which could reasonably be expected to have a Material Adverse Change unless the Administrative Agent (acting on the instructions of the Majority Lenders) has consented to such assignment, amendment, modification or waiver (such consent not to be unreasonably withheld, conditioned or delayed).
Section 7.10.    Conduct of Business; New Businesses; Use of Proceeds. No Restricted Person shall make any Investments in any Person, other than Permitted Investments, nor shall it engage to any material extent in any business other than businesses of the type conducted by Borrower and the Restricted Persons on the date of execution of this Agreement or the date such Restricted Person became a Guarantor, as the case may be, and businesses reasonably related thereto (and reasonable extensions thereof). The Restricted Persons will not, directly or indirectly, use any portion of the proceeds of any Loan or any Letter of Credit (i) for personal, family or household purposes, (ii) for the purpose, whether
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immediate, incidental or ultimate, of purchasing, acquiring or carrying any Margin Stock or for the purpose of extending credit to others, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, (iii) (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, or (c) in any other manner that would constitute or give rise to a violation of any Sanctions by any party to this Agreement. The Borrower will not permit proceeds of any Loans to be used except as set forth in Section 6.12.
Section 7.11.    Amendments to Organizational Documents. No Restricted Person shall enter into or permit any modification of, or waive any right or obligation of any Person under its Organizational Documents in any manner materially adverse to the interests of the Lenders without the consent of Administrative Agent.
Section 7.12.    Fiscal Year; Accounting Practices. No Restricted Person shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end from December 31 or make any material change in its accounting practices as they exist on the Closing Date, unless such changes are made in accordance with GAAP.
Section 7.13.    Financial Performance Covenants.
(a)    Debt Service Coverage Ratio. The Borrower shall not permit the Debt Service Coverage Ratio, tested as of the last day of each Fiscal Quarter, commencing with the last day of the first full Fiscal Quarter ending after the Closing Date, to be less than 1.20:1.00.
(b)    Consolidated Debt to Cash Flow Ratio. The Borrower shall not permit the Consolidated Debt to Cash Flow Ratio, tested as of the last day of each Fiscal Quarter, commencing with the last day of the first full Fiscal Quarter ending after the Closing Date, (a) with respect to any Fiscal Quarter ending on or prior to the last day of the Term Loan Commitment Period, to be greater than 4.50:1.00 and (b) with respect to any Fiscal Quarter ending after the last day of the Term Loan Commitment Period, to be greater than 4.00:1.00.
(c)    Right to Cure. Notwithstanding anything to the contrary contained in Section 9.1, in the event that the Borrower fails (or, but for the operation of this Section 7.13(c), would fail) to comply with the requirements of Section 7.13(a) and/or Section 7.13(b) (collectively, the “Financial Performance Covenants”) for any relevant period, the Borrower shall have the right to issue Equity for cash or otherwise receive cash contributions to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, such Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustment (such pro forma adjustments being limited to increase Cash Flow as provided in clauses (i) and (ii) below but such recalculation shall not affect any pro forma reduction in Interest Expense):
(i)    Cash Flow shall be increased with respect to the applicable Fiscal Quarter then ended and any subsequent period for which such Fiscal Quarter is a part, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement (including for purposes of satisfaction of the Distribution Conditions), by an amount equal to the Cure Amount; and
(ii)    if, after giving effect to the adjustment provided for in clause (i) above, the Borrower is then in compliance with the requirements of the Financial Performance Covenants for the Fiscal Quarter then most recently ended, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants for such period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that occurred as of the end of the most recent Fiscal Quarter shall be deemed cured solely for the purposes of this Section 7.13 (and, for the avoidance of doubt, not for purposes of satisfying the Distribution Conditions).
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(d)    Limits on Right to Cure and Cure Amount. Notwithstanding anything herein to the contrary, (i) the Cure Right shall not be exercised more than four (4) times over the life of this Agreement, (ii) the Cure Right shall not be exercised more than two (2) times over any four Fiscal Quarter period, (iii) the Cure Right shall not be exercised for three (3) consecutive Fiscal Quarters, (iv) the Cure Amount shall be no greater than the minimum amount required for purposes of complying with the Financial Performance Covenants and (v) the Borrower must receive the Cure Amount in cash on or prior to the tenth (10th) Business Day following the date the applicable certificate is required to be delivered pursuant to Section 6.2(b) (or such later date as the Administrative Agent (acting on the instructions of the Majority Lenders) may reasonably agree).
Section 7.14.    Payments of Subordinated Debt and Interest Only. No Restricted Person will make any payment of principal with respect to any Indebtedness that is contractually subordinated to the Secured Obligations except (i) with respect to intercompany Indebtedness owing among the Restricted Persons (except with respect to any Indebtedness owed to a Restricted Joint Venture) or (ii) other Indebtedness to the extent permitted to make Distributions pursuant to Section 7.7(f).
Section 7.15.    Negative Pledge Clauses. No Restricted Person will enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Restricted Person to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired (other than Excluded Assets) to secure the Secured Obligations, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any Indebtedness permitted under Section 7.1(d) or any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in each such case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) Permitted Liens, (d) customary provisions in leases, licenses, governmental Permits or approvals and other similar instruments restricting the assignment thereof, or (e) restrictions imposed by applicable Law.
ARTICLE VIII - Guaranty
Section 8.1.    Guaranty.
(a)    The Guarantors jointly and severally, hereby absolutely, unconditionally and irrevocably guarantee to the Collateral Agent, for the benefit of the Secured Parties, the punctual payment when due (whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise) of all Secured Obligations of the Restricted Persons now or hereafter existing under or in respect of the Loan Documents, any Secured Cash Management Agreement, any Interest Rate Hedging Agreement or any Secured Commodity Hedging Agreement (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Secured Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations (excluding the Excluded Swap Obligations) of each Guarantor being the “Guaranteed Obligations”), and agree to pay any and all reasonable expenses (including reasonable fees and expenses of counsel) incurred by the Collateral Agent or any Secured Party in enforcing any rights under this Section 8.1 (the foregoing obligations, collectively, the “Guaranty”).
(b)    Each Guarantor, and by its acceptance of this Guaranty, the Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code and applicable Laws relating to fraudulent transfers and conveyances to the extent applicable to this Guaranty and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Collateral Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
(c)    Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to the other
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Guarantors so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents, the Secured Cash Management Agreements, the Interest Rate Hedging Agreements and the Secured Commodity Hedging Agreements.
Section 8.2.    Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, the Secured Cash Management Agreements, the Interest Rate Hedging Agreements or the Secured Commodity Hedging Agreements, as applicable, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. To the maximum extent permitted by law, the Guaranteed Obligations of each Guarantor under or in respect of this Agreement are independent of the Secured Obligations of the Restricted Persons, under or in respect of the Loan Documents, the Secured Cash Management Agreements, the Interest Rate Hedging Agreements and the Secured Commodity Hedging Agreements, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Agreement, irrespective of whether any action is brought against the applicable Restricted Person or whether such Restricted Person is joined in any such action or actions. The Guaranteed Obligations of each Guarantor under this Agreement and the rights of the Collateral Agent shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of any Loan Document, any Secured Cash Management Agreement, any Interest Rate Hedging Agreement, any Secured Commodity Hedging Agreement or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, any Secured Cash Management Agreement, any Interest Rate Hedging Agreement, any Secured Commodity Hedging Agreement or any other agreement or instrument relating thereto, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Restricted Person (as applicable);
(c)    any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of, or consent to departure from, any guaranty, for all or any of the Guaranteed Obligations;
(d)    any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other assets of the Restricted Persons (as applicable);
(e)    any change, restructuring or termination of the corporate structure or existence of any Restricted Person;
(f)    the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations;
(g)    any limitation on any party’s liability or obligations under any Loan Document, any Secured Cash Management Agreement, any Interest Rate Hedging Agreement or any Secured Commodity Hedging Agreement;
(h)    any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Restricted Person or any action taken with respect to this Agreement, any other Loan Document, any Secured Cash Management Agreement, any Interest Rate Hedging Agreement or any Secured Commodity Hedging Agreement by any trustee, receiver, interim receiver, receiver/manager, custodian, liquidator, sequestrator, administrator or other similar official, or by any court, in any such proceeding; or
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(i)    any other circumstance (including any statute of limitations) that might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Restricted Person or otherwise, all as though such payment had not been made.

Section 8.3.    Waivers and Acknowledgments.
(a)    Each Guarantor’s Guaranty under Section 8.1 is a guarantee of payment and not of collection. Each Guarantor hereby unconditionally and irrevocably waives, to the maximum extent permitted by law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Secured Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any Property subject thereto or exhaust any right or take any action against any Restricted Person (as applicable) or any other Person or any Collateral.
(b)    Each Guarantor hereby acknowledges that the Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future, and shall remain in full force and effect until such time as the Guaranteed Obligations have been discharged finally and in full.
(c)    Each Guarantor hereby unconditionally and irrevocably waives, to the maximum extent permitted by law, (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any Restricted Person, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Secured Obligations of the Restricted Persons.
(d)    Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon any Restricted Person and without affecting the liability of such Guarantor under this Agreement, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent, for the benefit of the Secured Parties, against the Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Law; provided, that such nonjudicial sale is conducted in accordance with applicable Law.
(e)    Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents, the Secured Cash Management Agreements, the Interest Rate Hedging Agreements and the Secured Commodity Hedging Agreements and that the waivers set forth in Section 8.2 and this Section 8.3 are knowingly made in contemplation of such benefits.
Section 8.4.    Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other Restricted Person, that arise from the existence, payment, performance or enforcement of such Guarantor’s Guaranteed Obligations under or in respect of the Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Restricted Person or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Restricted Person, directly or indirectly, in cash or other Property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the date that all Secured Obligations are indefeasibly paid or discharged in full. Notwithstanding the foregoing sentence, if any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to the occurrence of the date that all Secured Obligations are indefeasibly paid or discharged in full, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other Property and funds of such Guarantor and shall forthwith be paid or delivered to the Collateral Agent in the same form as so received (with any
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necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Loan Documents, the Secured Cash Management Agreements, the Interest Rate Hedging Agreements and the Secured Commodity Hedging Agreements, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Agreement, any other Loan Document, any Secured Cash Management Agreement, any Interest Rate Hedging Agreement or any Secured Commodity Hedging Agreement thereafter arising. Upon the occurrence of the date that all Secured Obligations are indefeasibly paid or discharged in full, the Secured Parties will, promptly at each Guarantor’s reasonable request and at the Borrower’s expense, execute and deliver to such Person appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to the Guaranty.
Section 8.5.    Keepwell. Each Guarantor, to the extent it is a Qualified ECP Guarantor, hereby guarantees the payment and performance of all Secured Obligations of each other Restricted Person and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Restricted Person in order for such Restricted Person to honor its obligations under its respective guaranty and any other Security Document, including Swap Obligations (provided, however, that any Restricted Person shall only be liable under this Section 8.5 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.5, or otherwise under this Agreement, any Loan Document, any Secured Cash Management Agreement, any Interest Rate Hedging Agreement or any Secured Commodity Hedging Agreement, as it relates to such Restricted Person, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.5 shall remain in full force and effect until all Secured Obligations are paid in full to the Collateral Agent and all Secured Parties, and all of the Lenders’ Commitments are terminated. Each Guarantor, to the extent it is a Qualified ECP Guarantor, intends that this Section 8.5 constitute, and this Section 8.5 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Restricted Person for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE IX - Events of Default and Remedies
Section 9.1.    Events of Default. Each of the following events constitutes an “Event of Default” under this Agreement:
(a)    Any Restricted Person fails to pay any principal component of any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;
(b)    Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within 3 Business Days after the same becomes due;
(c)    Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4(b), Section 6.12 or Article VII;
(d)    Any Restricted Person fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of 30 days after the earlier of (a) the date a Responsible Officer of a Restricted Person obtains knowledge of such failure or (b) the date notice of such failure is given by Administrative Agent to Borrower;
(e)    Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or misleading in any material respect on any date on or as of which made;
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(f)    Any Restricted Person fails to duly observe, perform or comply in any material respect with any term or condition of any Material Project Contract, such failure is not remedied within the applicable period of grace (if any) provided in such Material Project Contract and such failure could reasonably be expected to result in a Material Adverse Change;
(g)    Any Restricted Person (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of the Threshold Amount, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness in excess of the Threshold Amount is issued, evidenced, governed, or secured, the effect of which breach or default is to cause, or to permit, the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity;
(h)     (i) A Termination Event occurs which, when taken together with all other Termination Events that have occurred, has resulted or would reasonably be expected to result in, liability of any Restricted Person in an aggregate amount in excess of the Threshold Amount or (ii) any other event or condition shall occur or exist with respect to a Plan or Multiemployer Plan and such event or condition, together with all other such events or conditions and Termination Events, if any, would reasonably be expected to result in a Material Adverse Change;
(i)    Any Restricted Person:
(i)    suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable Debtor Relief Laws now or hereafter in effect, or any proceeding under any Debtor Relief Law commenced against it remains undismissed for a period of 90 days; or
(ii)    commences a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect; or applies for or consents to the entry of an order for relief in an involuntary case under any such Debtor Relief Laws; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or
(iii)    suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any material part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or
(iv)    suffers the entry against it of one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of the Threshold Amount (not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is discharged within 60 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or
(v)    suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority, in connection with a fine, dispute or levy in excess of the Threshold Amount, against all or any substantial part of its assets or any material part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within 60 days after the entry or levy thereof or after any stay is vacated or set aside;
(j)    Any Change in Control occurs; or
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(k)    the portion of Indebtedness incurred by Restricted Joint Ventures that is allocable to Borrower and Restricted Persons (other than a Restricted Joint Venture) pursuant to the Organizational Documents of such Restricted Joint Ventures exceeds $10,000,000 in the aggregate at any time;
(l)    Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Secured Obligations, ceases to be in full force and effect, or the value of the guaranty or security granted in such Loan Document is otherwise impaired in any material respect, or any Restricted Person contests in any manner the validity or enforceability of any Loan Document; or any Restricted Person denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any Lien created by any Loan Document shall for any reason (other than the release thereof in accordance with the Loan Documents) cease to be a valid, perfected Lien upon any of the Collateral purported to be covered thereby, with the priority provided therein (subject to Permitted Liens and other than Limited Perfection Collateral), or any Restricted Person shall deny the validity, perfection or priority (subject to Permitted Liens and other than Limited Perfection Collateral) of any such Lien on the Collateral; and
(m)    OPAL Fuels Inc. makes any dividend or other distribution to its common shareholders or repurchases any common equity (other than a repurchase of common equity that is funded solely by proceeds of new issuances of Equity in Opal Fuels Inc.).
Upon the occurrence of an Event of Default described in subsection (i)(i), (i)(ii) or (i)(iii) of this section with respect to any Restricted Person, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may with the consent of the Majority Lenders (and upon written instructions from Majority Lenders, Administrative Agent shall), without notice to Borrower or any other Restricted Person, do either or both of the following: (1) terminate any obligation of Lenders to make Loans and any obligation of LC Issuer to issue Letters of Credit hereunder, (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement and (3) require that the Borrower Cash Collateralize the LC Obligations (in an amount equal to the 103% of the face value thereof).
Section 9.2.    Remedies. If any Event of Default shall occur and be continuing, Majority Lenders, or Administrative Agent at the direction of Majority Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including without prejudice to the Lender Parties’ other rights and remedies, the following:
(a)    declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Restricted Persons accrued hereunder, shall become due and payable immediately, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Restricted Persons; and in case of any event with respect to a Restricted Person described in Section 9.1(d), the Term Loan Commitments and Revolving Credit Commitments, any obligation of each Lender to make Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower, shall automatically become due and payable and the Borrower shall cause the LC Obligations to be Cash Collateralized in an amount equal to 103% of the face value thereof, in each case, without
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presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Restricted Persons;
(b)    suspend or terminate all Commitments to provide any further Loans hereunder;
(c)    exercise all contractual and legal rights of secured creditors in relation to the Collateral, including delivering a notice of exclusive control pursuant to any Deposit Account Control Agreement and setting off and applying all monies on deposit in any Secured Account to the satisfaction of the amount of Obligations outstanding and then due and payable; and
(d)    initiate proceedings for specific performance of any covenant or agreement contained in any Loan Document.
All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.
Section 9.3.    Application of Proceeds After Acceleration. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized), any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.17, be applied by Administrative Agent in the following order:
First, on a pro rata basis, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents (including fees and time charges for attorneys of the Agents) and amounts payable under Article III) payable to such Agents in their respective capacities as such;
Second, on a pro rata basis, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, Interest Expense and Hedge Termination Payments) payable to Lenders, LC Issuer and Lender Counterparties (including fees, charges and disbursements of counsel to the respective Lenders and LC Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, on a pro rata basis, to payment of that portion of the Secured Obligations constituting accrued and unpaid Interest Expense on the Secured Obligations, ratably among Lenders, the LC Issuer and the Lender Counterparties, in proportion to the respective amounts described in this clause Third payable to them;
Fourth, on a pro rata basis, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Hedge Termination Payments, LC Borrowings, obligations to Cash Collateralize LC Obligations pursuant to Section 2.17 and Secured Obligations then owing under Secured Cash Management Agreements, ratably among Lenders, LC Issuer, the Lender Counterparties and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Secured Obligations (other than indemnity obligations for which no claim has been made) have been paid in full, to Borrower or as otherwise required by Law;
provided that, to the extent that any Excluded Swap Obligations exist with respect to any Restricted Person, monies or Property received from such Restricted Person or from the proceeds of any Collateral provided by such Restricted Person may not be shared with the Lender Counterparties to the extent that doing so would violate the Commodity Exchange Act (but to the maximum extent allowed under applicable Law the amounts received or recovered from the other Restricted Persons will instead be
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allocated to the Lender Counterparties as necessary to achieve the overall ratable applications of monies and Property intended by this Section but for this proviso).
Subject to Section 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements, Interest Rate Hedging Agreements and Secured Commodity Hedging Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Lender Counterparty, as the case may be. Each Cash Management Bank and Lender Counterparty not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE X - Administrative Agent
Section 10.1.    Appointment and Authority. (a)  Each of the Lenders and the LC Issuer hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and neither the Borrower nor any other Restricted Person nor the Pledgor shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents (in such capacity, the “Collateral Agent”), and each of the Lenders (including in its capacities as a Cash Management Bank and Lender Counterparty) and the LC Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the LC Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Pledgor or any of the Restricted Persons to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.4, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 10.2.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or LC Issuer as any other Lender or LC Issuer and may exercise the same as though it were not the Administrative Agent and the term “Lender”, “Lenders” or “LC Issuer” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders and the LC Issuer.
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Section 10.3.    Exculpatory Provisions. The Administrative Agent and the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Arrangers, as applicable:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws;
(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the LC Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Pledgor, the Restricted Persons or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders or LC Issuer by the Administrative Agent herein;
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the LC Issuer;
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) compliance by Affiliate Lenders with the terms hereof relating to Affiliate Lenders; and
(f)    shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions or Affiliate Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or an Affiliate Lender or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution or Affiliate Lender.
Section 10.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent,
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statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.5.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 10.6.    Resignation of Administrative Agent. (a)  The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a
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successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.5(f) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.6). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and LC Issuer and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section 10.6 shall also constitute its resignation as an LC Issuer. If Bank of America resigns as an LC Issuer, it shall retain all the rights, powers, privileges and duties of an LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an LC Issuer and all LC Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.9(c). Upon the appointment by the Borrower of a successor LC Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer, (b) the retiring LC Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
Section 10.7.    Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders. Each Lender and the LC Issuer expressly acknowledges that none of the Administrative Agent nor the Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Restricted Person of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arrangers to any Lender or the LC Issuer as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the LC Issuer represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Restricted Person and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Restricted Persons. Each Lender and the LC Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or LC Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or
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LC Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the LC Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the LC Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such LC Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 10.8.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity (if any), as applicable, as the Administrative Agent, a Lender or the LC Issuer hereunder.
Section 10.9.    Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Restricted Person, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuer and the Administrative Agent) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.4, 2.9 and 11.4.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the LC Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the LC Issuer in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which the Pledgor or a Restricted Person is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a
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bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity interests thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 11.1 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section 10.10.    Collateral and Guaranty Matters. Without limiting the provisions of Section 10.9, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Lender Counterparty) and the LC Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements, Interest Rate Hedging Agreements and Secured Commodity Hedging Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Lender Counterparty shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the LC Issuer shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Restricted Person, (iii) that constitutes “Excluded Assets”, or (iv) if approved, authorized or ratified in writing in accordance with Section 11.1;
(b)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and
(c)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.1(d) and clause (d) of the definition of “Permitted Liens”.
Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Restricted Person such documents as such Restricted Person may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Restricted Person in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
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Section 10.11.    Secured Cash Management Agreements, Interest Rate Hedging Agreements and Secured Commodity Hedging Agreements. No Cash Management Bank or Lender Counterparty that obtains the benefits of Section 8.3, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements, Interest Rate Hedging Agreements and Secured Commodity Hedging Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Lender Counterparty, as the case may be.
Section 10.12.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Restricted Person, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of any Benefit Plan with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Restricted Person, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this
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Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 10.13.    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Party, whether or not in respect of a Secured Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE XI - Miscellaneous
Section 11.1.    Waivers and Amendments; Acknowledgments.
(a)    Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender Party in exercising any right, power or remedy that such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and acknowledged by the Administrative Agent, and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. Except as expressly set forth in this Agreement, no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by Borrower and the Majority Lenders or Borrower and the Administrative Agent acting at the direction of the Majority Lenders and acknowledged by the Administrative Agent; provided that (i) no amendment, waiver or consent shall, unless in writing and signed by LC Issuer in addition to the Lenders required above, affect the rights or duties of LC Issuer under this Agreement or any other Loan Document, (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document, and (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of (A) each individual Lender directly adversely affected thereby, execute and deliver on behalf of such Lender any waiver or amendment that would: (1) increase the maximum amount that such Lender is committed hereunder to lend (it being understood that waivers or modifications of any condition precedent pursuant to Article IV, any Default or Event of Default pursuant to Section 9.1, any representation or warranty set forth in Article V, any covenant set forth in Article VI or Article VII, any mandatory prepayment required pursuant to Section 2.6, and any mandatory reduction of commitments under Section 2.8 shall not constitute an increase of the commitments of any Lender for purposes of this clause (1)); (2) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Loans (it being understood that any change in the definition of any ratio used in the calculation of such rate of interest or fees (or the component definitions thereof) shall not constitute a reduction in any rate of interest of fees and it being further understood that a waiver or modification of any Default or Event of Default, any mandatory prepayment requirement and/or any mandatory Commitment reduction shall not constitute a reduction or forgiveness of principal for the purpose of this clause (2)); provided if the Majority Lenders agree to
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waive any relevant Event of Default and such waiver is effective in accordance with this Section 11.1, then only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate in connection with such waived Event of Default; (3) extend the Maturity Date or postpone any date fixed for any payment of any such fees, principal or interest (other than mandatory prepayments required pursuant to Section 2.6) (it being further understood that a waiver or modification of any Default or Event of Default, any mandatory prepayment requirement and/or any mandatory Commitment reduction shall not constitute an extension of the maturity date for purposes of this clause (3)); (4) amend the definition herein of “Majority Lenders” or otherwise change the aggregate amount of Applicable Percentages that is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents; (5) amend this Section 11.1(a), or (B) each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment that would (1) release Borrower from its obligation to pay such Lender’s Obligations or any Guarantor from its guaranty of such payment except for such releases relating to Dispositions of such Guarantor not prohibited by the Loan Documents or as otherwise permitted by this Agreement or the other Loan Documents, (2) release all or substantially all of the value of the Collateral, except for such releases relating to Dispositions of Property not prohibited by the Loan Documents or as otherwise permitted by this Agreement or the other Loan Documents, (3) subordinate, or have the effect of subordinating, the Obligations to any other Indebtedness or other obligation in right of payment or the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation or (4) modify Section 2.15 or 9.3 any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or pro rata sharing of payments otherwise required hereunder. Notwithstanding anything herein to the contrary, the Lender Parties and the Administrative Agent may (but shall not be obligated to) amend or supplement any Loan Document without the consent of any Lender Party (1) to cure any ambiguity, defect or inconsistency which is not material, (2) to make any change that would provide any additional rights or benefits to the Lenders, (3) to make, complete or confirm any grant of Collateral permitted or required by any of the Security Documents, including to secure any Permitted Indebtedness that may be secured by a Permitted Lien on the Collateral, or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Security Documents, (4) to revise any schedule to reflect any change in notice information, (5) to revise the account numbers for each of the Secured Accounts as may be necessary to reflect the replacement of the Collateral Agent or as may be required by internal procedures of the Collateral Agent, (6) to revise the name of the Collateral Agent on any UCC financing statement or other Security Document as may be necessary to reflect the replacement of the Collateral Agent or (7) to effectuate the grant of liens in connection with Indebtedness pursuant to any Permitted Indebtedness, Interest Rate Hedging Agreements or Secured Commodity Hedging Agreements. Notwithstanding the foregoing or anything to the contrary herein, the Administrative Agent shall not, waive any condition set forth in Section 4.2 without the written consent of the Majority Lenders of the applicable Class.
(b)     Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each directly adversely affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
(c)    Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender Party, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one
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hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively; provided that, solely for purposes of Section 11.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lender Parties, provided that, solely for purposes of Section 11.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default occur and exist, each Lender Party will determine in its sole and absolute discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.
Section 11.2.    Survival of Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations (other than contingent indemnification obligations not yet due and payable) are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. Notwithstanding the foregoing or anything herein to the contrary, any obligations that any Person may have under Sections 3.2, 3.4, 3.5 (including the requirements under Section 3.5(f)) and 11.4 to indemnify any Lender Party shall survive any termination of this Agreement or any other Loan Document. In addition, Articles VIII, IX and X shall survive until the termination of this Agreement. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions that are expressly made applicable to it by the terms of the various Loan Documents.
Section 11.3.    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to Borrower or any other Restricted Person, Administrative Agent or LC Issuer; to the address, facsimile number or electronic mail address specified for such person on the signature pages hereto; and
(ii)    if to any other Lender Party, to it at its address, facsimile number or electronic mail address as specified on the Lenders Schedule.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered
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through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Each of Borrower, any other Restricted Person, Administrative Agent and LC Issuer may change its address, facsimile or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender Party may change its address, facsimile or electronic mail address for notices and other communications hereunder by notice to Borrower, Administrative Agent and LC Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
(d)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Restricted Person’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(e)    Reliance by Administrative Agent, LC Issuers and Lenders. The Administrative Agent, the LC Issuers and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Borrowing Notices, Letter of Credit applications and notices of Loan prepayment) purportedly given by or on behalf of any Restricted Person even if (i) such notices
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were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Restricted Persons shall indemnify the Administrative Agent, each LC Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Restricted Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 11.4.    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. Borrower shall promptly pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of Administrative Agent (including reasonable and documented out-of-pocket fees and expenses of one outside counsel and one local counsel in each applicable jurisdiction) in connection with (1) the syndication of the credit facilities provided for herein, (2) the negotiation, preparation, execution, delivery and administration of the Loan Documents, and any and all amendments, consents, waivers or other documents or instruments relating thereto (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (4) any action reasonably required in the course of administration hereof, or (5) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions contained in this Agreement or in any Loan Document (ii) all reasonable costs and expenses incurred by LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable costs and expenses incurred by or on behalf of any Lender Party (including fees and expenses of attorneys, consultants, engineers, accountants, and other advisors, travel costs, court costs, and miscellaneous expenses) in connection with the enforcement or preservation of its rights and remedies (A) under the Loan Documents (including this Section) or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (but limited, in the case of costs of attorneys, to the reasonable and documented costs and expenses of one counsel to the Administrative Agent and the Lenders, taken as a whole and, to the extent reasonably necessary, one local counsel to such Persons taken as a whole in any relevant material jurisdiction (and, in the event of any actual conflict of interest, one additional counsel to each group of affected persons similarly situated, taken as a whole).
(b)    Indemnification. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, Liabilities, costs and related expenses (including the reasonable and documented out-of-pocket fees, charges, settlement costs and disbursements of one outside counsel and one local counsel in each applicable jurisdiction to all Indemnitees, taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Restricted Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, the transactions contemplated hereby or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, at, to, under or from any Property owned or operated by Borrower or any of its Subsidiaries, failure to comply with Environmental Law or any other environmental liability, action, claim, complaint, suit or other proceeding related in any way to Borrower or any of its Subsidiaries or the development, construction, operation or maintenance of the Qualified Projects, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Restricted Person, and regardless of whether any Indemnitee is a party thereto or (v) including, without limitation, the Indemnitee’s reliance on any Communication executed
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using an Electronic Signature, or in the form of an Electronic Record. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH, OR WILLFUL MISCONDUCT BY SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY BORROWER OR ANY OTHER RESTRICTED PERSON AGAINST AN INDEMNITEE FOR MATERIAL BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF BORROWER OR SUCH RESTRICTED PERSON HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. No Indemnitee nor any Restricted Person nor any of their respective officers, directors, employees, agents, advisors or representatives shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document (other than, solely with respect to any Restricted Person, in respect of any such damages incurred or paid by an Indemnitee to a third party unaffiliated with such Indemnitee). This Section 11.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that any Restricted Person for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.15.
(d)    Waiver of Consequential Damages; Unintended Use. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d) shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless such damages are determined by a court of competent jurisdiction by final nonappealable judgment to have resulted from such Indemnitee’s gross negligence, bad faith, or willful misconduct.
(e)    Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.
Section 11.5.    Successors and Assigns; Joint and Several Liability.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Restricted Person may assign or otherwise transfer any
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of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:
(i)    except in the case of (A) an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, (B) in the case of the Term Loan Commitment or Term Loans, an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender or (C) an assignment of Revolving Credit Commitment or Revolving Loans other than to a Revolving Lender, the aggregate amount of the Loans and the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal amount of the Loans subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless the Administrative Agent consents otherwise;
(ii)    so long as no Event of Default has occurred and is continuing, Borrower consents to such assignment (each such consent not to be unreasonably withheld or delayed; provided that, in the event that the Borrower has failed to respond to a request for approval within 5 Business Days, such approval will be deemed to be granted) unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(iii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned;
(iv)    unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) each assignment must be approved by Administrative Agent and, in the case of assignment of Commitments, the LC Issuer, in each case, such approval not to be unreasonably withheld or delayed;
(v)    the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption and a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in form satisfactory to Administrative Agent; and
(vi)    no such assignment shall be made (A) to Parent, any Restricted Person or any Affiliates or Subsidiaries of Parent or any Restricted Person, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection(c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the
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assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits, and subject to the requirements, of Sections 3.2, 3.4, 3.5 and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of Lenders and the Applicable Percentages of, and principal amount of (and stated interest on) the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and each Lender Party shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice. The Register (and the Participant Register) is intended to cause each Commitment and each Loan to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) aI881(c)(2) of the Internal Revenue Code.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent or LC Issuer, sell participations to any Person (other than a natural person, a Defaulting Lender, a Disqualified Institution (unless (i) the Borrower has consented to such participation or (ii) an Event of Default under Section 9.1(a), Section 9.1(b) or Section 9.1(i) has occurred and is continuing (and in respect of an Event of Default under Section 9.1(a) or Section 9.1(b), such Event of Default has remained outstanding for 90 days or more)), Parent or Borrower, or any of Parent’s or Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agents, the Lenders and LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan, Letter of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. Each Participant Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 11.1(a) that affects such Participant.
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Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Sections 3.2, 3.4 and 3.5 (including the requirements under Section 3.5(f)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.5.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.2 and 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent or except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.5(f) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Joint and Several Liability. All Obligations that are incurred by two or more Restricted Persons shall be their joint and several obligations and Liabilities.
(h)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment Liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(i)    Affiliate Lender Assignments. Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Affiliate Lender, but only if:
(i)    any Affiliate Lender shall identify itself in writing as such and shall represent and warrant that the requirements set forth in clause (iv) below are satisfied and the assigning Lender and Affiliate Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an Assignment and Assumption;
(ii)    no Affiliate Lender shall have the right to (x) receive information, reports or other materials provided solely to Lenders by the Administrative Agent or any other Lender, except to the extent made available to the Borrower, (y) attend or participate in meetings attended solely by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financials advisors of the Administrative Agent or the Lenders;
(iii)    (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purposes of any direction to the Administrative Agent or any Lender
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to undertake any action (or refrain from taking any action) under the Loan Documents, each Affiliate Lender will be deemed to have consented in the same proportion as the Term Loan Lenders that are not Affiliate Lenders consented to such matter, unless such matter requires the consent of all or all affected Lenders or adversely affects such Affiliate Lender more than other Term Loan Lenders in any material respect and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Law, each Affiliate Lender will agree not to vote on such plan (and if such Affiliate Lender does vote on such plan, that such vote will be deemed not to be in good faith and will be “designated” pursuant to applicable Debtor Relief Laws, and will not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with applicable Debtor Relief Laws);
(iv)    the aggregate principal amount of Term Loans held at any one time by Affiliate Lenders may not exceed 20% of the then aggregate outstanding principal amount of all Term Loans (after giving effect to any substantially simultaneous cancellation thereof);
(v)    no Affiliate Lender, in its capacity as such, will be entitled to challenge the attorney client privilege of the respective counsel of the Administrative Agent or any other Lender; and
(j)    Notwithstanding anything to the contrary herein, any Affiliate Lender that has purchased Term Loans pursuant to this Section 11.5(i) may in its sole discretion, contribute, directly or indirectly, the principal amount of such Term Loans or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguishing such Term Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (y) the Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.
(k)    Disqualified Institutions.
(i)    No assignment shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless (a) the Borrower has consented to such assignment as otherwise contemplated by this Section 11.5 or (b) an Event of Default under Section 9.1(a), Section 9.1(b) or Section 9.1(i) has occurred and is continuing (and in respect of an Event of Default under Section 9.1(a) or Section 9.1(b), such Event of Default has remained outstanding for 90 days or more), in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (k)(i) shall not be void, but the other provisions of this clause (k) shall apply.
(ii)    If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (k) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and
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delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.5), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.5(b)(iv), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”), including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.
Section 11.6.    Confidentiality. Each of the Agents and the Lenders and LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap transaction relating to Borrower and its obligations, (g) with the consent of Borrower (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, any Lender, LC Issuer or any of their respective Affiliates on a nonconfidential basis from a
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source other than a Restricted Person or (i) (A) to any rating agency in connection with rating the Borrower or its Subsidiaries or the Revolving Loan or Revolving Credit Commitment or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Loan or Revolving Credit Commitment. In addition, the Agents, the LC Issuers and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any LC Issuer or Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent, any Lender or LC Issuer on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 11.7.    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; SERVICE OF PROCESS.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Any legal action or proceeding with respect to this Agreement or any other Loan Document shall, except as provided in paragraph (d) below, be brought in the courts of the State of New York in the County of New York or of the United States for the Southern District of New York sitting in the County of New York and any appellate court from any thereof and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any jurisdiction, including by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.
(c)    Each party hereto hereby irrevocably waives any objection that it may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York sitting in the County of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(d)    Nothing in this Section 11.7 shall limit the right of the Secured Parties to refer any claim against the Borrower to any court of competent jurisdiction outside of the State of New York, nor shall the taking of proceedings by any Secured Party before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.
(e)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 11.8.    Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law. Without limiting the foregoing provisions of this Section 11.8, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in
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good faith by Administrative Agent or LC Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 11.9.    Electronic Execution; Electronic Records; Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any LC Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Restricted Persons and each of the Administrative Agent, and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any LC Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and/or each LC Issuer has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Restricted Person and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
Neither the Administrative Agent nor any LC Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or any LC Issuer’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and any LC Issuer shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
    113    [OPAL Fuels Credit Agreement]

Each of the Restricted Persons and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent and each Lender Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Restricted Persons to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 11.10.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.11.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, Borrower and each other Restricted Person acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, each other Restricted Person and their respective Affiliates, on the one hand, and Administrative Agent and the Lenders, on the other hand, and Borrower and each other Restricted Person is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, any other Restricted Person or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Agents nor Lenders has assumed nor will assume an advisory, agency or fiduciary responsibility in favor of Borrower or any other Restricted Person with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising Borrower, any other Restricted Person or any of their respective Affiliates on other matters) and none of the Agents nor Lenders has any obligation to Borrower, any other Restricted Person or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents and Lenders and each of their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Restricted Persons and their respective Affiliates, and no Agent nor Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents and Lenders will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of Borrower and the other Restricted Persons has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. EACH OF BORROWER AND THE OTHER RESTRICTED PERSONS HEREBY WAIVES AND RELEASES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIMS THAT IT
    114    [OPAL Fuels Credit Agreement]

MAY HAVE AGAINST THE AGENTS AND THE LENDERS WITH RESPECT TO ANY BREACH OR ALLEGED BREACH OF AGENCY OR FIDUCIARY DUTY.
Section 11.12.    USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and each other Restricted Person that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)), it is required to obtain, verify and record information that identifies Borrower and each other Restricted Person, which information includes the name and address of Borrower and each other Restricted Person and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and each other Restricted Person in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower and each other Restricted Person shall, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.
Section 11.13.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.
Section 11.14.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, LC Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Restricted Person against any and all of the obligations of Borrower or such Restricted Person now or hereafter existing under this Agreement or any other Loan Document to such Lender or LC Issuer, irrespective of whether or not such Lender or LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Restricted Person may be contingent or unmatured or are owed to a branch or office of such Lender or LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a
    115    [OPAL Fuels Credit Agreement]

statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, LC Issuer and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuer or its respective Affiliates may have. Each Lender and LC Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.15.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for the Interest Rate Hedging Agreements, Secured Commodity Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(i)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(ii)    As used in this Section 11.15, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(A)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(B)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(C)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
    116    [OPAL Fuels Credit Agreement]

Section 11.16.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section 11.16 shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate):
Section 11.17.    ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS. THE PARTIES HERETO AGREE THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.
[The remainder of this page is intentionally left blank]

    117    [OPAL Fuels Credit Agreement]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.
BORROWER:

OPAL FUELS INTERMEDIATE HOLDCO LLC,
as Borrower

By:        /s/ Ann Anthony
    Name: Ann Anthony
    Title: Chief Financial Officer

Address:

OPAL Fuels Intermediate HoldCo LLC
One North Lexington Avenue
Suite 1450
White Plains, NY 10601
Attention: Tom Plant
Telephone: 914-421-4915
Facsimile: 914-421-0052
Electronic Mail: tplant@opalfuels.com

With a copy to:

OPAL Fuels Intermediate HoldCo LLC
One North Lexington Avenue
Suite 1450
White Plains, NY 10601
Attention: Ann Anthony
Telephone: 302-803-9012
Facsimile: 914-421-0052
Electronic Mail: aanthony@opalfuels.com

And

noticeofficer@opalfuels.com

[Signature Page to OPAL Fuels Credit Agreement]

GUARANTORS:

OPAL FUELS STATION SERVICES LLC,
OPAL FUEL SERVICES LLC,
OPAL ENVIRONMENTAL CREDIT MARKETING LLC,
OPAL STATION HOLDINGS LLC,
OPAL STATION SERVICES LLC,
OPAL DISPENSING LLC,
OPAL RENEWABLE POWER HOLDCO I LLC,
OPAL RENEWABLE POWER LLC,
ALBANY ENERGY LLC,
ARBOR HILLS ENERGY LLC,
C&C ENERGY LLC,
CMS CHARLOTTE ENERGY LLC,
CONCORD ENERGY LLC,
FALL RIVER RENEWABLE POWER LLC,
MIRAMAR ENERGY LLC,
MM LOPEZ ENERGY LLC,
MM SAN DIEGO LLC,
MM TAUNTON ENERGY LLC,
MM WEST COVINA LLC,
NEO ALBANY, L.L.C.,
NEO LOPEZ CANYON LLC,
NEO SAN DIEGO LLC,
NEO TAUNTON LLC,
NEO WEST COVINA LLC,
PIONEER CROSSING ENERGY LLC,
PORT CHARLOTTE ENERGY LLC,
PRINCE WILLIAM HOLDINGS LLC,
MM PRINCE WILLIAM ENERGY LLC,
NEO PRINCE WILLIAM, LLC,
PRINCE WILLIAM ENERGY LLC,
RICHMOND ENERGY LLC,
SAN MARCOS ENERGY LLC,
SANTA CRUZ ENERGY LLC,
SYCAMORE ENERGY LLC,
SYCAMORE ENERGY 1 LLC,
SYCAMORE ENERGY 2 LLC,
OPAL FUELS RNG HOLDCO I LLC,
BEACON HOLDCO LLC,
BEACON RNG LLC,
BEACON RNG ACQUISITION LLC, and
BEACON LANDFILL GAS HOLDINGS LLC,
as Guarantors
By:        /s/ Ann Anthony
    Name: Ann Anthony
    Title: Chief Financial Officer
Address:

OPAL Fuels Intermediate HoldCo LLC,
One North Lexington Avenue
Suite 1450
White Plains, NY 10601
Attention: Tom Plant
Telephone: 914-421-4915
[Signature Page to OPAL Fuels Credit Agreement]

Facsimile: 914-421-0052
Electronic Mail: tplant@opalfuels.com

With a copy to:

OPAL Fuels Intermediate HoldCo LLC,
One North Lexington Avenue
Suite 1450
White Plains, NY 10601
Attention: Ann Anthony
Telephone: 302-803-9012
Facsimile: 914-421-0052
Electronic Mail: aanthony@opalfuels.com

And

noticeofficer@opalfuels.com
[Signature Page to OPAL Fuels Credit Agreement]

GUARANTORS:

GREENTREE LANDFILL GAS COMPANY, LLC,
IMPERIAL LANDFILL GAS COMPANY, LLC,
NEW RIVER HOLDCO LLC,
NEW RIVER RNG LLC,
PINE BEND HOLDCO LLC,
NOBLE ROAD HOLDCO LLC,
POLK COUNTY RNG LLC and
PRINCE WILLIAM RNG LLC,
as Guarantors

By:        /s/ Ann Anthony
    Name: Ann Anthony
    Title: Chief Financial Officer

Address:

OPAL Fuels Intermediate HoldCo LLC,
One North Lexington Avenue
Suite 1450
White Plains, NY 10601
Attention: Tom Plant
Telephone: 914-421-4915
Facsimile: 914-421-0052
Electronic Mail: tplant@opalfuels.com

With a copy to:

OPAL Fuels Intermediate HoldCo LLC,
One North Lexington Avenue
Suite 1450
White Plains, NY 10601
Attention: Ann Anthony
Telephone: 302-803-9012
Facsimile: 914-421-0052
Electronic Mail: aanthony@opalfuels.com

And

noticeofficer@opalfuels.com

[Signature Page to OPAL Fuels Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:        /s/ Teresa Weirath
    Name: Teresa Weirath
    Title: Vice President
[Signature Page to OPAL Fuels Credit Agreement]

BANK OF AMERICA, N.A., as Collateral Agent

By:        /s/ Teresa Weirath
    Name: Teresa Weirath
    Title: Vice President
[Signature Page to OPAL Fuels Credit Agreement]

AA INFRASTRUCTURE FUND 1 LTD. as Lender
By: Apollo Insurance Solutions Group LP, its
Investment Manager
By: Apollo Credit Management, LLC, its Sub-Advisor

By:        /s/ William B. Kuesel
    Name: William B. Kuesel
    Title: Vice President
[Signature Page to OPAL Fuels Credit Agreement]

Ares Capital Corporation, as a Lender

By:        /s/ Mark Affolter
    Name: Mark Affolter
    Title: Authorized Signatory
[Signature Page to OPAL Fuels Credit Agreement]

ATC AGGREGATOR (B), L.P. as a Lender
By: Apollo Clean Transition Capital Advisors, L.P., its general partner
By: ACTC Advisors GP, LLC, its general partner
By: APH Holdings (DC), L.P., its general partner
By: Apollo Principal Holdings IV GP, Ltd., its general partner

By:        /s/ William B. Kuesel
    Name: William B. Kuesel
    Title: Vice President

[Signature Page to OPAL Fuels Credit Agreement]

Bank of America, N.A., as a Lender

By:        /s/ Christopher DiBiase
    Name: Christopher DiBiase
    Title: Director
[Signature Page to OPAL Fuels Credit Agreement]

Bank of Montreal, as a Lender

By:        /s/ Darren Thomas
    Name: Darren Thomas
    Title: Director

[Signature Page to OPAL Fuels Credit Agreement]

BankUnited, N.A., as a Lender

By:        /s/ Arthur Rhatigan
    Name: Arthur Rhatigan
    Title: SVP

[Signature Page to OPAL Fuels Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:        /s/ Sydney G. Dennis
    Name: Sydney G. Dennis
    Title: Director

[Signature Page to OPAL Fuels Credit Agreement]

CELTIC BANK CORPORATION, as a Lender

By:        /s/ Teralea Monroe
    Name: Teralea Monroe
    Title: Vice President
[Signature Page to OPAL Fuels Credit Agreement]

CITIBANK, N.A., as a Lender

By:        /s/ Derrick Lenz
    Name: Derrick Lenz
    Title: Director/Authorized Signatory
[Signature Page to OPAL Fuels Credit Agreement]

Customers Bank, as a Lender

By:        /s/ Eugene Kennedy
    Name: Eugene Kennedy
    Title: EVP, Managing Director
[Signature Page to OPAL Fuels Credit Agreement]

ICBC Standard Bank Plc, as a Lender

By:        /s/ D.L. Spurr
    Name: D.L. Spurr
    Title: Authorised Signatory

By:        /s/ Robert A. Christensen
    Name: Robert A. Christensen
    Title: Managing Director

[Signature Page to OPAL Fuels Credit Agreement]

INVESTEC BANK PLC, as a Lender

By:        /s/ Steven Cowland
    Name: Steven Cowland
    Title: Authorised Signatory

By:        /s/ Shelagh Kirkland
    Name: Shelagh Kirkland
    Title: Authorised Signatory

[Signature Page to OPAL Fuels Credit Agreement]

JPMorgan Chase Bank N.A., as a Lender

By:        /s/ Anca Loghin
    Name: Anca Loghin
    Title: Authorized Officer
[Signature Page to OPAL Fuels Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:        /s/ Michael King
    Name: Michael King
    Title: Vice President
[Signature Page to OPAL Fuels Credit Agreement]

BANK OF AMERICA, N.A., as LC Issuer

By:        /s/ Victor F. Cruz
    Name: Victor F. Cruz
    Title: Director
[Signature Page to OPAL Fuels Credit Agreement]

BARCLAYS BANK PLC, as an LC Issuer

By:        /s/ Sydney G. Dennis
    Name: Sydney G. Dennis
    Title: Director

[Signature Page to OPAL Fuels Credit Agreement]